As filed with the Securities and Exchange Commission on June 8, 2018.

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANK CORPORATION

(Name of Registrant as specified in its charter)

Florida	6022	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1101 First Street South, Winter Haven, Florida 33880

(863) 293-2600

(Address and telephone number of principal executive offices)

Beth S. DeSimone

Executive Vice President and General Counsel

CenterState Bank Corporation

1101 First Street South, Winter Haven, Florida 33880

(863) 293-2600

(Name, address and telephone number of agent for service)

With copies to:

Neil Grayson John Jennings Nelson Mullins Riley & Scarborough LLP 104 S. Main Street, Suite 900 Greenville, SC 29601 (864) 250-2300	Robert L. Johnson Chairman and Chief Executive Officer Charter Financial Corporation 1233 O.G. Skinner Drive West Point, GA 31833 (706) 645-1391	Mark Kanaly Lesley Solomon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7975

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock $0.01 par value	11,936,548 shares	Not applicable	$362,786,947	$45,166.97

(1)

Represents the estimated maximum number of full shares issuable upon consummation of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. In the event the number of shares of common stock required to be issued to consummate the merger described herein is increased after the date this registration statement is declared effective, CenterState Bank Corporation will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act. The proposed maximum offering price was calculated by multiplying (i) 16,174,184, the estimated number of shares of Charter Financial Corporation common stock to be received by the Registrant or cancelled upon completion of the merger, including 15,139,808 shares of common stock (including 84,732 shares of restricted stock), and 1,034,376 shares of common stock reserved for issuance upon the exercise of exercisable outstanding stock options by (ii) $24.73, the average of the high and low prices per share of Charter Financial Corporation common stock as reported on the NASDAQ Stock Market on June 4, 2018, less (iii) $37,200,623.20, the estimated aggregate amount of cash expected to be paid by the Registrant in exchange for shares of Charter Financial Corporation common stock.

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION DATED JUNE 8, 2018.

CENTERSTATE BANK CORPORATION	CHARTER FINANCIAL CORPORATION

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Charter Stockholders:

Charter Financial Corporation (“Charter”) and CenterState Bank Corporation (“CenterState”) entered into an Agreement and Plan of Merger dated April 24, 2018 that provides for the combination of the two companies. Pursuant to the merger agreement, Charter will merge with and into CenterState, with CenterState as the surviving company (the “merger”). Immediately thereafter, Charter’s direct wholly-owned subsidiary, CharterBank, will be merged with and into CenterState’s direct wholly-owned subsidiary, CenterState Bank, N.A. (“CenterState Bank”), with CenterState Bank being the surviving subsidiary bank of CenterState (the “bank merger”). Before the merger can be completed, Charter stockholders must approve the merger. This proxy statement/prospectus contains information about CenterState, Charter, the merger agreement, the proposed merger and the special meeting of the stockholders of Charter, and we encourage you to read carefully this proxy statement/prospectus before voting.

In the merger, each share of Charter common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) 0.738 shares (the “exchange ratio”) of CenterState common stock (the “stock consideration”), and (ii) a cash amount equal to $2.30 (the “cash consideration” and, together with the stock consideration, the “merger consideration”) plus any cash dividends payable with respect to shares of the CenterState common stock that are payable to CenterState shareholders of record as of any date on or after the closing date, provided that cash will be paid in lieu of fractional shares as provided in the merger agreement.

Charter may terminate the merger agreement if the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration by (i) increasing the exchange ratio or (ii) paying additional cash consideration as determined by a formula outlined in the merger agreement, as discussed in further detail on pages 93 and 107 of this proxy statement/prospectus.

Although the number of shares of CenterState common stock that Charter stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of CenterState common stock and will not be known at the time Charter stockholders vote on the merger. Based on the closing price of CenterState common stock on the Nasdaq Stock Market on April 24, 2018, the last full trading day before the public announcement of the merger, of $27.72, the 0.738 per share stock consideration plus the $2.30 per share cash consideration represented approximately $22.76 in value for each share of Charter common stock. Based on the closing stock price of CenterState common stock on the Nasdaq Stock Market on June 6, 2018, a date shortly before the date of this proxy statement/prospectus, of $31.49, the value of the merger consideration was $25.54 per share of Charter common stock. We urge you to obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Stock Market under the symbol “CSFL.” Charter common stock is traded on the Nasdaq Stock Market under the symbol “CHFN.”

The merger cannot be completed unless all necessary regulatory approvals are obtained and the requisite approval of the stockholders of Charter is obtained.

At the special meeting of Charter stockholders to be held on [●], 2018, holders of Charter common stock will be asked to consider and vote upon (1) a proposal to approve the merger, (2) a proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger, and (3) a proposal to adjourn or postpone the Charter special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger. Approval of the merger requires the affirmative vote of the majority of the outstanding shares of Charter entitled to vote at the special meeting. The proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to Charter named executive officers in connection with the merger, and the proposal to adjourn or postpone the Charter special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger both require the affirmative vote of a majority of the votes cast at the special meeting.

The Charter special meeting will be held at Charter’s executive offices located at 1233 O.G. Skinner Drive, West Point, Georgia 31833, on [●], 2018, at [●] [a.m./p.m.], Eastern Time, subject to any adjournment or postponement thereof.

Each of CenterState and Charter expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” with the result that the Charter common stock exchanged for CenterState common stock will generally be tax-free and the Charter common stock exchanged for cash will generally be taxable as capital gain.

Whether or not you plan to attend the Charter special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by telephone, over the Internet, or by following the voting instructions included in the enclosed proxy card. Even if you vote by telephone, Internet or return the proxy card in advance of the special meeting, you may attend the special meeting and vote your shares in person.

The board of directors of Charter has determined that the merger is advisable, fair to, and in the best interests of the stockholders of Charter, has unanimously approved the merger and unanimously recommends that its stockholders vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to Charter named executive officers in connection with the merger, and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval of the merger.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meetings and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 36 and which discusses the risks relating to the proposed merger.

On behalf of the boards of directors of CenterState and Charter, thank you for your prompt attention to this important matter.

Sincerely,

/s/ John C. Corbett	/s/ Robert L. Johnson
John C. Corbett	Robert L. Johnson
President and Chief Executive Officer	Chairman and Chief Executive Officer
CenterState Bank Corporation	Charter Financial Corporation

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of CenterState or Charter, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2018, and is being first mailed to stockholders of Charter on or about [●], 2018.

CHARTER FINANCIAL CORPORATION

1233 O.G. SKINNER DRIVE

WEST POINT, GA 31833

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2018

To the Stockholders of Charter Financial Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Charter Financial Corporation (“Charter”) will be held at the offices of Charter at 1233 O.G. Skinner Drive on [●], 2018, at [●].m. local time, for the following purposes:

1.

Approve Merger. To consider and vote upon a proposal to approve the merger of Charter with and into CenterState Bank Corporation (“CenterState”), with CenterState as the surviving company, referred to herein as the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated April 24, 2018, as it may be amended from time to time (“merger agreement”), by and between Charter and CenterState (the “merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

2.

Approve Compensation. To consider and vote upon a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger (the “compensation proposal”).

3.

Adjourn or Postpone the Special Meeting. To consider and vote upon any proposal of the Charter board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the adjournment proposal”).

4.	Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

No other business may be conducted at the Charter special meeting. We have fixed the close of business on [●], 2018 as the record date for the special meeting. Only Charter stockholders of record on that date are entitled to notice of, and to vote at, the special meeting. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Charter common stock. Approval of the compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast at the special meeting.

The attached proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read carefully the proxy statement/prospectus, including any document incorporated by reference and its appendices.

Your vote is very important. We cannot complete the merger unless Charter stockholders approve the merger proposal.

You are cordially invited to attend the special meeting in person. Please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Charter shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying proxy statement/prospectus.

The Charter board of directors has determined that the merger is advisable, fair to, and in the best interest of, Charter and its stockholders. The Charter board of directors unanimously recommends that Charter stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

/s/ William C. Gladden

William C. Gladden

Corporate Secretary

[●], 2018

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE CHARTER SPECIAL MEETING, PLEASE VOTE OVER THE INTERNET, BY TELEPHONE, OR BY COMPLETING, DATING, AND SIGNING THE ENCLOSED FORM OF PROXY AND RETURNING IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE CHARTER SPECIAL MEETING.

WHERE YOU CAN FIND MORE INFORMATION

CenterState has filed a registration statement on Form S-4 to register the distribution of the shares of CenterState common stock to holders of Charter common stock in connection with the merger. This proxy statement/prospectus is a part of that registration statement on Form S-4 and constitutes a prospectus of CenterState and a proxy statement of Charter for the Charter special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement on Form S-4 or in the exhibits or schedules to the registration statement on Form S-4.

Both CenterState and Charter also file reports, proxy statements and other business and financial information, as applicable, with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that CenterState or Charter files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, CenterState and Charter file reports and other business and financial information, as applicable, with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain the documents CenterState and Charter file with the SEC free of charge, by accessing CenterState’s website at www.centerstatebanks.com or Charter’s website at www.charterbk.com. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites, obtained by written request from CenterState or Charter as described below, or filed with the SEC is not a part of this proxy statement/prospectus. Copies of these documents can also be obtained, free of charge, by directing a written request to:

CenterState Bank Corporation 1101 First Street South Winter Haven, Florida 33880 Attn: Corporate Secretary	Charter Financial Corporation 1233 O.G. Skinner Drive West Point, GA 31833 Attn: Corporate Secretary

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete and are qualified in their entirety by reference to the actual contract or other documents. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about CenterState and Charter that is not included in or delivered with this document, including incorporating by reference documents that CenterState and Charter have previously filed with the SEC. These documents contain important information about CenterState, Charter and their financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written request to CenterState and Charter at the addresses listed above.

To obtain timely delivery of these documents, you must request them no later than [•], 2018 in order to receive them before the Charter Special Meeting.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. CenterState supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to CenterState, and Charter supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Charter.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Charter stockholders nor the issuance of CenterState common stock in the merger shall create any implication to the contrary.

No person has been authorized to give any information or make any representation about the merger or CenterState Bank Corporation or Charter Financial Corporation that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

i

ii

LEGAL MATTERS	120

EXPERTS	120

FUTURE SHAREHOLDER PROPOSALS	120

OTHER MATTERS	120

DOCUMENTS INCORPORATED BY REFERENCE	121

Appendix A -	Agreement and Plan of Merger dated April 24, 2018 by and between CenterState Bank Corporation and Charter Financial Corporation
Appendix B -	Opinion of Sandler O’Neill & Partners, L.P.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Charter special meeting and the merger. We urge you to read carefully the remainder of this proxy statement/prospectus (including the risk factors beginning on page 36) because the information in this section does not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement/prospectus?

A:

The Charter board of directors is using this proxy statement/prospectus to solicit proxies of Charter stockholders pursuant to the Agreement and Plan of Merger, dated April 24, 2018, entered into between CenterState and Charter, which we refer to as the merger agreement, and provides for the merger of Charter with and into CenterState. Immediately thereafter, in the bank merger, Charter’s wholly owned subsidiary bank, CharterBank, will be merged with and into CenterState’s wholly owned subsidiary, CenterState Bank, with CenterState Bank being the surviving subsidiary bank of CenterState. Under applicable law, the stockholders of Charter must vote to approve the merger. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A. Charter will hold a special meeting of stockholders to obtain this approval.

This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting of Charter stockholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the meeting in person.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why does Charter want to merge?

A:

We believe the combination of CenterState and Charter will create one of the leading and most profitable community banking franchises headquartered in the Southeast with branches throughout the State of Florida, as well as in the Atlanta, Georgia MSA, and along the I-85 corridor south of Atlanta in Georgia and Alabama. The Charter board of directors has determined that the merger is advisable, fair to, and in the best interests of, Charter and its stockholders. You should review the reasons for the merger described in greater detail under “The Merger — Recommendation of the Charter Board of Directors and Reasons for the Merger.”

Q:	What consideration will Charter stockholders receive in the merger?

A:

If the merger is completed, each share of Charter common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) 0.738 shares of CenterState common stock and (ii) a cash amount equal to $2.30 plus any cash dividends payable to CenterState shareholders of record as of any date on or after the closing date of the merger and any cash in lieu of any fractional shares of CenterState common stock as specified below.

However, the foregoing does not apply to any shares of Charter common stock held as treasury stock or owned by CenterState, CenterState Bank or CharterBank or by any of their respective subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted).

No holder of Charter common stock will be issued fractional shares of CenterState common stock in the merger. Each holder of Charter common stock who would otherwise have been entitled to receive a fraction of a share of CenterState common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of CenterState common stock, rounded to the nearest one hundredth of a share, multiplied by a calculation of an average of CenterState’s stock price as set forth in the merger agreement.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of CenterState common stock. In the merger, holders of Charter common stock will receive a fraction of a share of CenterState common stock for each share of Charter common stock they hold plus a fixed amount of cash consideration. Any fluctuation in the market price of CenterState common stock after the date of this proxy statement/prospectus will change the value of the shares of CenterState common stock that Charter stockholders will receive and the total value of the consideration received in the merger. Based on the closing price of CenterState common stock on the Nasdaq Stock Market (“NASDAQ”) on April 24, 2018, the last full trading day before the public announcement of the merger, of $27.72, the value of the merger consideration was $22.76 per share of Charter common stock. Based on the closing stock price of CenterState common stock on the Nasdaq Stock Market on June 6, 2018, a date shortly before the date of this proxy statement/prospectus, of $31.49, the value of the merger consideration was $25.54 per share of Charter common stock. The market prices of both CenterState common stock and Charter common stock will likely fluctuate before the merger is completed. We urge you to obtain current market quotations for shares of CenterState common stock and Charter common stock.

Q:	What will happen if the trading price of CenterState common stock changes significantly prior to completion of the merger?

A:

Because the merger consideration is fixed, CenterState and Charter agreed to include provisions in the merger agreement by which Charter would have an opportunity to terminate the merger agreement if the CenterState average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration by (i) increasing the exchange ratio or (ii) paying additional cash consideration as determined by a formula outlined in the merger agreement, as discussed in further detail on pages 93 and 107.

Q:	How will the merger impact Charter stock option awards?

A:

If the merger is completed, each option to acquire shares of Charter common stock which is then outstanding will automatically become vested and will be terminated and cancelled in exchange for the right of the holder of such option to receive a cash payment from CenterState equal to (i) the number of shares of Charter common stock underlying such option times (ii) $23.00 minus the exercise per share under such option. Charter had a total of 1,530,517 stock options outstanding at June 1, 2018, of which 1,289,936 were vested and 240,581 were not vested.

Q:	How will the merger impact Charter restricted stock awards?

If the merger is completed, each share of restricted stock of Charter which is then outstanding will fully vest and will represent the right to receive the same merger consideration that other Charter stockholders are entitled to receive.

Q:	What will CenterState’s shareholders receive in the merger?

A:

If the merger is completed, CenterState’s shareholders will not receive any merger consideration and will continue to hold the shares of CenterState common stock that they currently hold. Following the merger, the shares of CenterState’s common stock will continue to be traded on NASDAQ under the symbol “CSFL.”

Q:	What will happen to CharterBank following the merger?

A:	Immediately following the merger, CharterBank will be merged with and into CenterState Bank, with CenterState Bank being the surviving subsidiary bank of CenterState.

Q:	Does the board of directors of Charter support the merger?

A:

Yes. The board of directors of Charter has consulted with management and its advisors and has unanimously determined that the merger is fair to, and in the best interests of, Charter and its stockholders.

Q:	What are holders of Charter common stock being asked to vote on?

A:

Holders of Charter common stock are being asked to vote (1) to approve the merger on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”), (2) to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger (the “compensation proposal”) and (3) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger (the “adjournment proposal”).

Q:	How does Charter’s board of directors recommend that I vote at the special meeting?

A:	Charter’s board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	When and where is the special meeting of Charter stockholders?

A:	The Charter Special Meeting will take place on [●], 2018, at [●], local time, at the offices of Charter at 1233 O.G. Skinner Drive, West Point, Georgia 31833.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All Charter stockholders as of the record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Charter special meeting. Holders of record of Charter common stock can vote in person at the Charter special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Charter special meeting. If you plan to attend the Charter special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Charter reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Charter special meeting is prohibited without express written consent. Even if you plan to attend the special meeting, Charter encourages you to vote by proxy through the mail, telephone or Internet so your vote will be counted if you later decide not to attend the special meeting.

Q:	Who can vote at the special meeting of Charter stockholders?

A:	You can vote at the Charter special meeting if you own shares of Charter common stock at the close of business on [●], 2018, the record date for the Charter special meeting.

Q:	What vote is required by Charter stockholders to approve the proposals at the Charter special meeting?

A:

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of Charter common stock outstanding on the record date. Approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Charter stockholders will have one vote for each share of Charter common stock owned by them.

Q:	What will happen if Charter stockholders do not approve the compensation proposal or the adjournment proposal at the special meeting?

A:

Approval of the compensation proposal or the adjournment proposal is not a condition to completion of the merger. The vote on the compensation proposal is an advisory vote and will not be binding on Charter (or the combined company that results from the merger) regardless of whether the merger is approved. Accordingly, because Charter is contractually obligated to pay the compensation, if the merger is approved and consummated, it is expected that the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

If the adjournment proposal is not approved, then the Charter board of directors will not be permitted to adjourn or postpone the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Q:	Are participants in the CharterBank Employee Stock Ownership Plan able to vote?

A:

Yes. Participants in the CharterBank Employee Stock Ownership Plan (the “ESOP”) will each receive a Voting Instruction Form that reflects all of the shares that the participant may direct the ESOP trustee to vote on his or her behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shared held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Charter common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of Charter common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

Q:	Are participants in the CharterBank 401(k) Plan able to vote?

A:

Yes. Participants in the CharterBank 401(k) Plan (the “401(k) Plan”) who have purchased shares of Charter common stock with their 401(k) accounts via a self-directed brokerage account will receive a Voting Instruction Form that will allow them to directly vote their shares in the 401(k) Plan.

Q:	What do holders of Charter common stock need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to the approval of the merger proposal, approval of the compensation proposal and approval of the adjournment proposal. When complete, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the Charter special meeting. Alternatively, you may also vote by using the telephone or Internet voting procedures provided in this proxy statement/prospectus. Your proxy card must be received prior to the special meeting on [●], 2018 in order to be counted.

Q:	Do Charter directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:

Yes. In considering the recommendation of the Charter board of directors with respect to the merger agreement, you should be aware that Charter’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Charter’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of Charter’s stockholders include but are not limited to, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, the receipt of a cash payment in exchange for stock options and the receipt of the merger consideration in exchange for shares of restricted stock held by executive officers and directors and the payment of change in control payments and employment agreement payments to certain executives.

Q:	What if I abstain from voting, fail to authorize a proxy or vote in person or fail to instruct my bank or broker how to vote?

A:

If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or vote in person at the Charter special meeting, or fail to instruct your bank or broker how to vote, it (i) will have the same effect as voting your shares against approving the merger proposal, (ii) will have no effect on the compensation proposal and (iii) will have no effect on the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	If I am a Charter stockholder, can I change or revoke my vote?

A:

Yes. You may revoke any proxy at any time before it is voted by sending a written notice to the corporate secretary of Charter, which is received prior to the exercise of the proxy, stating that you would like to revoke your proxy or you may complete and submit a new proxy card. In addition, you may vote again using the telephone or Internet voting procedures provided in this proxy statement/prospectus. You may also attend the Charter special meeting and vote in person, which will have the effect of revoking any earlier votes. However, simply attending the Charter special meeting will not revoke your proxy.

Q:	If I am a holder of Charter common stock with shares represented by stock certificates, should I send in my Charter stock certificates now?

A:

No. You should not send in your Charter stock certificates at this time. After completion of the merger, CenterState will cause instructions to be sent to you for exchanging Charter stock certificates for shares of CenterState common stock in book-entry form, the cash consideration and cash to be paid in lieu of a fractional share of CenterState common stock. The shares of CenterState common stock that Charter stockholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Charter common stock in book-entry form?

A:

Other than completing and delivering a letter of transmittal to CenterState’s exchange agent after the completion of the merger, you are not required to take any specific actions if you hold your shares of Charter common stock in book-entry form. After the completion of the merger, shares of Charter common stock held in book-entry form for which properly completed and delivered letters of transmittal have been received by CenterState’s exchange agent will automatically be exchanged for shares of CenterState common stock in book-entry form and cash to be paid in lieu of a fractional share of CenterState common stock.

Q:	Can I place my Charter stock certificate(s) into book-entry form prior to the merger?

A:

Yes, Charter stock certificates can be placed into book-entry form prior to the merger. For more information, please contact American Stock Transfer & Trust Company, LLC, Shareholder Services Department at 1-800-937-5449.

Q:	Who can I contact if I cannot locate my Charter stock certificate(s)?

A:	If you are unable to locate your original Charter stock certificate(s), you should contact the Shareholder Services Department of American Stock Transfer & Trust Company, LLC at 1-800-937-5449.

Q:	When do you expect the merger to be completed?

A:

We expect the merger to be completed in the fourth quarter of 2018. We are working towards completing the merger as quickly as possible. To do so, the stockholders of Charter must approve the merger. In addition, CenterState must obtain the regulatory approvals that are necessary to complete the merger and other conditions must be satisfied. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	No. Under Maryland law, Charter stockholders are not eligible to exercise dissenters’ rights in connection with the merger.

Q:	Will Charter be required to submit the merger proposal to its stockholders even if Charter’s board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Charter special meeting, Charter is required to submit the merger proposal to its stockholders even if Charter’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to Charter stockholders?

A:

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Accordingly, for U.S. federal income tax purposes, a Charter stockholder generally is not expected to recognize any gain or loss with respect to the portion of the shares of Charter common stock exchanged for shares of CenterState common stock, and the portion of Charter shares exchanged for cash will generally be taxable as capital gains. The U.S. federal income tax consequences described above may not apply to all holders of Charter common stock. Tax matters are very complicated and the consequences of the merger to any particular Charter stockholder will depend on that stockholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular consequences of the merger to you. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What happens if I sell or transfer ownership of shares of Charter common stock after the record date for the Charter special meeting?

A:

The record date for the Charter special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Charter common stock after the record date for the Charter special meeting, but prior to completion of the merger, you will retain the right to vote at the Charter special meeting, but the right to receive the merger consideration will transfer with the shares of Charter common stock.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Charter common stock will not receive any consideration for their shares of Charter common stock that otherwise would have been received in connection with the merger. Instead, Charter will remain an independent public company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of Charter common stock.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	Charter stockholders should contact the corporate secretary at Charter Financial Corporation, 1233 O.G. Skinner Drive, West Point, GA 31833; telephone (706) 645-1391.

SUMMARY

This following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. CenterState and Charter encourage you to read the merger agreement because it is the legal document that governs the merger.

Risk Factors (see page 36)

You should consider in particular the factors as described under “Risk Factors.”

Information regarding CenterState and Charter (see pages 16 and 20)

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(863) 293-2600

CenterState is a financial holding company under the laws of the United States. Incorporated under the laws of the state of Florida, CenterState owns all the outstanding shares of CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides traditional retail, commercial, mortgage, wealth management and SBA services throughout its Florida branch network and customer relationships in neighboring states. CenterState Bank also has a national footprint, serving clients coast to coast through its correspondent banking division. At March 31, 2018, CenterState had total consolidated assets of $10.3 billion, total consolidated loans of $6.8 billion, total consolidated deposits of $8.1 billion, and total consolidated shareholders’ equity of $1.5 billion. CenterState’s common stock is listed on NASDAQ under the symbol “CSFL.”

Charter Financial Corporation

1233 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-1391

Charter is a savings and loan holding company headquartered in West Point, Georgia providing consumer lending, commercial lending, deposit services, cash management services, residential lending and safe deposit services. Charter was incorporated under the laws of the state of Maryland in 2013 to serve as the holding company for CharterBank, a federally-chartered savings bank. Charter’s operations are conducted through its 22 branches located in 11 counties in Georgia, Alabama, and Florida. As of March, 31 2018, Charter had total consolidated assets of $1.7 billion, consolidated total loans of $1.2 billion, consolidated total deposits of $1.3 billion, and consolidated stockholders’ equity of $222  million.

Charter Special Meeting (see page 47)

The Charter special meeting will be held on [●], at [●], local time, at 1233 O.G. Skinner Drive, West Point, Georgia 31833. At the Charter special meeting, holders of Charter common stock will asked to vote on:

•	the proposal to approve the merger;

•	the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger;

•

any proposal of the Charter board of directors to adjourn or postpone the Charter special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Charter special meeting to approve the merger; and

•	any other matters as may properly be brought before the Charter special meeting or any adjournment or postponement of the Charter special meeting.

You can vote at the Charter special meeting if you owned Charter common stock as of the close of business on [●], 2018, which is the record date for the Charter special meeting. On that date, there were an aggregate of [●] shares of Charter common stock outstanding and entitled to vote. In order to approve the merger proposal, the holders of at least a majority of the outstanding shares of Charter common stock entitled to vote must vote in favor of doing so. Approval of the compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast. You can cast one vote for each share of Charter common stock you owned on the record date. Each of Charter’s directors has agreed, among other things, with CenterState to vote all of their respective shares of Charter common stock, representing [●]% of the outstanding shares of Charter common stock, in favor of the Charter special meeting proposals.

The Merger (see page 93)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Charter will merge with and into CenterState, with CenterState as the surviving company. It is expected that immediately after the effective time of the merger, CharterBank will merge with and into CenterState Bank, with CenterState Bank as the surviving subsidiary bank. We refer to the merger of CenterState Bank and CharterBank as the “bank merger.”

Closing and Effective Time of the Merger (see page 93)

The closing date of the merger is expected to occur during the fourth quarter of 2018. The merger will become effective at such time as the articles of merger are filed with the Secretary of State of Florida and the Maryland State Department of Assessments and Taxation, or such other time as may be specified in the articles of merger.

Merger Consideration (see page 93)

Charter stockholders will receive for each share of Charter common stock (i) 0.738 shares of CenterState common stock, and (ii) a cash amount equal to $2.30 plus any cash dividends payable with respect to shares of the CenterState common stock that are payable to CenterState shareholders of record as of any date on or after the closing of the merger.

Each outstanding share of Charter common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the merger and will be converted into the right to receive the same merger consideration that other Charter stockholders are entitled to receive. Each option to purchase shares of Charter common stock shall be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Charter common stock subject to such option times (ii) the excess, if any, of $23.00 over the exercise price per share of Charter common stock subject to such option.

No holder of Charter common stock will be issued fractional shares of CenterState common stock in the merger. Each holder of Charter common stock who would otherwise have been entitled to receive a fraction of a share of CenterState common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of CenterState common stock, rounded to the nearest one hundredth of a share, multiplied by the CenterState average stock price for a period of time specified in the merger agreement. See “The Merger Agreement — Merger Consideration” beginning on page 93.

Charter may terminate the merger agreement if the CenterState average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration by (i) increasing the exchange ratio or (ii) paying additional cash consideration as determined by a formula in the merger agreement, as discussed in further detail on pages 93 and 107.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on NASDAQ under the symbol “CSFL.” Charter common stock is traded on NASDAQ under the symbol “CHFN.”

Equivalent Charter Per Share Value

CenterState common stock trades on NASDAQ under the symbol “CSFL” and Charter common stock trades on the NASDAQ under the symbol “CHFN.” The following table presents the closing prices of CenterState common stock and Charter common stock on April 24, 2018, the last full trading day before the public announcement of the merger, and [●], 2018, a date shortly before the date of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Charter common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 0.738 and adding the cash consideration amount equal to $2.30.

Date	CenterState closing sale price		Charter closing sale price		Equivalent Charter per share value
April 24, 2018		$27.72		$21.60		$22.76
[●], 2018	$	[●]	$	[●]	$	[●]

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock.

Surrender of Stock Certificates (see page 95)

Promptly after the effective time of the merger, but in no event later than five business days after the closing of the merger (provided that Charter has delivered or caused to be delivered to CenterState’s third-party exchange agent, all information that is necessary for such exchange agent to perform its obligations), CenterState’s third-party exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Charter common stock appropriate transmittal materials and instructions on how to surrender the holder’s Charter stock certificate(s) or book-entry shares in exchange for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Charter stockholders should not send in their stock certificates until they have received these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 87)

It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the merger agreement will constitute a “plan of reorganization” as such term is used in

Sections 354 and 361 of the Code. Assuming the merger so qualifies, Charter stockholders generally will recognize gain (but not loss) equal to the lesser of the amount of cash received and the excess of the “amount realized” in the transaction (i.e. the fair market value of the CenterState common stock received plus the amount of cash received) over their tax basis in their Charter common stock. The U.S. federal income tax consequences described above may not apply to all holders of Charter common stock. Tax matters are very complicated and the consequences of the merger to any particular Charter stockholder will depend on that stockholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”

Recommendation of Charter’s Board of Directors; Charter’s Reasons for the Merger (see page 48)

The Charter board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, Charter and its stockholders and recommends that Charter stockholders vote “FOR” approval of the merger proposal; “FOR” approval of the compensation proposal; and “FOR” the adjournment approval. In arriving at its determination, the Charter board of directors considered the factors described under “The Merger — Recommendation of the Charter Board of Directors and Reasons for the Merger.”

Opinion of Sandler O’Neill & Partners, L.P., Financial Advisor of Charter (see page 61 and Appendix B)

In connection with the merger, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered its oral opinion to the Charter board of directors, which was subsequently confirmed in writing, to the effect that, as of April 24, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O’Neill in providing its opinion, the merger consideration was fair, from a financial point of view, to the holders of Charter common stock.

Sandler O’Neill provided its opinion for the information and assistance of the Charter board of directors in connection with its consideration of the transaction and the opinion relates only to the fairness of the merger consideration to be received by the holders of Charter common stock, from a financial point of view. Sandler O’Neill’s opinion speaks only as of the date of the opinion and does not address any other aspect of the merger and is not a recommendation to any Charter stockholder as to how such stockholder should vote at the Charter special meeting. Sandler O’Neill’s opinion does not address the underlying business decisions of Charter to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Charter, the effect of any other transaction in which Charter might engage or the amount or nature of the compensation to any of Charter’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of Charter.

The full text of Sandler O’Neill’s opinion, dated April 24, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O’Neill is included as Appendix B to this proxy statement/prospectus. The description of the opinion is qualified in its entirety by reference to the opinion. Charter stockholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Interests of Charter Directors and Executive Officers in the Merger (see page 78)

Some of the executive officers and directors of Charter have interests in the merger that are in addition to, or different from, the interests of Charter’s stockholders generally. These interests exist because of, among other things, employment agreements or change in control agreements that the executive officers entered into with Charter, rights that these executive officers and directors have under Charter’s benefit plans, including equity plans (i.e., the acceleration of vesting of stock options and restricted stock awards), arrangements to continue as employees CenterState and CenterState Bank following the merger, and rights to indemnification and directors’ and officers’ liability insurance following the merger. These interests include the following:

•

The merger agreement provides for the receipt of a cash payment in exchange for stock options and the receipt of the merger consideration in exchange for shares of restricted stock, many of which are held by Charter’s directors and executive officers;

•

Certain benefits may be paid pursuant to employment agreements or change in control agreements with executive officers of Charter whose employment with Charter or CenterState is terminated under certain circumstances;

•

A new employment agreement between CenterState Bank and Lee W. Washam, current President of Charter and CharterBank, pursuant to which Mr. Washam will serve as Executive Vice President and a Regional President of Georgia, and will receive, among other benefits, an annual base salary of $247,200;

•

Certain executive officers of Charter have Supplemental Executive Retirement Plan Agreements with Charter that provide supplemental retirement benefits to the executives, a portion of which is payable in the form of a single life annuity. This benefit may be accelerated and paid out in a lump sum benefit equal to the cash surrender value of the annuity contract in connection with the merger; and

•

Charter and CharterBank’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the closing of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

These interests are discussed in more detail in the Section entitled “The Merger — Interests of Charter Executive Officers and Directors in the Merger.” Charter’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Regulatory Approvals (see page 91)

The merger and the bank merger are subject to various regulatory approvals, including approvals, or receipt of a waiver from approval, from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have agreed to prepare and file all notices and applications to obtain the necessary regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Charter or CharterBank, that would be a burdensome condition (as defined in the merger agreement) on CenterState following the merger or on CenterState Bank following the bank merger. It is a condition to CenterState’s obligation to complete the merger that no such burdensome condition be imposed. The regulatory approvals to which the completion of the merger and the bank merger are subject are described in more detail under the section entitled “The Merger — Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 107)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the required approval by the stockholders of Charter;

•

the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as defined in the merger agreement);

•

the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•

the receipt by CenterState and Charter from their respective tax counsel of a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•

accuracy, generally in all material respects, of CenterState’s and Charter’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by CenterState and Charter of their respective obligations under the merger agreement; and

•

the absence of any event which has resulted in a material adverse effect on the other, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 103)

Charter has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit Charter from considering prior to the Charter special meeting an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 107)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of CenterState and Charter;

•

by CenterState or Charter if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or an application therefor has been permanently withdrawn at the request of a governmental authority;

•	by CenterState or Charter if the approval of the stockholders of either Charter is not obtained;

•

by CenterState or Charter in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within thirty days;

•	by CenterState or Charter if the merger is not consummated on or before April 24, 2019;

•	by CenterState if Charter’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the Charter stockholder meetings;

•

by CenterState if Charter’s board of directors approvers or recommends an acquisition proposal, fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by CenterState or resolves or otherwise determines or announces an intention to take the foregoing actions;

•

by Charter, if both of the following conditions exist and CenterState does not elect to increase the per share merger consideration paid to Charter stockholders by (i) increasing the exchange ratio or (ii) paying additional cash consideration, as determined by a formula in the merger agreement:

(i)

the quotient obtained by dividing the CenterState average closing stock price during a specified time prior to completion of the merger by $28.05 (which quotient we refer to as the “CenterState Ratio”) is less than 0.85, and

(ii)

the CenterState Ratio is less than 85% of the quotient obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to completion of the merger by $118.0510 (which quotient we refer to as the “Index Ratio”).

Termination Fee (see page 108)

Charter will pay CenterState a termination fee equal to $14.5 million in the event (i) Charter terminates the merger agreement after it has received a superior proposal and its board of directors has, in accordance with the terms of the merger agreement, made a determination to accept the superior proposal; (ii) Charter receives an acquisition proposal and the merger agreement is terminated because the required Charter stockholder approval is not obtained or by CenterState because of Charter’s material breach of representations, warranties or covenants and Charter enters into a superior proposal within 12 months of such termination, or (iii) the merger agreement is terminated by CenterState because Charter’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the Charter stockholder meeting.

Reverse Termination Fee (see page 108)

CenterState will pay Charter a reverse termination fee equal to $2 million if the merger agreement is terminated due to the denial of a required regulatory approval that is caused solely by CenterState.

Accounting Treatment (see page 91)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Dissenters’ Rights

Under Maryland law, Charter stockholders may not exercise dissenters’ rights in connection with the merger.

Resale of CenterState Common Stock

All shares of CenterState common stock received by Charter stockholders in the merger will be freely tradeable for purposes of the Securities Act, except for shares of CenterState common stock received by any such holder who becomes an “affiliate” of CenterState after the completion of the merger. This proxy statement/prospectus does not cover resales of shares of CenterState common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Market Prices and Dividend Information (see page 45)

CenterState

CenterState common stock is traded on NASDAQ under the symbol “CSFL.” The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
2018
Second Quarter (through [●], 2018)	[●]	[●]	$0.10
First Quarter	$28.46	$25.03	$0.10

2017
Fourth Quarter	$27.95	$25.23	$0.06
Third Quarter	$27.02	$21.77	$0.06
Second Quarter	$26.70	$23.64	$0.06
First Quarter	$26.94	$23.70	$0.06

2016
Fourth Quarter	$25.83	$17.09	$0.04
Third Quarter	$18.27	$15.30	$0.04
Second Quarter	$16.59	$14.49	$0.04
First Quarter	$15.72	$12.57	$0.04

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of [●], 2018, there were [●] shares of CenterState common stock outstanding and owned by approximately [●] registered shareholders of record.

Charter

Charter common stock is traded on NASDAQ under the symbol “CHFN.” The following table sets forth the reported high and low sales prices of shares of Charter common stock and the quarterly cash dividends per share of Charter common stock declared, in each case for the periods indicated. Charter has a September 30 fiscal year end.

	Charter Common Stock
	High	Low	Dividends
Fiscal 2018
Third Quarter (through [●], 2018)	[●]	[●]	$0.085
Second Quarter	$21.94	$16.84	$0.080
First Quarter	$20.27	$15.92	$0.075

Fiscal 2017
Fourth Quarter	$19.47	$15.81	$0.070
Third Quarter	$21.11	$17.16	$0.065
Second Quarter	$20.10	$16.27	$0.060
First Quarter	$16.75	$12.51	$0.055

Fiscal 2016
Fourth Quarter	$13.98	$12.54	$0.050
Third Quarter	$13.80	$12.36	$0.050
Second Quarter	$14.02	$12.34	$0.050
First Quarter	$14.76	$12.28	$0.050

The holders of Charter common stock receive dividends if and when declared by the Charter board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of [●], 2018, there were [●] shares of Charter common stock outstanding and owned by approximately [●] registered stockholders of record.

Comparative Rights of CenterState Shareholders and Charter Stockholders (Page 114)

Charter stockholders, whose rights are currently governed by Charter’s articles of incorporation, Charter’s bylaws and Maryland law, will, upon completion of the merger, become shareholders of CenterState and their rights will be governed by CenterState’s articles of incorporation, CenterState’s bylaws, and Florida law. The difference in shareholder rights are explained more fully in “Comparison of Shareholder Rights” beginning on page 114.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the year ended December 31, 2017, 2016, 2015, 2014 and 2013 is derived from the audited consolidated financial statements of CenterState. The following selected historical consolidated financial data as of and for the three months ended March 31, 2018 and 2017, is derived from the unaudited consolidated financial statements of CenterState and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of CenterState’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the three months ended March 31, 2018, are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

(dollars in thousands, except per share data)

	(unaudited) At or for the three months ended March 31,		At or for the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Summary of Operations:
Total interest income	$103,159	$51,103	$251,326	$188,665	$162,320	$138,227	$100,378
Total interest expense	(8,141)	(2,782)	(15,783)	(9,340)	(7,286)	(7,356)	(5,885)

Net interest income	95,018	48,321	235,543	179,325	155,034	130,871	94,493
Provision for loan losses	(1,300)	(995)	(4,958)	(4,962)	(4,493)	(826)	76

Net interest income after provision for loan losses	93,718	47,326	230,585	174,363	150,541	130,045	94,569
Non-interest income	14,937	8,053	35,617	30,363	9,883	6,027	12,445
Income from correspondent banking and capital markets division	8,123	6,449	28,341	33,685	27,563	20,153	20,410
Net gain (loss) on sale of securities available for sale	(22)	—	(7)	13	4	46	1,060
Gain on sale of trust department	—	—	1,224	—	—	—	—
Gain on extinguishment of debt	—	—	—	308	—	—	—
Loss on termination of FDIC loss share agreements	—	—	—	(17,560)	—	—	—
Credit related expenses	(617)	(655)	(2,035)	(1,781)	(2,295)	(5,282)	(12,730)
Non-interest expense	(75,379)	(37,388)	(184,450)	(155,140)	(123,787)	(130,899)	(98,001)

Income before income taxes	40,760	23,785	109,275	64,251	61,909	20,090	17,753
Income tax expenses	(5,124)	(7,185)	(53,480)	(21,910)	(22,571)	(7,126)	(5,510)

Net income	$35,636	$16,600	$55,795	$42,341	$39,338	$12,964	$12,243
Per Common Share Data:
Basic earnings (loss) per share	$0.43	$0.33	$0.97	$0.89	$0.87	$0.32	$0.41
Diluted earnings (loss) per share	$0.42	$0.32	$0.95	$0.88	$0.85	$0.31	$0.41
Common equity per common share outstanding	$18.12	$12.41	$15.04	$11.47	$10.79	$9.98	$9.08
Tangible common equity per common share outstanding (1)	$10.19	$10.03	$10.35	$8.93	$8.82	$7.95	$7.38

	(unaudited) At or for the three months ended March 31,		At or for the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Dividends per common share	$0.10	$0.06	$0.24	$0.16	$0.07	$0.04	$0.04
Actual shares outstanding	83,757,950	51,126,126	60,161,334	48,146,981	45,459,195	45,323,553	30,112,475
Weighted average common shares outstanding	83,139,741	50,632,011	57,244,698	47,409,142	45,182,224	40,852,002	30,102,777
Diluted weighted average common shares outstanding	84,600,924	51,407,704	58,340,813	48,191,523	45,788,632	41,235,552	30,220,127
Balance Sheet Data:
Assets	$10,347,996	$5,328,996	$7,123,975	$5,078,559	$4,022,717	$3,776,869	$2,415,567
Total loans	6,877,364	3,520,004	4,773,221	3,429,747	2,593,776	2,429,525	1,474,179
Allowance for loan losses	34,429	27,819	32,825	27,041	22,264	19,898	20,454
Total deposits	8,111,998	4,297,123	5,560,523	4,152,544	3,215,178	3,092,040	2,056,231
Short-term borrowings	616,254	306,243	558,570	290,413	252,722	179,014	50,366
Corporate debentures	32,152	26,016	26,192	25,958	24,093	23,917	16,996
Common shareholders’ equity	1,517,846	634,401	904,750	552,457	490,514	452,477	273,379
Total shareholders’ equity	1,517,846	634,401	904,750	552,457	490,514	452,477	273,379
Tangible capital	853,433	512,834	622,453	430,135	400,774	360,337	222,339
Goodwill	609,720	106,028	257,683	106,028	76,739	76,739	44,924
Core deposit intangible (CDI)	53,944	14,785	24,063	15,510	12,164	14,417	4,958
Other intangible assets	749	754	551	784	837	984	1,158
Average total assets	$10,229,139	$5,215,515	$6,341,159	$4,864,151	$3,928,523	$3,419,541	$2,381,620
Average loans	6,837,979	3,483,481	4,326,325	3,140,343	2,518,572	2,160,155	1,439,069
Average interest earning assets	8,866,744	4,704,187	5,631,772	4,356,455	3,484,739	2,995,845	2,034,542
Average deposits	8,003,394	4,212,918	5,107,495	3,991,078	3,178,569	2,891,459	2,087,004
Average interest bearing deposits	5,137,780	2,704,860	3,271,415	2,568,605	2,038,955	1,942,299	1,425,858
Average interest bearing liabilities	5,765,749	3,025,290	3,612,651	2,834,392	2,278,427	2,046,061	1,502,481
Average total shareholders’ equity	1,509,556	616,268	819,626	531,734	471,130	391,574	273,852
Selected Financial Ratios:
(ratios are annualized where applicable)
Return on average assets	1.41%	1.29%	0.88%	0.87%	1.00%	0.38%	0.51%
Return on average equity	9.57%	10.92%	6.81%	7.96%	8.35%	3.31%	4.47%
Dividend payout	24%	19%	25%	18%	8%	13%	10%
Efficiency ratio (2)	64%	59%	61%	64%	65%	86%	85%
Net interest margin, tax equivalent basis (3)	4.38%	4.28%	4.28%	4.20%	4.51%	4.41%	4.71%
Net interest spread, tax equivalent basis (4)	4.18%	4.15%	4.13%	4.08%	4.40%	4.30%	4.61%
Capital Ratios:
Tier 1 leverage ratio	9.36%	10.44%	9.82%	9.11%	10.53%	10.11%	10.38%
Risk-based capital
Common equity Tier 1	11.20%	12.78%	11.46%	11.27%	14.39%	—	—
Tier 1	11.70%	13.44%	11.96%	11.83%	14.99%	14.36%	16.64%
Total	12.15%	14.15%	12.57%	12.54%	15.79%	15.14%	17.89%
Tangible common equity to tangible assets	8.81%	9.85%	9.10%	8.68%	10.19%	9.78%	9.40%
Asset Quality Ratios: (ratios are annualized where applicable)
Net (recoveries) charge-offs to average loans (5)	(0.01%)	0.03%	—%	—%	0.09%	0.07%	0.42%
Allowance to period end loans (5)	0.51%	0.82%	0.71%	0.82%	0.93%	0.90%	1.58%
Allowance for loan losses to non-performing loans (5)	148%	157%	188%	140%	106%	76%	73%
Non-performing assets to total assets (5)	0.29%	0.47%	0.30%	0.52%	0.56%	0.92%	1.39%

	(unaudited) At or for the three months ended March 31,		At or for the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Other Data:
Banking locations	130	69	78	67	57	58	55
Full-time equivalent employees	1,749	997	1,200	952	784	785	693

(1)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.
(2)

Efficiency ratio is non-interest expense (less loss on termination of FDIC loss share agreements) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less gain on sale of trust department and gain on extinguishment of debt).

(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes purchased credit impaired loans.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The summary above contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”), including tangible capital, tangible common equity per common share, tangible common equity to tangible assets, efficiency ratio and tax equivalent net interest margin and spread, which we refer to “Non-GAAP financial measures.” The tables below provide reconciliations between these Non-GAAP measures and net interest income and tax equivalent basis net interest income, the efficiency ratio, common shareholders’ equity and tangible common equity, as applicable. CenterState uses these Non-GAAP financial measures in its analysis of CenterState’s performance and believes these presentations provide useful supplemental information, and enhance investors’ understanding of CenterState’s core business and performance.

Non-GAAP measures can also be useful in understanding performance trends and can facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures include, among other things, the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. CenterState provides reconciliations between GAAP and these Non-GAAP measures. These disclosures should not be considered in isolation or as an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Three months ended March 31,		Years ended December 31,
(Dollars in thousands, except ratios)	2018	2017	2017	2016	2015	2014	2013
Income Statement Non-GAAP measures and ratios
Total Interest income (GAAP)	103,159	51,103	251,326	188,665	162,320	138,227	100,378
Total tax equivalent adjustment	652	1,339	5,716	3,459	2,198	1,374	1,372

Total interest income - tax equivalent	103,811	52,442	257,042	192,124	164,518	139,601	101,750
Total Interest expense (GAAP)	(8,141)	(2,782)	(15,783)	(9,340)	(7,286)	(7,356)	(5,885)

Net interest income—tax equivalent	$95,670	$49,660	$241,259	$182,784	$157,232	$132,245	$95,865

Net interest income (GAAP)	$95,018	$48,321	$235,543	$179,325	$155,034	$130,871	$94,493

Net interest spread (GAAP)	4.15%	4.03%	4.02%	4.00%	4.34%	4.25%	4.54%
Net interest spread - tax equivalent	4.18%	4.15%	4.13%	4.08%	4.40%	4.30%	4.61%
Net interest margin (GAAP)	4.35%	4.17%	4.18%	4.12%	4.45%	4.37%	4.64%
Net interest margin - tax equivalent	4.38%	4.28%	4.28%	4.20%	4.51%	4.41%	4.71%
Efficiency ratio
Non interest income (GAAP)	$23,038	$14,502	$65,175	$64,369	$37,450	$26,226	$33,946
Gain on sale of trust department			(1,224)
Gain on extinguishment of debt	—	—	—	(308)	—	—	—

Adjusted non interest income	23,038	14,502	63,951	64,061	37,450	26,226	33,946
Net interest income before provision (GAAP)	95,018	48,321	235,543	179,325	155,034	130,871	94,493
Total tax equivalent adjustment	652	1,339	5,716	3,459	2,198	1,374	1,372

Adjusted net interest income	95,670	49,660	241,259	182,784	157,232	132,245	95,865

Non interest expense	75,996	38,043	186,485	$174,481	$126,082	$136,181	$110,762
Loss on termination of FDIC loss share agreements	—	—	—	(17,560)	—	—	—

Adjusted non interest expense	75,996	38,043	186,485	156,921	126,082	136,181	110,762
Efficiency ratio	64%	59%	61%	64%	65%	86%	85%

	At March 31,		Years ended December 31,
(Dollars in thousands, except ratios and per share data)	2018	2017	2017	2016	2015	2014	2013
Balance Sheet Non-GAAP measures and ratios
Total assets	$10,347,996	$5,328,996	$7,123,975	$5,078,559	$4,022,717	$3,776,869	$2,416,011
Goodwill	(609,720)	(106,028)	(257,683)	(106,028)	(76,739)	(76,739)	(44,924)
Intangible assets, net	(54,693)	(15,539)	(24,614)	(16,294)	(13,001)	(15,401)	(6,116)

Tangible assets	$9,683,583	$5,207,429	$6,841,678	$4,956,237	$3,932,977	$3,684,729	$2,364,971
Common stockholders’ equity	1,517,846	634,401	904,750	$552,457	$490,514	$452,477	$273,379
Goodwill	(609,720)	(106,028)	(257,683)	(106,028)	(76,739)	(76,739)	(44,924)
Intangible assets, net	(54,693)	(15,539)	(24,614)	(16,294)	(13,001)	(15,401)	(6,116)

Tangible common stockholders’ equity	853,433	512,834	$622,453	$430,135	$400,774	$360,337	$222,339
Tangible common equity per common share outstanding	$10.19	$10.03	$10.35	$8.93	$8.82	$7.95	$7.38
Tangible common equity to tangible assets	8.81%	9.85%	9.10%	8.68%	10.19%	9.78%	9.40%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHARTER

The following tables set forth selected historical consolidated financial and other data of Charter at or for years ended September 30, 2017, 2016, 2015, 2014 and 2013 derived from the audited consolidated financial statements of Charter. The following selected historical consolidated financial data as of and for the six months ended March 31, 2018 and 2017, is derived from the unaudited consolidated financial statements of Charter and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Charter’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the six months ended March 31, 2018, are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2018 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Charter’s audited consolidated financial statements and accompanying notes included in Charter’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Charter’s unaudited consolidated financial statements and accompanying notes included in Charter’s Quarterly Report on Form 10-Q for the six months ended March 31, 2018, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

(dollars in thousands, except per share)

	Six months ended March 31,		Years ended September 30,
	2018	2017	2017	2016	2015	2014	2013
Summary of Operations:
Total interest income	$32,944	$27,172	$55,861	$47,784	$37,893	$35,648	$42,636
Total interest expense	3,950	3,318	6,719	5,630	5,013	5,730	7,361
Net interest income	28,994	23,854	49,142	42,154	32,880	29,918	35,275
Provision for loan losses	(350)	(900)	(900)	(250)	—	(713)	1,489
Net interest income after provision for loan losses	29,344	24,754	50,042	42,404	32,880	30,631	33,786
Non-interest income	10,353	9,281	18,991	20,915	14,898	14,075	11,403
Net gain (loss) on sale of securities available for sale	1	248	248	49	(27)	201	250
Loss on termination of FDIC loss share agreements	—	—	—	—	2,435	—	—
Non-interest expense	24,607	21,039	46,523	45,398	36,832	36,210	36,314
Income before taxes	15,091	13,244	22,758	17,970	8,377	8,697	9,125
Income tax expense	5,444	4,882	8,322	6,107	2,805	2,742	2,869
Net income	9,647	8,362	14,436	11,863	5,572	5,955	6,256
Per Common Share Data:
Basic earnings per share	$0.67	$0.59	$1.01	$0.83	$0.35	$0.29	$0.30
Diluted earnings per share	$0.63	$0.55	$0.95	$0.79	$0.34	$0.28	$0.30
Equity per share outstanding	$14.64	$13.84	$14.17	$13.52	$12.79	$12.32	$12.03
Tangible equity per share outstanding	$11.83	$11.70	$11.33	$11.36	$12.48	$12.06	$11.81
Dividends per common share	$0.155	$0.115	$0.250	$0.200	$0.200	$0.200	$0.350
Actual shares outstanding	15,137,631	15,060,616	15,115,883	15,031,076	16,027,654	18,261,388	22,752,214

	Six months ended March 31,		Years ended September 30,
	2018	2017	2017	2016	2015	2014	2013
Weighted average shares outstanding	14,464,281	14,264,248	14,316,609	14,371,126	15,717,421	20,591,302	20,629,531
Diluted weighted average shares outstanding	15,292,964	15,282,278	15,153,373	14,983,344	16,399,831	21,101,388	20,792,089
Balance Sheet Data:
Assets	$1,653,916	$1,484,796	$1,640,159	$1,438,389	$1,027,079	$1,010,361	$1,089,406
Total loans, net of deferred fees	1,162,996	1,018,056	1,160,355	1,004,424	724,250	615,838	591,967
Allowance for loan losses	11,111	10,505	11,078	10,371	9,489	9,471	12,113
Total deposits	1,349,261	1,201,731	1,339,143	1,161,844	738,855	717,192	751,297
Federal Home Loan Bank borrowings	60,015	50,000	60,023	50,000	62,000	55,000	60,000
Corporate debentures	6,793	6,656	6,725	6,588	—	—	—
Total stockholders equity	221,587	208,413	214,199	203,150	204,931	224,955	273,778
Goodwill	39,347	29,794	39,347	29,794	4,325	4,325	4,325
Core Deposit Intangible	3,233	2,337	3,615	2,640	157	424	804
Tangible capital	179,007	176,282	171,237	170,716	200,449	220,206	268,649
Average total assets	1,633,468	1,456,008	1,478,494	1,206,919	1,000,512	1,061,033	1,074,767
Average loans	1,159,782	1,005,906	1,029,505	834,778	652,947	578,541	567,949
Average interest earning assets	1,477,789	1,320,125	1,338,597	1,084,863	895,367	930,125	923,876
Average deposits	1,330,993	1,177,760	1,194,623	936,536	721,254	730,440	783,921
Average interest bearing deposits	1,095,703	1,004,199	1,009,798	796,113	622,914	650,283	698,981
Average interest bearing liabilities	1,162,481	1,060,821	1,067,281	850,316	677,427	707,494	773,192
Average stockholders equity	218,354	206,167	209,543	201,152	212,542	261,276	209,653
Selected Financial Ratios:
Return on average assets	1.18%	1.15%	0.98%	0.98%	0.56%	0.56%	0.58%
Return on average equity	8.84%	8.11%	6.89%	5.90%	2.62%	2.28%	2.98%
Dividend payout	23.23%	19.60%	24.79%	24.24%	56.25%	70.06%	122.82%
Efficiency ratio (1)	62.54%	63.02%	68.04%	71.93%	81.47%	81.93%	77.38%
Net interest margin (2)	3.92%	3.61%	3.67%	3.89%	3.67%	3.22%	3.82%
Net interest spread (3)	3.78%	3.49%	3.54%	3.74%	3.49%	3.02%	3.66%
Capital Ratios:
Tier 1 leverage ratio (4)	11.83%	12.92%	12.05%	12.68%	19.11%	17.67%	18.56%
Risk-based capital
Common Equity Tier 1 (5)	14.70%	16.36%	14.32%	15.23%	24.32%	N/A	N/A
Tier 1 (4)	15.25%	16.97%	14.87%	15.82%	24.32%	26.65%	32.57%
Total (4)	16.14%	17.93%	15.79%	16.74%	25.48%	27.90%	33.83%
Tangible equity ratio	11.11%	12.14%	10.72%	12.14%	19.56%	21.90%	24.78%
Asset Quality Ratios:
Net (recoveries) charge-offs to average loans (6)	(0.07)%	(0.21)%	(0.16)%	(0.13)%	—%	0.06%	1.48%
Allowance to period end loans	0.96%	1.04%	0.96%	1.03%	1.30%	1.53%	2.04%
Allowance to non-performing loans (7)	780.63%	652.47%	649.13%	277.66%	229.85%	223.15%	414.66%
Non-performing assets to total assets (8)	0.10%	0.24%	0.19%	0.45%	0.73%	1.14%	1.71%

	Six months ended March 31,		Years ended September 30,
	2018	2017	2017	2016	2015	2014	2013
Other Data:
Banking locations	22	20	22	20	15	15	16
Full-time equivalent employees	350	330	356	323	273	282	287

(1)

The efficiency ratio represents noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income, including net gain (loss) on sale of securities available for sale and loss on termination of FDIC loss share agreements.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(4)	Ratios for periods prior to the year ended September 30, 2015 are for CharterBank only.
(5)	Common equity tier 1 risk-based capital ratio requirements were established under Basel III guidelines. Therefore, this ratio is not applicable to periods prior to January 1, 2015.
(6)	Net (recoveries) charge-offs prior to September 30, 2015 exclude loans covered under FDIC loss-sharing agreements.
(7)	Non-performing loans exclude FAS ASC 310-30 loans due to the ongoing recognition of accretion income established at the time of acquisition.
(8)

Non-performing assets exclude FAS ASC 310-30 loans due to the ongoing recognition of accretion income established at the time of acquisition. Additionally, non-performing assets covered under loss-sharing agreements are excluded at September 30, 2014 and 2013.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the financial conditions and results of operations of CenterState and Charter and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of March 31, 2018 is presented as if the Charter merger had occurred on March 31, 2018. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 and for the three month period ended March 31, 2018 are presented as if the merger had occurred on January 1, 2017. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2017 includes Charter’s historical results of operations for the fiscal year ended September 30, 2017, which is Charter’s last fiscal year. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, and, as such, CenterState’s one-time merger costs for the merger are not included.

The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 include pro forma results of operations for CenterState. CenterState’s results of operations for the year ended were adjusted to include the historical results of operations for its previously closed acquisitions of: Platinum Bank Holding Company (“Platinum”), closed on April 1, 2017, Gateway Financial Holdings of Florida, Inc. (“Gateway”), closed on May 1, 2017, and Sunshine Bancorp, Inc. (“Sunshine”) and HCBF Holding Company, Inc. (“HCBF”), both closed on January 1, 2018. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 assume the Platinum, Gateway, Sunshine and HCBF mergers were completed on January 1, 2017. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2017, including the results of operations for Platinum, Gateway, Sunshine and HCBF, is included in Exhibit 99.2 to CenterState’s Form 8-K/A filed on March 14, 2018 and incorporated by reference in this proxy statement/prospectus. No pro forma adjustments for Platinum, Gateway, Sunshine and HCBF are presented for the unaudited pro forma combined consolidated balance sheet at March 31, 2018 or unaudited pro forma combined consolidated statement of income for the three months ended March 31, 2018 since all four transactions are already reflected in CenterState’s historical financial condition and results of operations as of and for the period ending March 31, 2018.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•

CenterState’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus;

•

CenterState’s unaudited consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018, included in CenterState’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which is incorporated by reference into this proxy statement/prospectus;

•	CenterState’s unaudited pro forma combined consolidated financial statements and accompanying notes as for the year ended December 31, 2017, included in CenterState’s Form 8-K/A filed on

March 14, 2018 as Exhibit 99.2, which is incorporated by reference into this proxy statement/prospectus;

•

Charter’s audited consolidated financial statements and accompanying notes as of and for the year ended September 30, 2017, included in Charter’s Annual Report on Form 10-K for the year ended September 30, 2017, which is incorporated by reference into this proxy statement/prospectus; and

•

Charter’s unaudited consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018 included in Charter’s Quarterly Report on Form 10-Q for the six months ended March 31, 2018, which is incorporated by reference into this proxy statement/prospectus.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of March 31, 2018

(in thousands, except per share data)

	CenterState as reported	Charter as reported	Pro Forma adjustments		CenterState Charter Pro Forma
Assets:
Cash and cash equivalents	$402,619	$184,429	$(67,911)	a,c,n	$519,137
Investment securities	1,758,933	174,536			1,933,469
Loans held for sale	28,485	2,896			31,381

Loans held for investment	6,877,364	1,162,996	(15,283)	d,l	8,025,077
Allowance for loan losses	(34,429)	(11,111)	11,111	e	(34,429)

Net loans	6,842,935	1,151,885			7,990,648

Other Real Estate Owned (“OREO”)	6,814	303	(61)	f	7,056
Bank premises and equipment, net	189,954	29,126	3,000	h	222,080
Goodwill	609,720	39,347	109,593	k,l	758,660
Other intangibles	54,693	3,233	15,226	i,l	73,152
Bank owned life insurance	210,302	54,207			264,509
Deferred income tax asset, net	63,004	3,771	1,733	j,m	68,508
Prepaid and other assets	180,537	10,183	8,894	c,g	199,614

Total Assets	$10,347,996	$1,653,916			$12,068,214

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$8,111,998	$1,349,261			$9,461,259
Other borrowings	616,254	60,016			676,270
Corporate debentures	32,152	6,793			38,945
Payables and other liabilities	69,746	16,259			86,005

Total liabilities	8,830,150	1,432,329			10,262,479

Stockholders’ Equity:
Common Stock	837	151	(41)	b,o	947
Additional paid in capital	1,341,986	86,807	205,858	b,o	1,634,651
Retained earnings (deficit)	200,511	141,832	(146,718)	c,n,o	195,625
Unearned compensation — employee stock ownership plan	—	(4,192)	4,192	o	—
Accumulated other comprehensive income (loss)	(25,488)	(3,011)	3,011	o	(25,488)

Total stockholders’ equity	1,517,846	221,587			1,805,735

Total Liabilities and Stockholders’ Equity	$10,347,996	$1,653,916			$12,068,214

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the year ended December 31, 2017 1

(in thousands, except per share data)

	CenterState Pro Forma [2]	Charter as reported	Pro Forma adjustments		CenterState Charter Pro Forma
Interest income:
Loans	$344,895	$50,333	$1,156	p	$396,384
Investment securities	46,285	4,314			50,599
Federal funds sold and other	4,919	1,214			6,133

	396,099	55,861	1,156		453,116

Interest expense:
Deposits	21,134	4,793			25,927
Other borrowings	8,195	1,926			10,121

	29,329	6,719	—		36,048

Net interest income	366,770	49,142	1,156		417,068
Provision (credit) for loan losses	8,500	(900)			7,600

Net interest income after loan loss provision	358,270	50,042	1,156		409,468

Non interest income:
Correspondent banking capital markets revenue	23,520				23,520
Other correspondent banking related revenue	4,821				4,821
Mortgage banking revenue	4,982	2,418			7,400
Gain on sale of small business loan administration loans	775				775
Service charges on deposit accounts	21,364	7,641			29,005
Debit, prepaid, ATM and merchant card related fees	12,120	5,510			17,630
Wealth management related revenue	3,768	726			4,494
Bank owned life insurance income	5,076	1,195			6,271
Other non interest income	6,385	1,501			7,886
Net gain on sale of securities available for sale	681	248			929

Total other income	83,492	19,239	—		102,731

Non interest expense:
Salaries, wages and employee benefits	168,573	$26,431			$195,004
Occupancy expense	32,934	5,203			38,137
Data processing expense	18,526	4,929			23,455
Professional fees	6,917	1,864			8,781
Bank regulatory expenses	4,505	760			5,265
Amortization of intangibles	8,944	561	2,208	q	11,713
Credit related expenses	3,616				3,616
Marketing expenses	4,662	1,632			6,294
Merger related expenses	3,865				3,865
Other expenses	32,611	$5,143			37,754

Total other expenses	285,153	46,523	2,208		333,884

Income before provision for income taxes	156,609	22,758	(1,052)		178,315
Provision for income taxes	76,365	8,322	(336)	r	84,351

Net income	$80,244	$14,436	($716)		$93,964

Less: earnings allocated to participating securities	120				120

Net income available to common shareholders	$80,124	$14,436	($716)		$93,844

Basic earnings (loss) per common share	$0.98	$1.01			$1.01
Diluted earnings (loss) per common share	$0.96	$0.95			$0.99
Weighted average common shares outstanding
Basic	81,798	14,317			92,834
Diluted	83,815	15,153			94,851

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

1	Charter has a fiscal year end of September 30, so the Charter data is for the year ended September 30, 2017, not December 31, 2017.
2

CenterState’s unaudited pro forma results of operations for the twelve months ended December 31, 2017 include the results of operations for Platinum, Gateway, Sunshine and HCBF assuming the Platinum, Gateway, Sunshine and HCBF mergers were completed on January 1, 2017.

Unaudited Pro Forma Combined Consolidated Statement of Income

For the three months ended March 31, 2018

(in thousands, except per share data)

	CenterState as reported	Charter as reported	Pro Forma adjustments		CenterState Charter Pro Forma
Interest income:
Loans	$89,930	$15,103	$195	p	$105,228
Investment securities	11,976	999			12,975
Federal funds sold and other	1,253	562			1,815

	103,159	16,664	195		120,018

Interest expense:
Deposits	5,137	1,474			6,611
Other borrowings	3,004	504			3,508

	8,141	1,978	—		10,119

Net interest income	95,018	14,686	195		109,899
Provision (credit) for loan losses	1,300	(350)			950

Net interest income after loan loss provision	93,718	15,036	195		108,949

Non interest income:
Correspondent banking capital markets revenue	6,890				6,890
Other correspondent banking related revenue	1,233				1,233
Mortgage banking revenue	2,602	457			3,059
Gain on sale of small business loan administration loans	988				988
Service charges on deposit accounts	4,834	1,983			6,817
Debit, prepaid, ATM and merchant card related fees	3,727	1,542			5,269
Wealth management related revenue	616	163			779
Bank owned life insurance income	1,394	369			1,763
Other non interest income	776	449			1,225
Net gain on sale of securities available for sale	(22)				(22)

Total other income	23,038	4,963	—		28,001

Non interest expense:
Salaries, wages and employee benefits	$41,893	$7,022			$48,915
Occupancy expense	7,143	1,605			8,748
Data processing expense	4,505	1,425			5,930
Professional fees	931	219			1,150
Bank regulatory expenses	1,010	308			1,318
Amortization of intangibles	2,309	191	398	q	2,898
Credit related expenses	617				617
Marketing expenses	1,414	477			1,891
Merger related expenses	8,709				8,709
Other expenses	7,465	$1,489			8,954

Total other expenses	75,996	12,736	398		89,130

Income before provision for income taxes	40,760	7,263	(203)		47,820
Provision for income taxes	5,124	2,014	(47)	r	7,091

Net income	$35,636	$5,249	($156)		$40,729

Less: earnings allocated to participating securities	30				30

Net income available to common shareholders	$35,606	$5,249	($156)		$40,699

Basic earnings (loss) per common share	$0.43	$0.36			$0.43
Diluted earnings (loss) per common share	$0.42	$0.34			$0.43
Weighted average common shares outstanding
Basic	83,140	14,521			94,176
Diluted	84,601	15,372			95,637

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined consolidated balance sheet as of March 31, 2018 and the unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 and for the three months ended March 31, 2018 are based on the financial statements of CenterState and Charter after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Charter’s fiscal year ends on September 30, and therefore Charter’s year-end information included in the unaudited pro forma combined consolidated statements of income is for the year ended September 30, 2017, not December 31, 2017. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2017 include pro forma results of operations for CenterState. CenterState’s results of operations for the year ended were adjusted to include the historical results of operations for its previously closed acquisitions of: Platinum (closed on April 1, 2017), Gateway (closed on May 1, 2017), and Sunshine and HCBF (both closed on January 1, 2018). The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2017 assumes the Platinum, Gateway, Sunshine and HCBF mergers were completed on January 1, 2017. The unaudited pro forma combined consolidated financial statement of income for the year ended December 31, 2017, including the results of operations for Platinum, Gateway, Sunshine and HCBF, is included in Exhibit 99.2 to CenterState’s Form 8-K/A filed on March 14, 2018 and incorporated by reference in this proxy statement/prospectus. No pro forma adjustments for Platinum, Gateway, Sunshine and HCBF are presented for the unaudited pro forma combined consolidated balance sheet at March 31, 2018 or unaudited pro forma combined consolidated statement of income for the three months ended March 31, 2018 since all four transactions are already reflected in CenterState’s historical financial condition and results of operations for the period ending March 31, 2018. Certain historical financial information has been reclassified to conform to the current presentation.

The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, CenterState and Charter will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 — Preliminary Estimated Acquisition Consideration

Under the terms of the merger agreement, Charter stockholders will be entitled to receive 0.738 shares of CenterState common stock and $2.30 in cash for each share of Charter common stock, plus cash in lieu of fractional shares. In addition, each Charter stock option outstanding immediately prior to the effective time of merger will convert to the right to receive a cash payment of $23.00 less the exercise price per share.

Based on the number of shares of Charter common stock outstanding as of March 31, 2018, the preliminary estimated acquisition consideration is as follows.

(dollars are in thousands, except per share data)
Number of shares of Charter common stock outstanding at March 31, 2018	15,137,631
less: Charter common shares cancelled pursuant to termination of ESOP plan	(184,218)

Total Charter common shares including shares issued	14,953,413
Per share exchange ratio	0.738

Number of shares of CenterState common stock	11,035,619
CenterState common stock price per share on March 31, 2018	$26.53

Fair value of CenterState common stock issued	$292,775

Number of shares of Charter common stock outstanding at March 31, 2018	14,953,413
Cash consideration each Charter share is entitled to receive	$2.30

Total Cash Consideration	$34,393

Total Stock Consideration	$292,775
Total Cash Consideration	34,393

Total consideration to be paid to Charter common shareholders	$327,168
Charter stock option payments	$19,775

Total Purchase Price for Charter	$346,943

Note 3 — Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Charter based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed for the acquisition, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to Charter is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation adjustments will remain preliminary until CenterState management determines the final acquisition consideration and the fair values of the assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the CenterState common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to Charter’s tangible and intangible assets and liabilities as of March 31, 2018 based on their preliminary estimated fair values as follows (dollars are in the thousands).

Cash and cash equivalents	$175,572
Investment securities	174,536
Loans held for sale	2,896
Loans held for investment	1,147,713
OREO (foreclosed assets)	242
Bank premises and equipment	32,126
Bank owned life insurance	54,207
Deferred income tax asset, net	5,504
Other assets	19,077
Intangible assets	18,459
Goodwill	148,940
Deposits	(1,349,261)
Other borrowings	(60,016)
Corporate debentures	(6,793)
Other liabilities	(16,259)

Total Purchase Price	$346,943

Approximately $18,459 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the experience and expertise of personnel, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments that CenterState, as the acquirer, will acquire from Charter. The descriptions related to these preliminary adjustments are as follows (dollars are in thousands):

Balance Sheet — the explanations and descriptions below are referenced to the March 31, 2018 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 25.

Pro Forma Adjusting entries (Balance Sheet):		Debit	Credit
a	Cash		$54,168
b	Common stock		$110
b	Additional paid in capital		292,665
c	Cash		11,094
c	Other assets	2,143
c	Retained earnings	8,951
d	Loans held for investment		18,183
e	Allowance for loan losses	11,111
f	Other real estate owned (“OREO”)		61
g	Other assets	6,751
h	Property and equipment, net	3,000
i	Core deposit intangible (“CDI”)	18,459
j	Deferred tax asset		4,366
k	Preliminary goodwill estimate	148,940
l	Loans	2,900
l	Goodwill		39,347
l	CDI		3,233
m	Deferred tax asset	6,099
n	Cash		2,649
n	Retained earnings	2,649
o	Common Stock	151
o	Additional paid in capital	86,807
o	Retained earnings	135,118
o	Unearned employee stock ownership plan shares		4,192
o	Accumulated other comprehensive loss		3,011

a.	Payment of the cash consideration component of the total merger consideration paid to Charter’s stockholders and the cash payments for stock options paid Charter’s option holders.

b.

CenterState common shares issued to Charter’s stockholders representing the stock consideration component of the total respective merger consideration. For the purpose of this pro forma presentation, the value of a share of CenterState common stock was assumed to equal its closing price on March 31, 2018, the pro forma date, as reported by NASDAQ ($26.53 per share).

c.

Represents Charter’s estimated merger expenses of $4,749, which are expected to be paid immediately prior to the merger’s closing date, the related tax benefit and the net effect on Charter’s retained earnings. Also includes CenterState’s estimated change in control payments of $6,345 to Charter executives at time of merger, the related tax benefit and the net effect on CenterState’s retained earnings.

d.	Adjustment to loans held for investment to reflect the preliminary estimated fair value.

e.	Adjustment to allowance for loan losses to reflect the reversal of Charter’s allowance for loan and lease losses.

f.	Adjustment to OREO to reflect the preliminary estimated fair value associated with CenterState’s estimated marketability discounts and liquidation strategy.

g.

Adjustment to current income receivable included in Other Assets to reflect the estimated tax benefits applicable to the compensation expense recognized pursuant to the acceleration and termination of Charter’s employee stock ownership plan (“ESOP”) and cash payments for Charter’s stock options as a result of the merger.

h.	Adjustment to branch real estate to reflect the preliminary estimated fair value.

i.	Adjustment to reflect the preliminary estimate of the core deposit intangible.

j.	Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments using an assumed effective tax rate equal to 25.345%.

k.	Adjustment to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.

l.	Adjustments to reflect the reversal of existing fair value adjustments to loans and CDI and the related deferred tax asset and goodwill at Charter from previous acquisitions.

m.	Adjustment to deferred income tax asset for the estimated tax benefit on tax goodwill and CDI pursuant to a prior asset acquisition completed by Charter.

n.	Estimated cash payment for dividends to Charter’s stockholders expected to be paid prior to the merger closing date.

o.	Reflects the reversal of stockholders’ equity after adjustments in c and n above.

Income Statements — the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 2017 and for the three months ended March 31, 2018 starting on page 26.

Income Statements — Pro Forma Adjustments

Pro Forma Adjusting entries (Income Statements) (dollars are in thousands):		Three months ended March 31, 2018	Year ended December 31, 2017
p	Preliminary estimate of loan interest accretion	$195	$1,156
q	Remove amortization of existing CDI	(191)	(561)
q	Amortization of new CDI	589	2,769
r	Income tax expense of pro-forma adjustments	(47)	(336)

p.	Represents the estimate of interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the Charter merger.

q.

Represents the estimate of CDI amortization related to preliminary estimates of the fair value adjustments on the core deposits acquired pursuant to Charter merger. The preliminary estimate of CDI related to CenterState’s acquisition of Charter is expected to approximate $18,459, and will be amortized over a ten-year period on an accelerated basis. The CDI amortization expense for Charter is expected to be approximately $2,769 and $2,354, respectively, during the first and second years of combined operations. Below is the preliminary estimated amortization schedule.

Year		Year
1	$2,769	6	$1,606
2	2,354	7	1,606
3	2,000	8	1,606
4	1,700	9	1,606
5	1,606	10	1,606

r.	Adjustment to reflect the income tax provision of the pro forma adjustments using 31.94% as the incremental effective tax rate.

Note 5 — Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2017 and for the three months ended March 31, 2018 have been calculated using CenterState’s pro forma weighted average common shares outstanding previously reported in Exhibit 99.2 to CenterState’s 8-K/A filed on March 14, 2018 and incorporated by reference, and the common shares estimated to be issued to Charter’s stockholders in the merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2017 and for the three months ended March 31, 2018 (dollars are in thousands, except for per share data).

	Three months ended March 31, 2018		Year ended December 31, 2017
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common shareholders	$40,700	$40,700	$93,844	$93,844
Weighted average common shares outstanding:
CenterState	83,140	84,601	81,798	83,815
Common shares issued to Charter stockholders	11,036	11,036	11,036	11,036

Pro forma weighted average common shares outstanding	94,176	95,637	92,834	94,851

Pro forma net income per common share	$0.43	$0.43	$1.01	$0.99

Note 6 — Merger Related Charges

CenterState’s preliminary estimated transaction expenses, net of tax, related to the Charter merger are approximately $13,748. These one-time merger related expenses have not been included in the unaudited pro forma combined consolidated statement of income, as the pro forma adjustments do not give consideration to non-recurring items, the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers. Charter’s preliminary estimated transaction expenses, net of tax, related to the merger are approximately $4,065. These preliminary estimated merger transaction expenses (CenterState and Charter) are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. The preliminary estimated pro forma presentation of merger transaction costs is in the following table (dollars are in thousands).

	(Seller) Charter	(Buyer) CenterState
Change in control and severance expenses	$—	$8,918
System termination fees and system conversion expenses		3,674
Investment bankers, accounting, auditing and legal	4,724	3,035
Other related expenses	25	1,566

Total non-interest expense	$4,749	$17,193
Tax benefit	684	3,445

Net expense after tax benefit	$4,065	$13,748

HISTORICAL AND UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for CenterState and Charter common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma information for CenterState, Platinum, Gateway, Sunshine and HCBF below gives effect to the acquisitions of Platinum, Gateway, Sunshine and HCBF by CenterState as if those acquisitions had been effective on January 1, 2017 in the case of net income per common share and dividends declared per common share for the year ended December 31, 2017, and as if they had been effective on December 31, 2017 in the case of book value data as of such date. Because the Platinum and Gateway acquisitions closed in 2017 and Sunshine and HCBF acquisitions closed on January 1, 2018, the impact of these acquisitions is already included in CenterState’s historical book value per common share, net income per common share and dividends declared per common share amounts at and for the three months ended March 31, 2018. The historical per share data for CenterState and Charter were derived from the financial statements filed with the SEC, certain of which are incorporated by reference herein. See “Documents Incorporated by Reference” on page 121.

The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2017, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	CenterState Historical	CenterState Pro Forma Combined, Excluding Charter (1)	Charter Historical (2)	CenterState Pro Forma Combined, Including Charter (3)	Charter Equivalent Pro Forma (4)
Net Income Per Common Share:
Three Months Ended March 31, 2018
Basic	$0.43	$0.43	$0.36	$0.43	$0.32
Diluted	$0.42	$0.42	$0.34	$0.43	$0.31
Year Ended December 31, 2017
Basic	$0.97	$0.98	$1.01	$1.01	$0.75
Diluted	$0.95	$0.96	$0.95	$0.99	$0.73
Cash Dividends Declared Per Common Share:
Three Months Ended March 31, 2018	$0.10	$0.10	$0.08	$0.10	$0.07
Year Ended December 31, 2017	$0.24	$0.24	$0.25	$0.24	$0.18
Period-End Book Value Per Common Share:
March 31, 2018	$18.12	$18.12	$14.64	$19.05	$14.06
December 31, 2017	$15.04	$18.21	$14.42	$18.28	$13.49

(1)

The unaudited pro forma information for CenterState, Platinum, Gateway, Sunshine and HCBF gives effect to the acquisitions of Platinum, Gateway, Sunshine and HCBF by CenterState as if those acquisitions had been effective on January 1, 2017 in the case of net income per common share and dividends declared per common share for the year ended December 31, 2017, and as if they had been effective on December 31, 2017 in the case of book value data as of such date. Because the Platinum and Gateway acquisitions closed in 2017 and the Sunshine and HCBF acquisitions closed on January 1, 2018, the impact of these acquisitions is already included in CenterState’s historical book value per common share, net income per common share and dividends declared per common share amounts at and for the three months ended March 31, 2018.

(2)

The historical information presented for Charter is for the fiscal year ended September 30, 2017, its last fiscal year, in the case of the net income per common share and dividends declared per common share for the year ended December 31, 2017.

(3)

Pro forma combined amounts are calculated by adding together CenterState, Platinum, Gateway, Sunshine and HCBF, together with the historical amounts as reported by Charter as referenced in note (2) above, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Charter merger and an estimated 11,035,619 shares of CenterState common stock to be issued in connection with the merger with Charter based on the terms of the merger agreement.

(4)

The equivalent pro forma per share data for Charter is computed by multiplying CenterState and Charter pro forma combined amounts by the exchange ratio of 0.738 shares of CenterState common stock for each share of Charter common stock.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 43, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this proxy statement/prospectus by CenterState and Charter, including in the sections entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2017 filed by CenterState with the SEC on February 28, 2018 and the Annual Report on Form 10-K for the year ended September 30, 2017 filed by Charter with the SEC on December 13, 2017. See “Where You Can Find More Information” at the beginning of this document.

Risks Related to the Merger

Because the market price of the CenterState common stock may fluctuate, Charter stockholders cannot be sure of the market value of the merger consideration they will receive until the closing.

Upon completion of the merger, each share of Charter common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) 0.738 shares of CenterState common stock and (ii) a cash amount equal to $2.30 plus any cash dividends payable with respect to shares of CenterState common stock that are payable to CenterState shareholders of record as of any date after the closing date ((i) and (ii) together, the “merger consideration”). The market value of the equity portion of the merger consideration will fluctuate from the closing price of CenterState common stock on the date CenterState and Charter announced the merger, the date that this proxy statement/prospectus is mailed to the stockholders of Charter, the date of the Charter special meeting and the date the merger is completed and thereafter. There will be no adjustment to the merger consideration for changes in the market price of either shares of CenterState common stock or shares of Charter common stock; provided that if (i) the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds and (ii) Charter elects to terminate the merger agreement due to such decrease, then CenterState may elect to increase the merger consideration by increasing the exchange ratio or through payment of additional cash, based on a formula outlined in the merger agreement. Stock price changes may result from a variety of factors that are beyond the control of CenterState, including, but not limited to, general market and economic conditions, changes in CenterState’s business, operations and prospects, and regulatory considerations. We make no assurances as to whether or when the merger will be completed. Therefore, at the time of the Charter special meeting, stockholders will not know the precise market value of the aggregate merger consideration Charter stockholders will be entitled to receive at the effective time of the merger. You should obtain current market quotations for shares of CenterState common stock and Charter common stock before you vote.

The merger will not be completed unless important conditions are satisfied or waived, including approval by Charter stockholders.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger and the bank merger will not occur or will be delayed and each of CenterState and Charter may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before CenterState and Charter are obligated to complete the merger:

•

The merger, on the terms and subject to the conditions set forth in the merger agreement, must have been approved by the affirmative vote of a majority of the outstanding shares of Charter common stock entitled to vote on the proposal;

•	All required regulatory approvals required to consummate the merger and the bank merger must have been obtained and all statutory waiting periods must have expired;

•

No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no statute, rule or decree shall have been enacted or enforced by any governmental authority that prohibits or makes illegal the consummation of the merger;

•

The registration statement (of which this proxy statement/prospectus is a part) registering shares of CenterState common stock to be issued in the merger must have been declared effective and no stop order may have been issued or threatened by the SEC or any governmental authority; and

•

CenterState and Charter shall have received from their respective tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 107.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire Charter.

Until the completion of the merger, with some exceptions, Charter is prohibited from initiating, soliciting, inducing, knowingly encouraging, or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire Charter, such as a merger or other business combination transaction, with any person other than CenterState. In addition, Charter has agreed to pay to CenterState in certain circumstances a termination fee equal to approximately $14.5 million. These provisions could discourage a potential competing acquiror from trying to acquire Charter even though this third party might be willing to offer greater value to Charter stockholders than CenterState has offered in the merger. Similarly, such a competing company might propose a price lower than it might otherwise have been willing to offer because of the potential added expense of the termination fee that may become payable to CenterState in certain circumstances under the merger agreement. The payment of any termination fee could also have a material adverse effect on Charter’s financial condition. See “The Merger Agreement — Third Party Proposal,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee” beginning on page 108.

If for a specified period prior to completion of the merger the CenterState average closing price divided by $28.05 is less than 0.85 and (b) this ratio is less than 85% of the number obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to the completion of the merger by $118.0510, then Charter has the right to terminate the merger agreement and the merger would not occur.

If for a specified period prior to completion of the merger (a) the CenterState average stock price divided by $28.05 is less than 0.85 and (b) this ratio is less than 85% of the number obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to completion of the merger by $118.0510, then Charter may terminate the merger agreement subject to CenterState’s discretion (but not obligation) to increase the merger consideration by increasing the exchange ratio or by providing a cash payment, in each case based on a formula in the merger agreement. If CenterState elects not to increase the merger consideration, Charter may then terminate the merger agreement.

As a result, even if Charter stockholders approve the merger, the merger may ultimately not be completed. Although the CenterState board of directors has the ability to increase the merger consideration and Charter’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if CenterState does not increase the merger consideration, there is no obligation of either board to exercise such power.

The fairness opinion received by the Charter board of directors prior to the signing of the merger agreement does not reflect changes in circumstances since the date on which such opinion was delivered.

The opinion rendered by Sandler O’Neill, financial advisor to Charter, on April 24, 2018, was based upon information available to Sandler O’Neill as of such date. The opinion does not reflect any changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of CenterState or Charter, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of CenterState or Charter or the prices of shares of CenterState common stock or Charter common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Charter’s board of directors received from its financial advisor, please see “The Merger — Opinion of Financial Advisor of Charter,” beginning on page 61.

The merger and the bank merger are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on CenterState.

Before the merger and the bank merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve and the OCC. These authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of CenterState following the merger, any of which might have a material adverse effect on CenterState following the merger. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger and the bank merger that are that are burdensome, not anticipated or cannot be met. If the completion of the merger is delayed, including by a delay in receipt of necessary governmental approvals or waivers, the business, financial condition and results of operations of each company may also be materially adversely affected. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 107.

The merger is expected to, but may not, qualify as a “reorganization” within the meaning of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of CenterState and Charter to complete the merger is conditioned upon the receipt of U.S. federal income tax opinions to that effect from their respective tax counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (IRS) or the courts. If the merger does not qualify as a “reorganization,” then a Charter stockholder may be required to recognize any gain or loss with respect to the entire consideration received in the merger, including any shares of CenterState common stock received as well as any cash amount received. Tax matters are very complicated and the consequences of the merger to any particular Charter stockholder will depend on that stockholder’s particular facts and circumstances. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

CenterState and Charter may waive one or more of the conditions to the completion of the merger without re-soliciting Charter stockholder approval for the merger.

Each of the conditions to the obligations of CenterState and Charter to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of CenterState and Charter, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of CenterState and Charter may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. CenterState and Charter, however, generally do not expect any such waiver to be significant enough to require re-solicitation of Charter stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Charter stockholders, the companies will have the discretion to complete the merger without seeking further Charter stockholder approval.

Charter will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Charter, which could negatively affect CenterState’s and Charter’s combined business operations. These uncertainties may impair Charter’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Charter to seek to change existing business relationships with Charter or fail to extend an existing relationship with Charter. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by Charter also may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with CenterState after the merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Charter, Charter’s business could be harmed.

In addition, in the merger agreement Charter has agreed to operate its business in the ordinary course prior to closing and is restricted from taking certain actions without CenterState’s consent while the merger is pending. These restrictions may, among other matters, prevent Charter from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Charter’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Charter’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement – Conduct of Business Pending the Merger” beginning on page 96 for a description of the restrictive covenants applicable to Charter.

Failure of the merger to be consummated, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Charter.

If the merger is not consummated, the ongoing business, financial condition and results of operations of Charter may be materially adversely affected and the market price of Charter’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and Charter’s board of directors seeks another merger or business combination, such party’s stockholders cannot be certain that Charter will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

CenterState’s and Charter’s historical and pro forma condensed combined consolidated financial information may not be representative of CenterState’s results as a combined company.

The pro forma condensed combined consolidated financial information in this proxy statement/prospectus is constructed from the consolidated historical financial statements of CenterState and Charter, and does not purport to be indicative of the future results of operations of the combined companies. Therefore, CenterState’s and Charter’s pro forma condensed combined consolidated financial information in this proxy statement/prospectus may not be representative of CenterState’s results as a combined company. The pro forma combined consolidated financial information in this proxy statement/prospectus is also based in part on certain assumptions regarding the merger and the transactions relating thereto that CenterState believes are reasonable. CenterState cannot assure you, however, that its assumptions will prove to be accurate. Accordingly, the historical and pro forma condensed combined consolidated financial information in this proxy statement/prospectus may not be indicative of what CenterState’s results of operations and financial condition would have been had it been a consolidated entity during the periods presented, or what CenterState’s results of operations and financial conditions will be in the future. The challenge of integrating previously independent businesses makes evaluating CenterState’s business and its future financial prospects difficult. CenterState’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 23.

Certain of Charter’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Charter stockholders.

Certain of Charter’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Charter stockholder.

Some of Charter’s executive officers participated in negotiations of the merger agreement with CenterState, and the Charter board of directors unanimously approved the merger agreement and the merger and is recommending that Charter stockholders vote to approve the merger proposal and the other proposals at the Charter special meeting. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of Charter’s executive officers and directors have economic interests in the merger that are different from, or in addition to, the interests that they share with you as a Charter stockholder. See “The Merger Agreement — Interests of Charter Executive Officers and Directors in the Merger” beginning on page 78 for information about these economic interests.

Litigation may be filed against the board of directors of CenterState and/or Charter that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that Charter stockholders may file putative class action lawsuits against the boards of directors of CenterState and/or Charter. Among other remedies, these stockholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to CenterState and Charter, including any costs associated with indemnification obligations of CenterState and/or Charter. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the continuing corporation’s business, financial condition, results of operations, cash flows and market price.

Risks Related to the Continuing Corporation Following the Merger

Combining the two companies may be more difficult, costly or time consuming than expected, and CenterState may fail to realize all of the anticipated benefits of the merger.

CenterState’s merger with Charter involves the combination of two holding companies that previously have operated independently in separate geographic markets. A successful combination of the operations of the two entities will depend substantially on CenterState’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. CenterState may not be able to combine the operations of Charter with its operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions and governmental actions affecting the financial industry generally may inhibit CenterState’s successful integration of Charter. CenterState’s failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results.

In addition, the attention and effort devoted to the integration of Charter with CenterState’s existing operations may divert management’s attention from other important issues and could seriously harm its business. It is possible that the integration process could take longer than anticipated, result in the loss of key employees, disrupt either CenterState’s or Charter’s ongoing businesses or result in inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or Charter to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. These integration matters could have an adverse effect on each of CenterState and Charter during the transition period and on the combined company following completion of the merger. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The combined company expects to incur significant expenses related to the merger. If the merger is not completed, these costs will have been incurred without realizing the expected benefits of the merger.

The combined company expects to incur significant expenses associated with completing the merger and integrating the businesses, operations, networks, systems, technologies, policies and procedures of CenterState and Charter. Although CenterState and Charter have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of CenterState and Charter will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, CenterState and Charter would have to recognize these expenses without realizing the anticipated benefits of the merger.

Charter stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Charter stockholders currently have the right to vote in the election of the board of directors of Charter and on other matters affecting Charter. Upon the completion of the merger, Charter’s stockholders will be shareholders of CenterState with a percentage ownership of CenterState that is smaller than such stockholders’ current percentage ownership of Charter. It is currently expected that the former stockholders of Charter as a group will receive shares in the merger constituting approximately [●]% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Charter stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Charter.

Future capital needs could result in dilution of shareholder investment.

CenterState’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState’s common stock. New investors may also have rights, preferences and privileges senior to CenterState’s shareholders which may adversely impact its shareholders.

CenterState’s ability to pay dividends is limited and it may be unable to pay future dividends.

During the last fiscal quarter, CenterState paid cash dividends of $0.10 per common share, after paying cash dividends of $0.06 per common share during the four previous quarters. CenterState’s ability to pay dividends is limited by law and regulation and the need to maintain sufficient consolidated capital. The ability of CenterState’s subsidiary bank to pay dividends to it is limited by its need to maintain sufficient capital and by other general restrictions on its dividends that are applicable to national banks that are regulated by the OCC. If CenterState does not satisfy these legal and regulatory requirements, it will be unable to pay dividends on its common stock.

Shares of CenterState common stock to be received by Charter stockholders as a result of the merger will have rights different from the shares of Charter common stock.

Upon completion of the merger, the rights of former Charter stockholders will be governed by the articles of incorporation and bylaws of CenterState and Florida law. The rights associated with Charter common stock, which are governed by the articles of incorporation and bylaws of Charter and Maryland law, are different from the rights associated with CenterState common stock. Please see the section entitled “Comparison of Shareholder Rights” beginning on page 114 for a discussion of the different rights associated with CenterState common stock.

The trading volume in CenterState’s common stock and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock.

CenterState cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState therefore can give no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

The market price of CenterState common stock after the merger may be affected by factors different from those affecting the shares of CenterState or Charter currently.

Upon completion of the merger, holders of Charter common stock will become holders of CenterState common stock. CenterState’s businesses differ from those of Charter, and accordingly, the results of operations of CenterState will be affected by some factors that are different from those currently affecting the results of operations of Charter. For a discussion of the businesses of CenterState and Charter and of some important factors to consider in connection with those businesses, see the section entitled “The Companies” and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information,” including, in particular, in the section entitled “Risk Factors” in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017 and Charter’s Annual Report on Form 10-K for the year ended September 30, 2017.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other forward-looking statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. You should note that the discussion of Charter’s reasons for the merger contain many forward-looking statements that describe beliefs, assumptions, expectations and estimates of the board or management of Charter as of the indicated dates, and those assumptions, expectations and estimates may have changed as of the date of this proxy statement/prospectus. Forward-looking statements are based on current beliefs and expectations of CenterState’s and Charter’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s and Charter’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual earnings or other results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those identified in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 36, as well as the following:

•

the risk that the expected cost savings, synergies and other financial benefits from the recently completed mergers with Sunshine and HCBF, or the proposed merger with Charter, may not be realized or take longer than anticipated to be realized;

•	disruption from the merger with customers, suppliers or employees or other business partners’ relationships;

•

management time and effort may be diverted to the resolution of merger-related issues with respect to the pending merger of CenterState and Charter and/or the resolution of integration-related issues with respect to CenterState’s recently completed mergers with Sunshine and HCBF;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	Charter’s business may not integrate into CenterState’s business successfully, or such integration may take longer or be more costly to accomplish than expected;

•	a material adverse change in the financial condition of CenterState or Charter;

•	loan losses that exceed the level of allowance for loan losses of the combined company;

•	lower than expected revenue following the merger;

•	CenterState’s ability to manage the combined company’s growth;

•

general economic conditions, either nationally, in Florida, Georgia, or Alabama, or in certain MSAs in Florida, Georgia, or Alabama, may be less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	the failure to obtain the necessary approval by Charter stockholders;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the ability to obtain required governmental approvals of the merger at all or within the expected timeframe and the expectation that such approvals not be revoked;

•

the merger may not be completed when expected or completed at all, or may be more expensive to complete than expected, because of difficulties obtaining the requisite regulatory approvals for the merger and the requisite approvals by Charter’s stockholders,

•	the merger may not be completed when expected or completed at all because of failure or difficulty in satisfying other conditions to completion of the merger set forth in the merger agreement;

•	reputational risk and the risk of adverse reaction of each company’s customers, suppliers, employees or other business partners to the merger;

•	the failure of the closing conditions to be satisfied or any unexpected delay in closing the merger;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the dilution caused by CenterState’s issuance of additional shares of its common stock in the merger or related to the merger;

•

the sale price of CenterState common stock could decline before the completion of the merger, including as a result of the financial performance of CenterState, or of Charter, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	increased competition with other financial institutions;

•	continuation of the historically low short-term interest rate environment;

•	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;

•

inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels or regulatory agencies in connection with those agencies’ approval of the merger;

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments; and

•	general competitive, economic, political and market conditions.

Additional factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of CenterState and Charter with the SEC that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information at the beginning of this document.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and Charter’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to CenterState or Charter or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement Concerning Forward-Looking Statements.” CenterState and Charter undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState

CenterState common stock is listed and trades on NASDAQ under the symbol “CSFL.” As of [●], 2018, there were [●] shares of CenterState common stock outstanding. In addition, there were outstanding options that were exercisable on that date for [●] additional shares of CenterState common stock. CenterState had approximately [●] registered shareholders of record as of that date, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company.

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. On April 24, 2018, the last full trading day before the public announcement of the merger, which occurred after the market closed on April 24, 2018, the high and low sales prices of shares of CenterState common stock as reported on NASDAQ were $27.95 and $27.22, respectively. On [●], 2018, a date shortly before the date of this proxy statement/prospectus, the closing sales price of shares of CenterState common stock as reported by NASDAQ was $[●]. The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
2018
Second Quarter (through [●], 2018)	[●]	[●]	$0.10
First Quarter	$28.41	$25.03	$0.10

2017
Fourth Quarter	$27.95	$25.23	$0.06
Third Quarter	$27.02	$21.77	$0.06
Second Quarter	$26.70	$23.64	$0.06
First Quarter	$26.94	$23.70	$0.06

2016
Fourth Quarter	$25.83	$17.09	$0.04
Third Quarter	$18.27	$15.30	$0.04
Second Quarter	$16.59	$14.49	$0.04
First Quarter	$15.72	$12.57	$0.04

Charter

Charter common stock is listed and trades on NASDAQ under the symbol “CHFN.” As of [●], 2018, there were [●] shares of Charter common stock outstanding. In addition, there were outstanding options that were exercisable on that date for [●] additional shares of Charter common stock. Charter had approximately [●] registered stockholders of record as of that date, as reported by its stock transfer agent, American Stock Transfer & Trust Company, LLC.

The holders of Charter common stock receive dividends if and when declared by the Charter board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. On April 24, 2018, the last full trading day before the public announcement of the execution of the merger agreement, which occurred after the market closed on April 24, 2018, the high and low sales prices of shares of Charter common stock as reported on NASDAQ were $22.50 and $21.50, respectively. On [●], 2018, a date shortly before the date of this proxy statement/prospectus, the closing sales price of shares of CenterState common stock as reported by NASDAQ was $[●]. The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of Charter common stock declared, in each case for the periods indicated. Charter has a September 30 fiscal year end.

	Charter Common Stock
	High	Low	Dividends
Fiscal 2018
Third Quarter (through [●], 2018)	[●]	[●]	$0.085
Second Quarter	$21.94	$16.84	$0.080
First Quarter	$20.27	$15.92	$0.075

Fiscal 2017
Fourth Quarter	$19.47	$15.81	$0.070
Third Quarter	$21.11	$17.16	$0.065
Second Quarter	$20.10	$16.27	$0.060
First Quarter	$16.75	$12.51	$0.055

Fiscal 2016
Fourth Quarter	$13.98	$12.54	$0.050
Third Quarter	$13.80	$12.36	$0.050
Second Quarter	$14.02	$12.34	$0.050
First Quarter	$14.76	$12.28	$0.050

INFORMATION ABOUT THE CHARTER SPECIAL MEETING

This section contains information about the Charter special meeting at which Charter stockholders will have the opportunity to vote on the approval of the merger. The Charter board of directors is mailing this proxy statement/prospectus to you, as a Charter stockholder, on or about [●], 2018. Together with this proxy statement/prospectus, the Charter board of directors also is sending to you a notice of the Charter special meeting and a form of proxy that the Charter board of directors is soliciting for use at the Charter special meeting and at any adjournments or postponements of the Charter special meeting.

Time, Date, and Place

The Charter special meeting is scheduled to be held on [●] at [●], local time, at the offices of Charter at 1233 O.G. Skinner Drive, West Point, Georgia 31833.

Matters to be Considered at the Charter Special Meeting

At the Charter special meeting, holders of Charter common stock will be asked to:

•	approve the merger;

•	approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger;

•

approve any proposal of the Charter board of directors to adjourn or postpone the Charter special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Charter special meeting to approve the merger proposal; and

•	vote on any other matters as may properly be brought before the Charter special meeting or any adjournment or postponement of the Charter special meeting.

At this time, the Charter board of directors is unaware of any other matters that may be presented for action at the Charter special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Proposal One: Merger Proposal

Charter is asking its stockholders to approve the merger proposal. After careful consideration, Charter’s board of directors determined that the merger, the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to, and in the best interests of Charter and Charter’s stockholders.

Charter stockholders should carefully read this document in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 93. In addition, Charter stockholders are directed to the merger agreement, a copy of which is attached as Appendix A to this document and incorporated in this document by reference.

Proposal Two: Compensation Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Charter is providing the holders of its common stock the opportunity to cast an advisory (nonbinding) vote on the compensation that may be paid or become payable to the named executive officers of Charter in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table entitled “Golden Parachute Compensation: Charter” in the section of this proxy statement/prospectus entitled “The Merger Agreement — Interests of Charter Executive Officers and Directors in the Merger — Golden Parachute Compensation for Charter Named Executive Officers,” including the associated narrative discussion. As required by those rules, Charter is asking holders of Charter common stock to vote on the approval of the following resolution on an advisory (non-binding) basis:

“RESOLVED, that the compensation that may be paid or become payable to Charter named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation: Charter,” including the associated narrative discussion, is hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the merger and vote not to approve the compensation proposal, or vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Charter or CenterState. Accordingly, because Charter is contractually obligated to pay the compensation, if the merger is approved and consummated, it is expected that the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote. You may also abstain from this proposal and vote on the merger proposal and vice versa.

Proposal Three: Adjournment Proposal

If, at the Charter special meeting, the number of shares of Charter common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Charter may move to adjourn the Charter special meeting in order to enable the Charter board of directors to solicit additional proxies for approval of the merger proposal. In that event, Charter’s stockholders will be asked to vote upon the adjournment proposal and not the merger proposal.

In the adjournment proposal, Charter is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Charter board of directors to adjourn or postpone the Charter special meeting to another time and place for the purpose of soliciting additional proxies. If Charter’s stockholders approve the adjournment proposal, Charter could adjourn or postpone the Charter special meeting and any adjourned session of the Charter special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Charter stockholders who have previously voted.

Recommendation of the Charter Board of Directors

The Charter board of directors unanimously recommends that Charter stockholders vote “FOR” approval of the merger, “FOR” approval on an advisory (nonbinding) basis the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger and “FOR” approval of any proposal of the Charter board of directors to adjourn or postpone the Charter special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Charter special meeting to approve the merger. See “The Merger — Recommendation of the Charter Board of Directors and Reasons for the Merger.”

Record Date and Quorum

[●], 2018 has been fixed as the record date for the determination of Charter stockholders entitled to notice of, and to vote at, the Charter special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [●] shares of Charter common stock outstanding and entitled to vote at the Charter special meeting, held by approximately [●] stockholders of record.

A quorum is necessary to transact business at the Charter special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Charter common stock entitled to vote at the Charter special meeting is necessary to constitute a quorum. Shares of Charter common stock represented at the Charter special meeting but not voted, including shares that a stockholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a stockholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Charter common stock is represented at the Charter special meeting, it will be counted for the purpose of determining a quorum not only at the Charter special meeting but also at any adjournment or postponement of the Charter special meeting. In the event that a quorum is not present at the Charter special meeting, it is expected that the Charter special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of Charter common stock entitled to vote at the Charter special meeting is necessary to approve the merger proposal.

The affirmative vote of a majority of the votes cast at the Charter special meeting is necessary to approve the compensation proposal and the adjournment proposal.

With respect to each of the merger proposal, the compensation proposal and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote on the merger proposal, this will have the same effect as voting against the proposal. Abstentions or failure to vote on the compensation proposal or the adjournment proposal will have no effect on the outcome of the vote on such proposals.

Each share of Charter common stock you own as of the record date for the Charter special meeting entitles you to one vote at the Charter special meeting on all matters properly presented at the meeting.

Shares Subject to Voting Agreements with CenterState; Shares Held by Charter Directors

A total of [●] shares of Charter common stock, representing approximately [●]% of the outstanding shares of Charter common stock entitled to vote at the Charter special meeting, are subject to voting agreements between CenterState and each of Charter’s directors. Pursuant to his or her respective voting agreement, each director of Charter has agreed to, at any meeting of Charter stockholders, however called, or any adjournment or postponement thereof:

•	appear at such meeting in person or by proxy or otherwise cause the shares of Charter common stock held by such director to be counted as present for purposes of calculating a quorum; and

•

vote (or cause to be voted), in person or by proxy, all shares of Charter common stock beneficially owned by such director (i) in favor of approval of the merger and the other transactions contemplated by the merger agreement, (ii) in favor of any proposal to adjourn or postpone the Charter special meeting, if necessary, to solicit additional proxies, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Charter contained in the merger agreement and (iv) against any acquisition proposal, as defined and described in the merger agreement, or any other action, agreement or transaction that is intended or could reasonably be expected to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Charter common stock without the prior consent of CenterState; provided, however, that (i) transfers by will or operation of law, (ii) transfers subject to a pledge agreement, (iii) transfers in connection with estate and tax planning purposes, (iv) the disposition or surrender of shares of Charter common stock in connection with the vesting, settlement or exercise of equity rights as permitted by the merger agreement, and (v) transfers to immediate family members or to a trust for the benefit of the director or his or her immediate family members or upon his or her death are permitted, subject to the transferee being bound by the terms of the voting agreement.

For more information about the beneficial ownership of Charter common stock by each director and executive officer of Charter and all Charter directors and executive officers as a group, as well as each other person who is the beneficial owner of 5% or more of Charter’s voting stock, see “Information about the Companies — Information about Charter — Security Ownership of Certain Beneficial Owners and Management of Charter.”

How to Vote — Stockholders of Record

Voting in Person. If you are a stockholder of record, you can vote in person by submitting a ballot at the Charter special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Charter special meeting. This will ensure that your vote is received. If you attend the Charter special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger, “FOR” approval on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger, and “FOR” approval of any proposal to adjourn or postpone the Charter special meeting, if necessary.

Voting by Internet or Telephone. Your proxy card includes instructions on how to vote by Internet or telephone.

How to Vote — Shares Held in “Street Name”

If your shares of Charter common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger, the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger, or any proposal of the Charter board of directors to adjourn or postpone the Charter special meeting, if necessary. Alternatively, if you are a beneficial owner and wish to vote in person at the Charter special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

How to Vote — Shares Held in the ESOP and 401(k) Plan

Participants in the ESOP will each receive a Voting Instruction Form that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Charter common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of Charter common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

The deadline for returning your ESOP Voting Instruction From is [●], 2018 at [●] local time.

In addition, participants in the CharterBank 401(k) Plan (the “401(k) Plan”) who have purchased shares of Charter common stock with their 401(k) accounts via a self-directed brokerage account will receive a Voting Instruction Form that will allow them to directly vote their shares in the 401(k) Plan.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE CHARTER SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS WHO ATTEND THE CHARTER SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a stockholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the Charter special meeting and voting your shares in person

•	voting by telephone or on the Internet (your latest telephone or Internet vote will be counted); or

•	delivering prior to the Charter special meeting a written notice of revocation to Charter’s Corporate Secretary.

Attendance at the Charter special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Solicitation of Proxies

The proxy for the Charter special meeting is being solicited on behalf of the Charter board of directors. Charter will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The Merger Agreement — Expenses.” In addition to the delivery of proxy materials by mail, Charter may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of Charter common stock and secure their voting instructions and will reimburse them for their reasonable expenses in so doing. Charter has not engaged a proxy solicitor to solicit proxies from stockholders; however, Charter retains the right to do so if it deems such solicitation necessary. Furthermore, proxies may also be solicited by the directors, officers, and other employees of Charter in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Charter common stock, including stockholders of record and stockholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the Charter special meeting. Stockholders of record can vote in person at the Charter special meeting. If you are not a stockholder of record and would like to vote in person at the Charter special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the Charter special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Charter special meeting without Charter’s express written consent is prohibited.

Adjournments and Postponements

Although it is not currently expected, the Charter special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Charter special meeting to approve the proposal to approve the merger or if a quorum is not present at the Charter special meeting. Other than an announcement to be made at the Charter special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Charter special meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Charter special meeting as adjourned or postponed. No notice of an adjourned Charter special meeting need be given if the new date, time and place are announced at the special meeting before adjournment, and no new record date is required to be set. If the meeting is adjourned to a date more than 120 days after original record date, a new record date must be set and a new notice must be given to the stockholders as of the new record date.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Charter at:

Charter Financial Corporation

1233 O.G. Skinner Drive

West Point, Georgia 31833

Telephone: (706) 645-1391

Attn: Corporate Secretary

THE MERGER

Background of the Merger

As part of Charter’s ongoing consideration and evaluation of its long-term prospects and strategies, since the conversion of Charter from the mutual to the stock form of organization in 2013, Charter’s board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, in the context of developments in the banking industry and competitive landscape, with the goal of enhancing long-term value for its stockholders. Among other things, these discussions have explored possible strategic alternatives available to Charter, including remaining independent and possible business combinations involving other financial institutions.

During the late summer through the fall of 2017, the board of directors and senior management team of Charter met multiple times to discuss Charter’s progress in reaching its strategic and financial goals, and to review its strategic alternatives with regard to continuing to remain independent, acquiring other banking institutions, or considering a merger of Charter with a similarly sized or larger institution.

Charter’s senior management has had discussions from time to time with many investment bankers and financial institutions in an effort to develop and maintain knowledge of the relevant market for business combinations and to gauge the potential interest level and suitability of various financial institutions with respect to exploring a business combination with Charter. These contacts have occurred through formal and informal meetings and telephone calls and impromptu meetings at investor conferences, banking industry conferences, and social settings.

At a November 2017 investor conference held for financial institutions by Sandler O’Neill, Mr. Robert L. Johnson, Charter’s Chairman and Chief Executive Officer, met with Mr. John C. Corbett, CenterState’s President and Chief Executive Officer, to learn more about each institution’s strategic priorities, management and culture. Additionally, Mr. Johnson, along with Mr. Curtis R. Kollar, Charter’s Senior Vice President and Chief Financial Officer, and Mr. Lee W. Washam, Charter’s President, held a similar meeting with representatives of a financial institution that we refer to as “Company A” and introduced themselves to representatives of a financial institution that we refer to as “Company B” and other financial institutions present at the conference.

In addition, on a periodic basis, Charter’s management team received information regarding the bank mergers and acquisitions market in the Southeast from several investment banking firms that specialize in representing financial institutions. On November 28, 2017, Charter’s board of directors met with senior management and reviewed a list of seven potential merger partners that had been provided by one of these firms.

On December 20, 2017, representatives of Sandler O’Neill presented to Charter’s senior management team regarding the then current state of the merger market involving financial institutions. Representatives of Sandler O’Neill also reviewed a list of 33 potential merger partners identified by Sandler O’Neill, including large, regional and community financial institutions. The list categorized the potential merger partners into three groups based on Sandler O’Neill’s view of their financial and execution capacity as well as their having a reasonable near term interest in pursuing a possible transaction with Charter, with eight institutions included in the group with the highest capacity and potential interest. For these eight institutions, which included CenterState, Company A and Company B, representatives of Sandler O’Neill provided a preliminary analysis of how much merger consideration they might have the capacity to provide to Charter stockholders. Representatives of Sandler O’Neill also provided an illustrative detailed timeline for a potential merger process and identified certain advantages and disadvantages of various approaches to exploring potential merger partners. Charter’s management shared these presentation materials with Charter’s board of directors during a meeting on December 21, 2017.

On December 22, 2017, Charter’s board of directors instructed senior management to initiate further discussions with CenterState, Company A and Company B in an effort to further the relationships between

Charter and these parties, to assess strategic fit and compatibility of corporate cultures, and to gauge their level of interest in possible future merger discussions should Charter’s board of directors choose to pursue a potential merger transaction. These three potential merger partners were selected based in part upon the view of Sandler O’Neill and Charter’s board of directors that they had the greatest strategic fit with Charter as well as a desire to enter or expand into the Atlanta, Georgia market and that they had the capacity to provide more merger consideration for Charter stockholders than the other institutions that had been previously identified.

In furtherance of the Charter board of directors’ instruction, on January 11, 2018, Charter’s senior management met with Mr. Corbett, and Mr. Stephen D. Young, CenterState’s Chief Operating Officer as well as the other members of CenterState’s senior management, at CenterState’s offices in Winter Haven, Florida. In early January of 2018, Charter’s senior manager also held an informal meeting with representatives of Company A.

On January 8, 2018, Charter’s senior management team met with representatives of Sandler O’Neill to discuss the status of the introductory meetings with potential partners and to discuss potential approaches to a merger process, should the board of directors choose to pursue such discussions.

On January 23, 2018, Charter’s senior management team provided an update on the introductory discussions with the potential partners to Charter’s board of directors. After further discussion, it was determined that Charter’s senior management would continue to engage with the three potential merger partners previously identified.

On January 29, 2018, Mr. Johnson, Mr. Kollar and Mr. Washam met with representatives of Company B. Mr. Johnson, Mr. Kollar and Mr. Washam did not believe that Company B expressed as much interest in engaging in a strategic transaction with Charter as CenterState or Company A had expressed, and Company B did not follow up with Charter after that meeting to pursue any further discussions.

At regularly scheduled meetings of the CenterState board of directors on January 18 and February 15, 2018, Mr. Corbett updated the CenterState board of directors on developments in the banking industry and competitive landscape, and possible merger and acquisition partners in Florida, Georgia, including Charter, and the Southeast over a one to three year horizon, and prospects for a possible transaction with Charter.

On the morning of February 22, 2018, Mr. Johnson and Mr. Washam met with representatives of Company A, who indicated orally a desire to explore a potential merger with Charter at a possible price of $24.00 per share, which they indicated would be primarily in the form of stock consideration based on the neutral impact they projected the transaction would have on their tangible book value. However, due to pending acquisitions in which Company A was engaged, Company A was not in a position to begin discussions regarding a potential merger until late in the second quarter or early in the third quarter of 2018.

On the afternoon on February 22, 2018, Mr. Johnson and Mr. Washam met with Mr. Corbett and Mr. Young, and visited several of CharterBank’s branches. Mr. Corbett indicated orally a desire to pursue a potential merger with Charter at a price range of $22.00 to $23.00 per share, which would consist of 90% stock consideration and 10% cash consideration. CenterState also indicated it was prepared to initiate a preliminary due diligence review of Charter in order to quickly arrive at a more concrete view of valuation.

On February 26, 2018, at a meeting of Charter’s board of directors, Mr. Johnson provided an update to the board of directors regarding management’s meetings with CenterState, Company A and Company B. The board of directors then discussed the challenges, risks and opportunities that senior management believed Charter faced if it remained an independent institution. These challenges included the difficulty in attracting and retaining employees with the skills required to meet Charter’s needs with its headquarters in West Point, Georgia and the difficulty in growing large enough to be competitive as the industry consolidates. Some of the risks that Charter identified were that interest rates were rising and the extended recovery cycle might be nearing an end, and many bank stock prices were at or near historic highs, which might come down in the near future. In evaluating its opportunities, Charter’s management indicated it would likely be difficult and expensive for it to grow through smaller bank acquisitions due to the high price expectations expressed by institutions in the Atlanta, Georgia market, high transaction and conversion costs relative to the size of the transactions and the length of time expected to complete conversions of acquired institutions. Further, Charter had not identified any similarly sized institutions that the Charter board of directors believed would provide the right strategic fit to make a merger of equals a favorable option. While its deposit base was strong, in order to grow it would have to execute successfully its strategy in the Atlanta, Georgia market. Charter also considered that it could remain independent, not pursue smaller acquisitions and grow at a slower rate but potentially increase capital distributions, including its dividend.

Following that discussion, representatives of Charter’s legal counsel, Alston & Bird LLP (“Alston & Bird”) delivered a presentation regarding the board’s duties in connection with the evaluation of a potential merger or sale transaction. Then, representatives of Sandler O’Neill provided an update on the community banking merger market, a detailed overview of 34 potential merger partners identified by Sandler O’Neill, including all of institutions previously identified in its December 20, 2017 presentation and one additional potential merger partner. Sandler O’Neill again grouped the institutions based on Sandler O’Neill’s view of their financial and execution capacity as well as their having a reasonable near term interest in pursuing a possible transaction with Charter, with five institutions included in the group with the highest capacity and potential interest, including CenterState, Company A and Company B. Sandler O’Neill also provided a timeline of a potential merger process, should the board of directors choose to pursue a potential merger transaction, and initiated a discussion with the Charter board of directors regarding Charter’s strategic alternatives, including remaining independent, continuing to pursue acquisitive growth or merging Charter with a larger institution. Charter’s senior management team provided the board of directors with an update on the unsolicited, preliminary non-binding indications of interest that were orally communicated by CenterState and Company A. Representatives of Sandler O’Neill then discussed with the Charter board of directors that CenterState had indicated a strong interest in Charter, had the ability to move forward at that time and had a high capacity to provide merger consideration for Charter. Sandler O’Neill also observed that if Charter could not agree on a merger consideration amount with CenterState, then Charter could later pursue discussions with other potential merger partners, including Company A at a later date. Representatives of Sandler O’Neill and the board of directors also discussed that CenterState was an experienced acquirer that had demonstrated its ability to successfully complete a transaction. Following this discussion, the Charter board of directors approved moving forward with preliminary merger discussions with CenterState in order to ascertain its view on valuation based on preliminary due diligence information. The board also approved formally engaging Sandler O’Neill as its financial advisor in connection with a potential merger transaction and an engagement letter was entered into on February 27, 2018.

On February 28, 2018, Charter entered into a non-exclusive mutual non-disclosure agreement with CenterState to enable the parties to exchange information and to begin the consideration and evaluation of the potential merits of a transaction. Charter then proceeded to provide due diligence information to CenterState, including extensive credit information, corporate reports, internal compliance reviews and programs, including with respect to Charter’s Bank Secrecy Act program, vendor management program, a branch review, retail and loan operations review, financial reporting and analysis, benefits review, including employment agreements and retirement benefits, tax review, internal control reports and litigation.

During the weeks of March 5, 2018 and March 12, 2018, Charter and CenterState’s management teams held multiple due diligence conference calls and continued to provide and respond to requests for additional information. On March 9, 2019, CenterState engaged Stephens Inc. (“Stephens”) to act as its financial advisor in connection with the potential merger with Charter. On March 16, 2018, Sandler O’Neill and Charter management met to discuss pro forma financial modeling based on preliminary due diligence feedback from CenterState.

On March 19, 2018, Mr. Johnson, Mr. Kollar and Mr. Washam, along with a representative of Sandler O’Neill met with representatives of CenterState, including Messrs. Corbett and Young and a representative of Stephens. Mr. Corbett explained CenterState’s strategic rationale for the merger and submitted a non-binding indication of interest to Charter that included per share merger consideration of 0.82 shares of CenterState common stock or $23.00 in cash, with 90% of the aggregate consideration to be in stock and 10% to be in cash. The exchange ratio was based on the 10-day trailing volume-weighted average stock price of CenterState common stock as of March 16, 2018, and based on that volume-weighted average price represented a value of $23.00 per share of Charter common stock.

On March 22, 2018, the board of directors of Charter met to review the merger discussions to date, CenterState’s non-binding indication of interest and Charter’s strategic alternatives. The board of directors also reviewed a presentation comparing CenterState to other potential acquirers and discussed that Company A would not be available to explore a transaction until late in the second quarter or early in the third quarter of 2018. Charter’s board of directors expressed concern that such delay might impact Company A’s potential pricing for Charter and might mean that a closing would not occur for an extended period of time, which could negatively impact the value of the consideration that would be received if financial institution trading prices fell. Charter’s data processing contracts were also up for renewal in mid-2019, and, in order to minimize contract termination fees, which could reduce merger consideration, Charter desired for any conversion to be completed prior to the time that such renewal would be required. Charter’s board of directors directed Charter’s management to work with representatives of Sandler O’Neill and Alston & Bird to revise the non-binding indication of interest to seek increased merger consideration in the range of $23.50 to $23.75 per share. Later that day, Charter submitted a counter-offer to CenterState seeking per share merger consideration consisting of 0.7394 shares of CenterState common stock and $3.00 in cash, which approximated a $23.74 per share of Charter common stock based on the 10-day trailing volume-weighted average stock price of CenterState common stock as of March 16, 2018. Charter also requested a reverse break-up fee $5.5 million if the proposed transaction failed to receive regulatory approval and a price-based termination right if the average price of CenterState’s common stock for a 20-day trading period fell below $23.59.

On March 26, 2018, Charter received an updated indication of interest from CenterState that did not increase its original per share purchase merger consideration of $23.00 per share but did provide that each share of Charter common stock would convert into 0.738 shares of CenterState common stock and $2.30 in cash. It also included a price-based termination right if the volume-weighted average price of CenterState’s common stock for a 20-day trading period fell by more than 15% and underperformed a specified bank stock index over the same period by more than 15%. Following further discussion among the representatives of Charter and CenterState, CenterState agreed to revise the indication of interest to include a $2.0 million reverse termination fee if the merger failed to receive regulatory approval for reasons not related to Charter.

At a meeting of the Charter board of directors held on March 27, 2018, the board discussed CenterState’s counterproposal and approved further negotiations with CenterState and the entry into the non-binding indication of interest, which the parties executed that day.

During the following weeks, CenterState and Charter continued to perform due diligence with respect to each other, including credit, operational, financial, legal and other reviews. On April 16, 2018, members of Charter management, Sandler O’Neill and the accounting firm of Saltmarsh, Cleaveland and Gund (“Saltmarsh”) conducted reverse due diligence at CenterState’s offices in Winter Haven, Florida.

On April 6, 2018, the CenterState board of directors met to review the potential merger of Charter with CenterState. As part of that review, the board of directors reviewed a profile of Charter, including its branch network, financial metrics and prospects. The CenterState board of directors also reviewed a strategic rationale for the proposed transaction, including the ability for CenterState to expand its branch network into the Atlanta market, where CenterState already had a non-branch presence through its correspondent and mortgage divisions, both of which were headquartered in Atlanta, and to partner with a comparable community bank with a long operating history, core deposit franchise and culture similar to that of CenterState. The CenterState board of directors also reviewed the proposed merger consideration and the preliminary financial assumptions relating to it, as well as the results of preliminary due diligence. During that meeting, the CenterState board of directors authorized CenterState management to continue to pursue the potential transaction.

On April 9, 2018, CenterState’s counsel, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), delivered an initial draft of the merger agreement and ancillary merger-related agreements to Charter and Alston & Bird. From then until April 24, 2018, CenterState and Charter and their respective advisors worked to negotiate and finalize the terms of the merger agreement and the ancillary agreements, including the director voting support agreements, claims letters and non-competition and non-disclosure agreements and, and prepared disclosure schedules related to the merger agreement.

On April 19, 2018, the Charter board of directors met to discuss the status of merger negotiations, including a detailed discussion of the definitive merger agreement and the status of Charter’s due diligence with respect to CenterState. Representatives of Sandler O’Neill also noted the increase in the trading price of Charter’s common stock. The board of directors discussed that the premium embedded in the purchase price offered by CenterState had diminished as Charter’s trading price had risen. The board then discussed with representatives of Sandler O’Neill other potential acquirers that they believed were interested in banks with a presence in the Atlanta market and their belief that CenterState and Company A were the potential buyers with the most interest in Charter. Company A was still not in a position to make an offer to Charter because of its other pending acquisitions. In addition, Company B had recently announced a significant merger transaction and Sandler O’Neill advised that it was unlikely that Company B would be interested in pursuing another transaction in the near future. The other potential merger partners that Charter discussed with Sandler O’Neill had not made any specific proposals for the board to consider with respect to the terms of a potential business combination with Charter. The board of directors also discussed potentially delaying pursuing a merger transaction but was concerned that rising interest rates and a changing business cycle could potentially lead to lower earnings and lower bank valuations in the future, which might negatively impact the merger consideration that Charter stockholders might receive. The board also discussed its belief that CenterState was the right strategic and cultural fit for Charter. Following extensive discussion with its financial and legal advisors, the Charter board of directors determined to proceed with negotiations with CenterState and work toward the finalization of a definitive merger agreement. Then Alston & Bird’s representative reviewed with the board the substantially final terms of the proposed merger agreement and the Charter director voting agreements, claims letters and non-competition and non-disclosure agreements, a summary of which had been provided to the board.

On April 23, 2018, the Charter board of directors met to review the status of the reverse due diligence review Charter conducted with respect to CenterState, and to receive a draft financial presentation from Sandler O’Neill. First members of Charter management and representatives of Saltmarsh provided an overview of the results of the due diligence conducted. Then representatives of Sandler O’Neill reviewed with the Charter board of directors Sandler O’Neill’s financial analysis of the consideration to be provided pursuant to the merger agreement, updated the Charter board of directors on market and industry conditions, provided a financial analysis of CenterState and a pro forma financial analysis. Then a representative of Alston & Bird provided an update with respect the finalization of the merger agreement and the ancillary agreements.

On April 24, 2018, the Charter board of directors met again to review the financial presentation of Sandler O’Neill which had been updated to reflect the closing price of Charter and CenterState’s common stock on April 23, 2018. Representatives of Sandler O’Neill reviewed with the Charter board of directors Sandler O’Neill’s financial analysis of the consideration to be provided pursuant to the merger agreement, updated the Charter board of directors on market and industry conditions, provided a financial analysis of CenterState and a pro forma financial analysis and provided the Charter board of directors Sandler O’Neill’s oral opinion, which was confirmed by delivery of a written opinion dated April 24, 2018, which is attached to this proxy statement/prospectus as Appendix B, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken and described in its opinion, the consideration to be provided pursuant to the merger agreement to the holders of Charter’s common stock was fair, from a financial point of view, to such holders, as further described under “The Merger — Opinion of Financial Advisor of Charter.” Following the receipt of Sandler O’Neill’s financial analyses and fairness opinion and an update from Alston & Bird regarding the finalization of the merger agreement and the ancillary agreements, the Charter board of directors unanimously approved the merger agreement and the transactions contemplated thereby and resolved to recommend that the merger be approved by Charter’s stockholders.

On April 24, 2018, the CenterState board of directors also met to review the proposed merger of Charter with CenterState. Representatives of Stephens participated in the meeting. Mr. Corbett summarized the strategic value of partnering with Charter, including the branch expansion into the Atlanta market, the opportunity to partner with a comparable community bank with a long operating history, core deposit franchise and culture similar to that of CenterState, and the value creation for shareholders. Mr. Corbett also summarized the final terms of the proposed merger. Mr. Young highlighted the estimated financial impact of the transaction on CenterState’s stock price compared to other recent transactions. He also summarized the value being assigned to each institution’s loans, real estate and deposits, and the risks to CenterState in pursuing the transaction. Jennifer L. Idell, the Chief Financial Officer of CenterState, summarized the estimated merger related costs and potential cost saves. Daniel E. Bockhorst, the Chief Credit Officer of CenterState, summarized the results of CenterState’s credit due diligence review. Beth S. DeSimone, Chief Risk Officer and General Counsel, summarized the results of the other due diligence reviews by CenterState on Charter. Ms. DeSimone also summarized the obligations and duties of the CenterState directors in merger transactions, and then summarized the terms and conditions of the merger agreement as well as CenterState’s discussions with its regulators about the transaction. Following these presentations and discussions among the members of the CenterState board of directors, the CenterState board of directors determined that the Charter merger agreement and the transactions contemplated thereby, including the merger of CharterBank and CenterState Bank, were advisable and in the best interests of CenterState and its shareholders, and the directors unanimously voted to approve and adopt the Charter merger agreement and the transactions contemplated thereby.

Later on April 24, 2018, following the meetings of the Charter and CenterState boards of directors, Charter and CenterState executed the merger agreement and issued a joint press release announcing the merger. Contemporaneously with Charter and CenterState’s entry into the merger agreement and the bank merger agreement, CenterState and the directors of Charter executed and delivered the Charter director voting agreements, claims letters and non-competition and non-disclosure agreements.

Recommendation of the Charter Board of Directors and Reasons for the Merger

After careful consideration, Charter’s board of directors, at a meeting held on April 24, 2018, unanimously determined that the merger agreement is in the best interests of Charter and its stockholders. Accordingly, Charter’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and unanimously recommends that Charter’s stockholders vote “FOR” the approval of the merger and “FOR” approval on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the merger and approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger, the Charter board of directors evaluated the merger and the merger agreement in consultation with Charter senior management, as well as Charter’s financial and legal advisors, and considered a number of factors, including the following material factors:

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the extensive review undertaken by the board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to Charter for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the Charter board’s belief that the merger with CenterState was the best option available to Charter and its stockholders;

•	the stock component of the merger consideration offers Charter stockholders the opportunity to participate in the future growth and opportunities of the combined company, and the receipt of stock consideration will generally be tax-free to Charter stockholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — U.S. Federal Income Tax Consequences of the Merger”;

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the cash component of the merger consideration offers Charter stockholders the opportunity to realize cash for a portion of the value of their shares, providing immediate certainty of value for such portion;

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the financial presentations of Charter’s financial advisor, Sandler O’Neill, to the Charter board on April 23, 2018 and April 24, 2018, and the oral opinion of Sandler O’Neill delivered to the Charter board on April 24, 2018, which was confirmed by delivery of a written opinion dated April 24, 2018, to the effect that as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations on the review undertaken by Sandler O’Neill and described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Charter common stock, as further described under “The Merger — Opinion of Financial Advisor of Charter”;

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the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, and potential for Charter’s stockholders, as future CenterState shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger;

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the exchange ratio of the stock portion of the merger consideration is fixed, so that if the market price of CenterState common stock is higher at the time of the closing of the merger, the economic value of the stock consideration to be received by Charter’s stockholders in exchange for their shares of Charter common stock will also be higher;

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the results that Charter could expect to obtain if it continued to operate independently, and the likely benefits to stockholders of that course of action, as compared with the value of the merger consideration offered by CenterState;

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the view that the shared core values of Charter and CenterState, including both companies’ prudent risk culture, strong commitment to client service and focus on building solid client relationships, would assist in integration and operating the combined company post-closing to the benefit of Charter stockholders as future CenterState shareholders;

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the Charter board’s familiarity with and understanding of Charter’s business, results of operations, asset quality, financial and market position and expectations concerning Charter’s future earnings and prospects;

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information and discussions regarding CenterState’s business, results of operations, financial and market position and the potential future earnings and prospects of Charter combined with CenterState, compared to the risks and challenges associated with the operation of Charter’s business as an independent entity;

•	the historical performance of each of Charter’s common stock and CenterState’s common stock and the dividend yield of CenterState’s common stock;

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the Charter board’s understanding of the current and prospective environment in which Charter and CenterState operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions generally, the trend toward consolidation in the banking industry, and the likely effect of these factors on Charter both with and without the merger;

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the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors (including CenterState’s recent record of successfully receiving regulatory approvals for acquisitions in a timely manner), and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things, the merger consideration fixed exchange ratio mechanics (see “The Merger Agreement — The Merger” and “The Merger Agreement — Merger Consideration”), the ability of the Charter board, under certain circumstances, to change its recommendation to Charter stockholders regarding the merger (see ‘The Merger Agreement — Third Party Proposals”), the conditions to closing (see “The Merger Agreement — Conditions to Completion of the Merger”), the ability of Charter to terminate the merger agreement under certain circumstances (see “The Merger Agreement — Termination”), the possibility that Charter would be required to pay a termination fee under certain circumstances (see “The Merger Agreement — Termination Fee”) and that Charter’s stockholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger (see “The Merger Agreement — Conditions to Completion of the Merger”);

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that Charter’s directors and executive officers have financial interests in the merger in addition to their interests as Charter stockholders, including financial interests that are the result of compensation arrangements with Charter, and the manner in which such interests would be affected by the merger;

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the requirement that Charter conduct its business in the ordinary course and the other restrictions on the conduct of Charter’s business before completion of the merger, which may delay or prevent Charter from undertaking business opportunities that may arise before completion of the merger; and

•	that under the merger agreement, Charter cannot solicit competing proposals for the acquisition of Charter.

The Charter board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Charter’s business to consummation of the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the restrictions on the conduct of Charter’s business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Charter from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Charter absent the pending completion of the merger;

•	the possibility that Charter will have to pay a $14.5 million termination fee to CenterState if the merger agreement is terminated under certain circumstances;

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that the exchange ratio of the stock portion of the merger consideration is fixed, so that if the market price of CenterState common stock is lower at the time of the closing of the merger, the economic value of the stock consideration to be received by Charter’s stockholders in exchange for their shares of Charter common stock will also be lower;

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the potential risks and costs associated with successfully integrating Charter’s business, operations and workforce with those of CenterState, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

•	the merger-related costs and expenses; and

•	the other risks under the sections entitled: “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

In considering the recommendation of the Charter board, you should be aware that certain directors and officers of Charter may have interests in the merger that are different from, or in addition to, interests of stockholders of Charter generally and may create potential conflicts of interest. The Charter board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Charter’s stockholders that they vote in favor of the proposal to approve the merger. See “Interests of Charter Executive Officers and Directors in the Merger.”

This discussion of the information and factors considered by the Charter board includes the material factors considered by the Charter board, but it is not intended to be exhaustive and may not include all the factors considered by the Charter board. In view of the wide variety of factors considered, and the complexity of these matters, the Charter board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Charter board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Charter’s management and its financial and legal advisors. In addition, individual members of the Charter board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Charter board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Caution Statement Concerning Forward-Looking Statements.”

For the reasons set forth above, the Charter board of directors unanimously recommends that the Charter stockholders vote “FOR” the proposal to approve the merger and “FOR” the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger.

Opinion of Charter Financial Corporation’s Financial Advisor in Connection with the Merger

Charter Financial Corporation (or, for the purposes of this section, “Charter”) retained Sandler O’Neill to act as financial advisor to Charter’s board of directors in connection with Charter’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 24, 2018 meeting at which Charter’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Charter’s board of directors its oral opinion, which was subsequently confirmed in writing on April 24, 2018, to the effect that, as of such date, the merger consideration to be received by holders of Charter common stock in the merger was fair to the holders of Charter common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Charter common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Charter’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Charter as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Charter common stock and does not address the underlying business decision of Charter to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Charter or the effect of any other transaction in which Charter might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Charter or CenterState Bank Corporation (or, for the purposes of this section, “CenterState” or “CSFL”), or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by its fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated April 23, 2018;

•	certain publicly available financial statements and other historical financial information of Charter that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of CenterState that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Charter for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Charter on a calendar year basis;

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publicly available consensus mean analyst earnings per share and dividends per share estimates for CenterState for the years ending December 31, 2018 through December 31, 2019, as well as an estimated long-term earnings per share growth rate and dividend rate for the years thereafter, as provided by the senior management of CenterState;

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the pro forma financial impact of the merger on CenterState based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and the anticipated regulatory and tax impact of the merger on CenterState, including the estimated financial impact of CenterState having total assets in excess of $10 billion as of the closing of the merger, as well as net income projections for Charter for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter, as provided by CenterState (or, for purposes of this section, the “Pro Forma Assumptions”);

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the publicly reported historical price and trading activity for Charter common stock and CenterState common stock, including a comparison of certain stock market information for Charter common stock and CenterState common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Charter and CenterState with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Charter the business, financial condition, results of operations and prospects of Charter and held similar discussions with certain members of the senior management of CenterState regarding the business, financial condition, results of operations and prospects of CenterState.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Charter or CenterState or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Charter and CenterState that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Charter or CenterState or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Charter or CenterState. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Charter or CenterState, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Charter or CenterState. Sandler O’Neill assumed, with Charter’s consent, that the respective allowances for loan losses for both Charter and CenterState were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Charter for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Charter. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share and dividends per share estimates for CenterState for the years ending December 31, 2018 through December 31, 2019, as well as an estimated long-term earnings per share growth rate and dividend rate for the years thereafter, as provided by the senior management of CenterState. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of CenterState. With respect to the foregoing information, the respective senior managements of Charter and CenterState confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Charter and CenterState, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Charter or CenterState since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Charter and CenterState would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill assumed, with Charter’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Charter, CenterState or the merger or any related transaction, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Charter’s consent, Sandler O’Neill relied upon the advice that Charter received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading value of CenterState common stock at any time or what the value of CenterState common stock would be once it is actually received by the holders of Charter common shares.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Charter’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Charter or CenterState and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Charter and CenterState and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Charter, CenterState and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Charter’s board of directors at its April 24, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Charter common shares or the prices at which Charter common shares or CenterState shares may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Charter’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of Charter’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Charter and CenterState.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, each common share of Charter outstanding immediately before the effective time, except for certain shares of Charter common stock as specified in the merger agreement, will be converted into the right to receive (i) an amount of cash equal to

$2.30, and (ii) 0.738 shares of CenterState common stock. Based on the closing price of CenterState common stock on April 23, 2018 of $27.53 per share and based upon 15,137,631 Charter common shares outstanding, including 84,732 restricted stock units available for vesting at change of control, and 1,536,522 options outstanding with a weighted average exercise price of $10.13, Sandler O’Neill calculated an aggregate implied transaction value of $362.1 million. Based upon historical financial information for Charter as of or for the last twelve months (“LTM”) ended March 31, 2018, publicly available consensus mean analyst earnings per share estimates for Charter for the year ending December 31, 2018 and the closing price of Charter common stock on April 23, 2018 of $21.56 per share, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Value / Charter Last Twelve Months Earnings:	23.0	x
Transaction Value / Charter 2018E Earnings:	17.2	x
Transaction Value / Charter March 31, 2018 Book Value:	163.4%
Transaction Value / Charter March 31, 2018 Tangible Book Value:	202.3%
Transaction Value / Charter March 31, 2018 Adjusted Tangible Book Value (1):	226.3%
Tangible Book Premium (²) / Core Deposits (³):	14.5%
Tangible Book Premium (²) / Core Deposits (4):	16.5%
Market Premium (5):	4.9%

1)

Tangible book value adjusted to 9.00% tangible common equity / tangible assets ratio, based on the median ratio of tangible common equity to tangible assets for the Regional Precedent Transactions discussed below, and assumes a dollar-for-dollar payout in excess of 9.00% tangible common equity / tangible assets

2)	Defined as aggregate merger consideration less Charter reported tangible common equity at March 31, 2018
3)	Core deposits defined as total deposits less time deposits greater than $250,000
4)	Core deposits defined as total deposits less time deposits greater than $100,000
5)	Based on Charter’s closing stock price of $21.56 as of April 23, 2018

Note: All transaction values and implied multiples presented gross of the extinguishment of Charter’s employee stock ownership plan debt

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of Charter common stock for the one-year period ended and the three-year period ended April 23, 2018. Sandler O’Neill then compared the relationship between the stock price performance of Charter’s shares to movements in the Charter Peer Group (as described below) as well as certain stock indices.

Charter One-Year Stock Price Performance

	April 23, 2017	April 23, 2018
Charter	100%	108.9%
Charter Peer Group	100%	115.3%
NASDAQ Bank Index	100%	112.5%
S&P 500 Index	100%	113.7%

Charter Three-Year Stock Price Performance

	April 23, 2015	April 23, 2018
Charter	100%	177.5%
Charter Peer Group	100%	190.8%
NASDAQ Bank Index	100%	153.2%
S&P 500 Index	100%	126.4%

Sandler O’Neill reviewed the historical stock price performance of CenterState common stock for the one-year period ended and the three-year period ended April 23, 2018. Sandler O’Neill then compared the relationship between the stock price performance of CenterState’s shares to movements in the CenterState Peer Group (as described below) as well as certain stock indices.

CenterState One-Year Stock Price Performance

	April 23, 2017	April 23, 2018
CenterState	100%	106.9%
CenterState Peer Group	100%	105.6%
NASDAQ Bank Index	100%	112.5%
S&P 500 Index	100%	113.7%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Charter with a group of financial institutions selected by Sandler O’Neill (the “Charter Peer Group”). The Charter Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast with total assets between $1.0 billion and $4.0 billion, return on average assets for the last twelve months greater than 0.50% and nonperforming assets / total assets less than 2.00%, excluding announced merger targets. The Charter Peer Group consisted of the following companies:

Franklin Financial Network Inc.	Southern First Bancshares Inc.

Carolina Financial Corp.	MVB Financial Corp

Access National Corp.	Community Bankers Trust Corp

National Commerce Corp.	National Bankshares Inc.

First Community Bancshares Inc.	Reliant Bancorp Inc.

American National Bankshares	Peoples Bancorp of NC Inc.

First Bancshares Inc.	First Community Corp.

The analysis compared publicly available financial information for Charter as of or for the twelve months ended December 31, 2017 and preliminary nonpublic financial information provided by Charter management as of or for the quarter ended March 31, 2018, which information was consistent with the financial information publicly filed in Charter’s Form 10-Q for the period ending March 31, 2018, with the corresponding publicly available data for the Charter Peer Group as of or for the twelve months ended December 31, 2017, with pricing data as of April 23, 2018. The table below sets forth the data for Charter and the high, low, median and mean data for the Charter Peer Group.

Charter Comparable Company Analysis

	Charter (1)	Charter (2)	Charter Peer Group Median	Charter Peer Group Mean	Charter Peer Group High	Charter Peer Group Low
Market Capitalization ($mm)	342	342	346	408	851	175
Price / Tangible Book Value (%)	186.0	182.3	190.2	198.4	260.1	153.3
Price / LTM Earnings per Share (x)	23.7	20.9	25.6	25.2	32.2	16.7
Price / 2018E Earnings per Share (x)	15.8	15.8	15.3	15.6	17.8	12.5
Price / 2019E Earnings per Share (x)	14.8	14.8	13.5	13.8	16.1	11.0
Total Assets ($mm)	1,644	1,654	1,719	2,001	3,844	1,051
Loans / Deposits (%)	86.5	86.4	88.0	85.7	100.4	63.0
Tangible Common Equity / Tangible Assets (%)	10.96	11.11	9.51	9.96	14.31	7.68
Tier 1 Leverage Ratio (%)	11.55	11.83	10.92	10.89	15.42	8.25
Total Risk-based Capital Ratio (%)	15.90	16.14	14.60	15.09	24.54	12.33
LTM Return on Average Assets (%)	0.90	1.29	0.84	0.80	1.24	0.52
LTM Return on Average Equity (%)	6.49	9.56	6.38	7.13	10.17	5.03
LTM Net Interest Margin (%)	3.72	3.98	3.72	3.73	4.44	3.06
LTM Efficiency Ratio (%)	64.7	63.8	60.1	62.8	83.3	51.8
Non-performing Assets / Total Assets (%) (3)	0.44	0.10	0.63	0.65	1.28	0.13
Loan Loss Reserve / Loans (%)	0.96	0.96	0.91	0.90	1.19	0.49

1)	Charter financial data as of and for the LTM ending December 31, 2017 based on publicly available financial information
2)	Charter financial data as of and for the quarter ending March 31, 2018 based on internal preliminary financial reporting, as provided by the senior management of Charter
3)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Sandler O’Neill used publicly available information to perform a similar analysis for CenterState and a group of financial institutions selected by Sandler O’Neill (the “CenterState Peer Group”). The CenterState Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast region with total assets between $5.0 billion and $15.0 billion as of December 31, 2017, excluding announced merger targets. The CenterState Peer Group consisted of the following companies.

South State Corporation	Union Bankshares Corp.

Home BancShares Inc.	TowneBank

Trustmark Corp.	Ameris Bancorp

United Community Banks Inc.	ServisFirst Bancshares Inc.

FCB Financial Holdings Inc.	Seacoast Banking Corp. of FL

Renasant Corp.	First Bancorp

WesBanco Inc.

The analysis compared financial data for CenterState as of or for the twelve months ended December 31, 2017 and preliminary nonpublic financial information provided by CenterState management as of or for the quarter ended March 31, 2018, which information was consistent with the financial information publicly filed in CenterState’s Form 10-Q for the period ending March 31, 2018, with the corresponding publicly available data for the CenterState Peer Group as of or for the twelve months ended December 31, 2017, with pricing data as of April 23, 2018. The table below sets forth the data for CenterState and the high, low, median and mean data for the CenterState Peer Group.

CenterState Comparable Company Analysis

	CSFL (1)	CSFL (2)	CSFL Peer Group Median	CSFL Peer Group Mean	CSFL Peer Group High	CSFL Peer Group Low
Market Capitalization ($mm)	1,639	2,279	2,247	2,303	3,927	1,087
Price / Tangible Book Value (%)	266	270	249	258	376	182
Price / LTM Earnings per Share (x)	29.0	18.3	22.7	23.9	35.6	18.6
Price / 2018E Earnings per Share (x)	14.7	14.7	14.6	14.9	17.6	12.8
Price / 2019E Earnings per Share (x)	12.6	12.6	13.4	13.3	15.6	11.8
Total Assets ($mm)	7,124	10,347	9,816	9,930	14,467	5,547
Loans / Deposits (%)	85.8	85.1	92.0	91.4	102.1	78.9
Tangible Common Equity / Tangible Assets (%)	9.10	8.82	9.07	9.04	10.33	8.14
Tier 1 Leverage Ratio (%)	9.82	10.66	9.98	9.89	10.68	8.51
Total Risk-based Capital Ratio (%)	12.57	11.84	13.10	13.58	16.48	11.52
LTM Return on Average Assets (%)	0.88	1.63	0.97	0.98	1.43	0.62
LTM Return on Average Equity (%)	6.81	11.77	7.51	8.33	16.38	5.26
LTM Net Interest Margin (%)	4.28	4.98	3.68	3.78	4.51	3.23
LTM Efficiency Ratio (%)	54.6	64.4	58.9	54.7	65.8	34.2
Non-performing Assets / Total Assets (%) (3)	0.47	0.47	0.50	0.60	1.03	0.26
Loan Loss Reserve / Loans (%)	0.68	0.50	0.71	0.69	1.07	0.41

1)	CenterState financial data as of and for the LTM ending December 31, 2017 based on publicly available financial information
2)	CenterState financial data as of and for the quarter ending March 31, 2018 based on internal preliminary financial reporting, as provided by the senior management of CenterState
3)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of recent merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Southeast region and announced between January 1, 2015 and April 23, 2018 with disclosed deal values and target total assets between $1.0 billion and $4.0 and target tangible common equity / tangible assets over 8.0% (the “Regional Precedent Transactions”). Sandler O’Neill also reviewed a national group of recent merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2017 and April 23, 2018 with disclosed deal values and target total assets between $1.0 billion and $4.0 and target tangible common equity / tangible assets over 8.0% (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
Ameris Bancorp	Hamilton State Bancshares, Inc. (1)
Banco de Credito e Inversiones SA	TotalBank (1)
IBERIABANK Corporation	Gibraltar Private Bank & Trust Co. (1)
Arvest Bank Group, Inc.	Bear State Financial, Inc. (1)
CenterState Bank Corporation	HCBF Holding Company, Inc. (1)
Carolina Financial Corporation	First South Bancorp, Inc. (1)
Union Bankshares Corporation	Xenith Bankshares, Inc. (1)
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc. (1)
South State Corporation	Park Sterling Corporation (1)
TowneBank	Paragon Commercial Corporation (1)
Home BancShares, Inc.	Stonegate Bank (1)

Buyer	Target
FB Financial Corporation	American City Bank/Clayton Bank and Trust (1)
Renasant Corporation	Metropolitan BancGroup, Inc. (1)
Access National Corporation	Middleburg Financial Corporation
South State Corporation	Southeastern Bank Financial Corporation
Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.
TowneBank	Monarch Financial Holdings, Inc.
Capital Bank Financial Corp.	CommunityOne Bancorp
Bank of the Ozarks, Inc.	C1 Financial, Inc.
Bank of the Ozarks, Inc.	Community & Southern Holdings, Inc.
Yadkin Financial Corporation	NewBridge Bancorp
United Community Banks, Inc.	Palmetto Bancshares, Inc.
Atlantic Capital Bancshares, Inc.	First Security Group, Inc.
PacWest Bancorp	Square 1 Financial, Inc.

1)	Transaction announced on or after November 8, 2016

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to forward earnings, transaction price to book value, transaction price to tangible book value, transaction price to adjusted tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of just those transactions in the Regional Precedent Transactions group announced on or after the US Presidential Election on November 8, 2016 and the mean and median of the entire Regional Precedent Transaction group.

	Charter / CenterState		Regional Precedent Transactions (Post- Election) (1) Median	Regional Precedent Transactions (Post- Election) (1) Mean	Regional Precedent Transactions (Post- Election) (1) High	Regional Precedent Transactions (Post- Election) (1) Low	Regional Precedent Transactions (All) (2) Median	Regional Precedent Transactions (All) (2) Mean
Transaction Price / LTM Earnings:	23.0x		24.5x	26.8x	55.9x	9.8x	25.3x	27.8x
Transaction Price / Forward Earnings:	17.2x		21.8x	22.7x	27.5x	19.4x	22.2x	23.3x
Transaction Price / Book Value:	163%		186%	182%	244%	106%	182%	180%
Transaction Price / Tangible Book Value:	202%		209%	209%	271%	156%	196%	199%
Transaction Price / Adjusted Tangible Book Value (3):	226%		230%	226%	303%	160%	208%	213%
Core Deposit Premium:	16.5 14.5	% (5) / % (4)	13.7%	13.6%	20.6%	8.8%	13.1%	13.0%
1-Day Market Premium / (Discount):	4.9%		11.7%	13.1%	29.1%	2.8%	15.4%	17.6%

1)	Median, mean, high and low for those transactions in the Regional Precedent Transactions group announced on or after November 8, 2016
2)	Median and mean for entire Regional Precedent Transactions group
3)

Tangible book value adjusted to 9.00% tangible common equity / tangible asset ratio and assumes a dollar-for-dollar payout in excess of 9.00% tangible common equity / tangible assets or a dollar-for-dollar increase to deal value and tangible common equity in shortfall of 9.00% tangible common equity / tangible assets

4)	Core deposits defined as total deposits less time deposits greater than $250,000
5)	Core deposits defined as total deposits less time deposits greater than $100,000

Note: Core deposit premium metrics for Regional Precedent Transaction group based on core deposits definition of total deposits less time deposits greater than $250,000

The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
WesBanco, Inc.	Farmers Capital Bank Corporation
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
Ameris Bancorp	Hamilton State Bancshares, Inc.
Meta Financial Group, Inc.	Crestmark Bancorp Inc.
TriCo Bancshares	FNB Bancorp
Banco de Credito e Inversiones SA	TotalBank
Byline Bancorp, Inc.	First Evanston Bancorp, Inc.
Kearny Financial Corp.	Clifton Bancorp Inc.
Glacier Bancorp, Inc.	Inter-Mountain Bancorp., Inc.
IBERIABANK Corporation	Gibraltar Private Bank & Trust Co.
Midland States Bancorp, Inc.	Alpine Bancorporation, Inc.
Arvest Bank Group, Inc.	Bear State Financial, Inc.
CenterState Bank Corporation	HCBF Holding Company, Inc.
Pacific Premier Bancorp, Inc.	Plaza Bancorp
Associated Banc-Corp	Bank Mutual Corporation
OceanFirst Financial Corp.	Sun Bancorp, Inc.
Carolina Financial Corporation	First South Bancorp, Inc.
Southside Bancshares, Inc.	Diboll State Bancshares, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
South State Corporation	Park Sterling Corporation
TowneBank	Paragon Commercial Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
FB Financial Corporation	American City Bank/Clayton Bank and Trust
First Busey Corporation	First Community Financial Partners, Inc.
Simmons First National Corporation	First Texas BHC, Inc.
Renasant Corporation	Metropolitan BancGroup, Inc.
Columbia Banking System, Inc.	Pacific Continental Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to forward earnings, transaction price to book value, transaction price to tangible book value, transaction price to adjusted tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group (all of which were announced on or after the US Presidential Election on November 8, 2016).

	Charter / CenterState		Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction Price / LTM Earnings:	23.0x		24.6x	25.6x	55.9x	9.8x
Transaction Price / Forward Earnings:	17.2x		22.1x	28.6x	63.2x	17.2x
Transaction Price / Book Value:	163%		187%	195%	356%	106%
Transaction Price / Tangible Book Value:	202%		212%	221%	404%	139%
Transaction Price / Adjusted Tangible Book Value (1):	226%		223%	225%	344%	160%
Core Deposit Premium:	16.5 14.5	% (3) / % (2)	14.5%	14.4%	25.7%	7.0%
1-Day Market Premium / (Discount):	4.9%		11.9%	15.8%	74.4%	(7.1%)

1)

Tangible book value adjusted to 9.00% tangible common equity / tangible asset ratio and assumes a dollar-for-dollar payout in excess of 9.00% tangible common equity / tangible assets or a dollar-for-dollar increase to deal value and tangible common equity in shortfall of 9.00% tangible common equity / tangible assets

2)	Core deposits defined as total deposits less time deposits greater than $250,000
3)	Core deposits defined as total deposits less time deposits greater than $100,000

Note: Core deposit premium metrics for Nationwide Precedent Transaction group based on core deposits definition of total deposits less time deposits greater than $250,000

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the per share net present value of Charter common shares assuming Charter performed in accordance with internal financial projections for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Charter. To approximate the terminal value per Charter common share at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 12.0x to 17.0x and price to December 31, 2022 tangible book value per share multiples ranging from 160% to 235%. Sandler O’Neill selected the price to earnings and tangible book value multiples based on Sandler O’Neill’s review of, among other matters, the trading multiples of companies in the Charter Peer Group. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Charter common shares. As illustrated in the following tables, the analysis indicated an imputed range of per share values of Charter common shares of $12.11 to $21.26 when applying multiples of earnings and $16.35 to $29.96 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$15.42	$16.59	$17.76	$18.93	$20.09	$21.26
11.0%	$14.80	$15.92	$17.04	$18.15	$19.27	$20.39
12.0%	$14.21	$15.28	$16.35	$17.42	$18.49	$19.56
13.0%	$13.64	$14.67	$15.69	$16.72	$17.75	$18.78
14.0%	$13.10	$14.09	$15.07	$16.06	$17.04	$18.03
15.0%	$12.59	$13.54	$14.48	$15.43	$16.37	$17.32
16.0%	$12.11	$13.01	$13.92	$14.83	$15.73	$16.64

Tangible Book Value Per Share Multiples

Discount Rate	160%	175%	190%	205%	220%	235%
10.0%	$20.88	$22.70	$24.51	$26.33	$28.14	$29.96
11.0%	$20.03	$21.77	$23.51	$25.25	$26.98	$28.72
12.0%	$19.22	$20.88	$22.55	$24.22	$25.88	$27.55
13.0%	$18.45	$20.04	$21.64	$23.24	$24.84	$26.43
14.0%	$17.71	$19.25	$20.78	$22.31	$23.84	$25.37
15.0%	$17.02	$18.49	$19.96	$21.43	$22.90	$24.37
16.0%	$16.35	$17.76	$19.18	$20.59	$22.00	$23.41

Sandler O’Neill also considered and discussed with the Charter board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Charter’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of values per Charter common share, applying the price to 2022 earnings per share multiples range of 12.0x to 17.0x referred to above and a discount rate of 13.60%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$10.91	$11.71	$12.51	$13.31	$14.12	$14.92
(10.0%)	$12.11	$13.01	$13.92	$14.82	$15.72	$16.62
0.0%	$13.31	$14.32	$15.32	$16.32	$17.32	$18.32
10.0%	$14.52	$15.62	$16.72	$17.82	$18.92	$20.02
20.0%	$15.72	$16.92	$18.12	$19.32	$20.53	$21.73

The following table describes the discount rate calculation for Charter common stock prepared by Sandler O’Neill. The discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium. A size premium and industry premium were used in calculating the discount rate for Charter common stock because Sandler O’Neill believed that Charter’s common stock had historically been too thinly traded for the beta of its common stock price to provide a reliable measure of the volatility, or systematic risk, of Charter’s common stock in comparison to the stock market as a whole.

Risk Free Rate	2.98%	Based on current 10-year treasury yield
Equity Risk Premium	5.86%	Per Duff & Phelps 2017 Valuation Handbook
Size Premium	3.67%	Per Duff & Phelps 2017 Valuation Handbook
Industry Premium	1.09%	Per Duff & Phelps 2017 Valuation Handbook

Discount Rate	13.60%

Sandler O’Neill also performed an analysis that estimated the net present value per share of CenterState stock assuming that CenterState performed in accordance with publicly available consensus mean analyst earnings per share and dividends per share estimates for CenterState for the years ending December 31, 2018 through December 31, 2019, as well as an estimated long-term annual earnings per share growth rate and dividend rate for the years thereafter, as provided by the senior management of CenterState. To approximate the per share terminal value of CenterState stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2022 tangible book value per share multiples ranging from 200% to 300%. Sandler O’Neill selected the price to earnings and tangible book value multiples based on Sandler O’Neill’s review of, among other matters, the trading multiples of companies in the

CenterState Peer Group. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CenterState stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CenterState stock of $22.60 to $37.88 when applying multiples of earnings per share and $23.92 to $43.33 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$27.86	$29.86	$31.86	$33.87	$35.87	$37.88
9.0%	$26.69	$28.61	$30.53	$32.45	$34.36	$36.28
10.0%	$25.59	$27.42	$29.26	$31.10	$32.93	$34.77
11.0%	$24.54	$26.30	$28.06	$29.82	$31.58	$33.34
12.0%	$23.54	$25.23	$26.92	$28.60	$30.29	$31.97
13.0%	$22.60	$24.21	$25.83	$27.45	$29.06	$30.68

Tangible Book Value Per Share Multiples

Discount Rate	200%	220%	240%	260%	280%	300%
8.0%	$29.49	$32.26	$35.03	$37.79	$40.56	$43.33
9.0%	$28.26	$30.91	$33.56	$36.21	$38.85	$41.50
10.0%	$27.09	$29.62	$32.16	$34.70	$37.23	$39.77
11.0%	$25.98	$28.41	$30.84	$33.27	$35.70	$38.13
12.0%	$24.92	$27.25	$29.58	$31.91	$34.23	$36.56
13.0%	$23.92	$26.15	$28.38	$30.61	$32.85	$35.08

Sandler O’Neill also considered and discussed with the Charter’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming CenterState’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for CenterState shares, applying the price to 2022 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 8.55%, based on a 2.98% current 10-year treasury yield, a two-year beta of CenterState’s common stock of 0.951x and an equity risk premium of 5.86%

Earnings Per Share Multiples

Annual Budget Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(20.0%)	$22.12	$23.68	$25.25	$26.81	$28.38	$29.94
(10.0%)	$24.66	$26.42	$28.18	$29.94	$31.70	$33.46
0.0%	$27.20	$29.16	$31.12	$33.07	$35.03	$36.98
10.0%	$29.75	$31.90	$34.05	$36.20	$38.35	$40.51
20.0%	$32.29	$34.64	$36.98	$39.33	$41.68	$44.03

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the third calendar quarter of 2018. In performing this analysis, Sandler O’Neill utilized the Pro Forma Assumptions. The analysis indicated that the merger could be approximately 0.2% dilutive to CenterState’s estimated earnings per share (excluding one-time transaction costs and expenses) in the year ending December 31, 2018 and approximately 3.1%, 3.6%, 3.6% and 3.6% accretive to CenterState’s estimated earnings per share in the years ending December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022, respectively; neutral to CenterState’s estimated tangible book value per share at closing and at December 31, 2018 and 0.6%, 1.2%, 1.7% and 2.1% accretive to CenterState’s estimated tangible book value per share at December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022, respectively.

In connection with this analysis, Sandler O’Neill considered and discussed with the Charter board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as financial advisor to Charter in connection with the merger. Charter has agreed to pay Sandler O’Neill a transaction fee in an amount equal to 1.00% of the aggregate merger consideration, which transaction fee is contingent upon the closing of the merger. At the time of announcement, based on CenterState’s closing price of $27.53 as of April 23, 2018, Sandler O’Neill’s transaction fee was approximately $3.6 million. Sandler O’Neill also received a $350,000 fee upon rendering its fairness opinion to the Charter board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Charter has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler O’Neill did not provide any other investment banking services to Charter in the two years preceding the date of its opinion, nor did Sandler O’Neill provide any investment banking services to CenterState in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to CenterState and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of CenterState and its affiliates for its own account and for the accounts of its customers.

Certain Unaudited Prospective Financial Information

CenterState and Charter do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the proposed merger, the senior management of Charter provided Sandler O’Neill with certain nonpublic unaudited prospective financial information prepared by Charter senior management with respect to Charter, and the senior management of CenterState prepared certain nonpublic unaudited prospective financial information (including the Pro Forma Assumptions) with respect to Charter, CenterState and the combined company, which was provided to Sandler O’Neill. Such nonpublic unaudited prospective financial information was used by Sandler O’Neill in performing financial analyses in connection with its fairness opinion, as described in this proxy statement/prospectus under the heading “Opinion of Financial Advisor of Charter” beginning on page 61.

This nonpublic unaudited prospective financial information was prepared as part of CenterState’s and Charter’s respective overall processes of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. Neither Charter nor CenterState has warranted the accuracy of the prospective financial information to anyone, including to each other. A summary of certain significant elements of this information is set forth below, and is included in this proxy statement/prospectus solely because such information was made available to Sandler O’Neill in connection with its financial analyses of the merger. The information included below does not comprise all of the prospective financial information provided by CenterState and Charter to Sandler O’Neill, but instead, includes only the material prospective financial information used by Sandler O’Neill in performing financial analyses in connection with its fairness opinion.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of the senior managements of CenterState and Charter made at the time they were prepared. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Charter operates, and the risks and uncertainties described under “Risk Factors” beginning on page 36, “Cautionary Statement Regarding Forward-Looking Statements” on page 43, and in the reports that CenterState and Charter file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of CenterState and Charter and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of CenterState and Charter could or might have taken during these time periods.

The inclusion in this proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that CenterState, Charter or Sandler O’Neill considered, or now consider, these projections and forecasts to be a necessarily accurate predictor of actual future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of the ultimate performance of Charter, and this information should not be relied on as such. In addition, this information represents the evaluations of the senior managements of CenterState and Charter at the time it was prepared regarding certain measures of expected future financial performance on a standalone basis, assuming execution of certain strategic initiatives, and without reference to the merger or transaction-related costs or benefits.

This information represents the evaluations of the senior managements of CenterState and Charter, as applicable, at the time it was prepared and reflect certain measures of potential future financial performance on a standalone basis other than with respect to the Pro Forma Assumptions related to the proposed combined company), assuming execution of certain strategic initiatives, and without reference to the merger or transaction-related costs or benefits. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used.

The financial forecasts summarized in this section were prepared by and are the responsibility of the senior managements of CenterState and Charter. Crowe Horwath LLP (the independent registered public accounting firm of CenterState) and Dixon Hughes Goodman LLP (the independent registered public accounting firm of Charter) have not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, Crowe Horwath LLP and Dixon Hughes Goodman LLP have not expressed any opinion or given any other form of assurance with respect thereto and assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this proxy statement/prospectus relate to the historical financial information of CenterState and Charter. Such reports do not extend to the financial forecasts and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

By including in this proxy statement/prospectus a summary of certain financial forecasts, neither Charter, CenterState, nor any of their respective representatives have made or makes any representation to any person regarding the ultimate performance of Charter compared to the information contained in the financial forecasts. Neither CenterState, Charter nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or prospective financial information to reflect circumstances existing since the preparation thereof or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section are not being included in this proxy statement/prospectus in order to induce any stockholder of Charter to vote in favor of any of the proposals to be voted on at the Charter special meeting. Considering that the Charter special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to rely on the unaudited prospective financial information in making a decision regarding the merger. Charter stockholders are urged to review CenterState’s most recent SEC filings incorporated by reference in this proxy statement/prospectus for a description of CenterState’s reported financial results and the financial statements and Charter’s most recent SEC filings incorporated by reference in this proxy statement/prospectus for a description of Charter’s reported financial results and the financial statements of Charter. See “Where You Can Find More Information.”

Certain Unaudited Prospective Financial Information of Charter Prepared by Charter and Provided to Sandler O’Neill

	Charter Projections as of and for the year ending
	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022
Tangible common equity (in millions)	$193	$214	$236	$258	$282
Tangible book value per share	$12.76	$14.13	$15.57	$17.08	$18.65
Net income (in thousands)	$22,657	$24,185	$25,705	$27,329	$29,106
Diluted earnings per share	$1.46	$1.55	$1.64	$1.74	$1.84

Certain Unaudited Prospective Financial Information Prepared by CenterState and Provided to Sandler O’Neill

CenterState assumed a 10% long term net income growth rate for both CenterState and Charter for fiscal years after 2019. The remainder of the Pro Forma Assumptions were prepared by CenterState and included in an investor presentation that was provided to Sandler O’Neill and filed as Exhibit 99.2 to CenterState’s Form 8-K filed on April 24, 2018, which is incorporated by reference into this proxy statement/prospectus.

CenterState’s Reasons For the Merger

In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors evaluated the merger and the merger agreement in consultation with CenterState senior management, as well as CenterState’s financial and legal advisors, and considered a number of factors, including the following material factors:

•

each of CenterState’s, Charter’s and the combined company’s business operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of Charter, which included financial, credit, legal, regulatory and operational due diligence, and the conclusion that Charter’s financial condition, capital adequacy and asset quality were sound and would complement those of CenterState;

•	its belief that CenterState and Charter share similar cultures and community banking models, including with respect to strategic focus, client service, credit culture and risk profile;

•

its belief that the merger would potentially create synergies and potential enhanced economies of scale that would result in the combined company having the opportunity for superior future earnings and prospects compared to CenterState’s earnings and prospects on a stand-alone basis;

•

the potential expanded possibilities for the combined company, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, geographic expansion into Georgia, including the Atlanta area, as well as into Alabama and the Florida panhandle, and expanded asset base, capital and lending capacity;

•	the expected positive impact on financial metrics, including earnings and returns on tangible shareholders’ equity;

•

its understanding of the current and prospective economic, interest rate, regulatory and competitive environment in which CenterState and Charter operate, and the likely effect of these factors on CenterState, both with and without the merger;

•	CenterState’s past record of integrating acquisitions and of realizing projected financial goals and benefits;

•

the financial and other terms and conditions of the merger agreement, including provisions for the payment by Charter to CenterState of a termination fee if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the merger and the likelihood that such approvals would be received in a timely manner without burdensome conditions.

CenterState’s board of directors also considered potential risks relating to the merger, including the following:

•	CenterState may have difficulty successfully maintaining Charter’s existing customer and employee relationships;

•	CenterState may experience disruptions in the integration of Charter operations with CenterState;

•	CenterState may not realize all of the anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

•

the substantial costs that CenterState will incur in connection with the merger even if it is not consummated, including a $2 million termination fee if regulatory approvals are not received solely due to CenterState.

The foregoing discussion of factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes material factors considered by the CenterState board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its decision.

Interests of Charter Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of Charter will receive the same merger consideration for their shares of Charter common stock as the other Charter stockholders. Charter stockholders considering the recommendation of the Charter board of directors that the Charter stockholders vote to approve the merger and to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger, should be aware that some of the executive officers and directors of Charter may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Charter stockholders generally. The Charter board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Charter stockholders vote in favor of approving the merger and to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger. For a more complete description of Charter’s reasons for the merger and the recommendation of the Charter board of directors, please see the section entitled “The Merger — Background of the Merger” and “The Merger — Recommendation of the Charter Board of Directors and Reasons for the Merger” beginning on page 53. Charter stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger and “FOR” the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Charter named executive officers that is based on or otherwise relates to the merger. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of Charter Stock Options and Restricted Stock

Charter has made periodic grants of stock options and restricted stock to its executive officers and non-employee directors under its 2013 Equity Incentive Plan and predecessor equity incentive plans.

At the effective time of the merger, each option to acquire shares of Charter common stock which is then outstanding, whether or not exercisable, will be converted into the right to receive a cash payment equal to (i) the number of shares of Charter common stock underlying such option times (ii) $23.00 minus the exercise per share under such option, subject to any required income or employment tax withholding requirements. CenterState will make such cash payment within ten business days of the effective time of the merger (provided that Charter has timely provided to CenterState the information needed by CenterState to process payment within such period).

Immediately prior to the effective time of the merger, each share of restricted stock of Charter that is then outstanding will become fully vested and the restrictions thereon shall lapse, and shall be treated as an issued and outstanding share of Charter common stock for the purposes of the merger agreement, including, but not limited to, representing the right to receive the merger consideration, subject to any income or employment tax withholding requirements.

The following table sets forth, for each of our executive officers and non-employee directors, the number of all outstanding and unexercised stock options and shares of restricted stock held by each such person as of June 1, 2018, and the estimated consideration that each will receive after the effective time of the merger in connection with such awards:

	Number of Outstanding Options	Resulting Option Consideration (1)($)	Number of Shares of Restricted Stock	Approximate Resulting Restricted Stock Consideration (2)($)
Executive Officers
Robert L. Johnson	440,426	5,693,563	22,863	539,110
Curtis R. Kollar	181,080	2,303,061	11,434	269,614
Lee W. Washam	180,305	2,284,877	11,434	269,614
Curti M. Johnson	198,233	2,430,405	9,146	215,663
Non-Employee Directors
David L. Strobel	59,079	752,994	3,431	80,903
David Z. Cauble, III	62,821	806,055	3,431	80,903
Jane W. Darden	62,821	806,055	3,431	80,903
Thomas M. Lane	59,828	763,615	3,431	80,903
Edward D. Smith	42,868	519,131	3,431	80,903

(1)	The value of each outstanding stock option is calculated as the difference between (a) $23.00 and (b) the exercise price of the option.
(2)

If the merger is completed, each share of restricted stock will become fully vested and will be converted into the right to receive (i) 0.738 shares of CenterState common stock and (ii) a cash amount equal to $2.30 plus any cash dividends payable to CenterState shareholders of record as of any date on or after the closing date of the merger. Based on the average closing stock price of CenterState common stock on NASDAQ for the five business days following the first public announcement of the merger on April 24, 2018, the value of the merger consideration was $23.58 per share

For further information regarding the beneficial ownership of Charter common stock by the Charter executive officers and directors, see “Information about the Companies — Information about Charter — Security Ownership of Certain Beneficial Owners and Management” beginning on page 111.

Stock Option Lock-up Agreements

Each of Charter’s named executive officers has entered into a stock option lock-up agreement with CenterState in the form attached as Exhibit F to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed not to (i) exercise any Charter stock options that would result in more than 50% of the shares of Charter common stock subject to the Charter stock options held by each such named executive officer being issued or (ii) transfer any such Charter stock options.

Employee Stock Ownership Plan

The CharterBank ESOP is a tax-qualified plan that covers substantially all of the employees of CharterBank who have attained age 20  1⁄2 and have completed at least three months of service with CharterBank. The ESOP received a loan from Charter, the proceeds of which were used to acquire shares of Charter common stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, using contributions received from CharterBank. Prior to the effective time of the merger, the outstanding ESOP loan will be repaid by the ESOP by a delivering a sufficient number of unallocated shares of Charter common stock to Charter and, if after remitting such shares there remains any unpaid amount under the ESOP loan, such unpaid amount, including any unpaid but accrued interest will be forgiven by Charter at the effective time of the merger. Any unallocated shares remaining in the ESOP suspense account (after the repayment of the outstanding loan) will be allocated to the active plan participants pro-rata as earnings. As of the effective time of the merger, the ESOP will be terminated and all allocated shares of common stock held by the ESOP will be converted into the merger consideration.

As a result of the foregoing, Charter’s executive officers, as well as other employees who participate in the ESOP, will receive a benefit in connection with the ESOP’s termination to the extent that the stock price of Charter common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.

Charter Employment Agreements and Change of Control Agreement with Executive Officers

Charter has entered into written employment agreements or change of control agreements with each of its executive officers pursuant to which the executive officers may be entitled to certain severance payments and other benefits in the event their employment is terminated by Charter without cause or by the executive officer for good reason, and such payments and benefits may be increased or enhanced if the termination occurs following a “change in control” of Charter, the definition of which includes the consummation of the merger. The terms of each Charter executive officer’s employment agreement or change of control agreement are described in further detail below.

Employment Agreement with Robert L. Johnson

Charter has entered into an amended and restated employment agreement with Mr. Robert L. Johnson, effective as of December 15, 2015. The employment agreement has an initial term of three years and may be extended for additional one-year periods thereafter. Pursuant to the employment agreement, in the event Mr. Johnson’s employment is terminated by Charter without “cause” (as described below) or Mr. Johnson resigns for “good reason” (as described below), Mr. Johnson is entitled to receive a lump sum payment equal to three times his five year average annual compensation (based on his reported Form W-2 taxable income, but including any pre-tax contributions to retirement or savings plans). In addition, if the termination of employment occurs following a change of control of Charter, Mr. Johnson is entitled to an additional payment equal to the monthly cost to provide health coverage maintained by Mr. Johnson, multiplied by 36. Mr. Johnson is subject to a covenant not to compete for two years following termination during the employment period. He is also subject to non-solicitation and confidentiality provisions under the employment agreement.

In the event it were determined that any payment or distribution to Mr. Johnson would, if paid, be subject to the excise tax imposed by Section 4999 of the Code, then prior to the making of any such payment or distribution, a calculation shall be made comparing (i) the net after-tax benefit to Mr. Johnson after payment of the excise tax, to (ii) the net after-tax benefit to Mr. Johnson if such payment or distribution had been limited to the extent necessary to avoid being subject to the excise tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the payment or distribution shall be limited to the extent necessary to avoid being subject to the excise tax.

As defined in the employment agreement, “cause” means, as a reason for Charter’s termination of Mr. Johnson’s employment, a determination by Charter’s board of directors that Mr. Johnson should be terminated due to personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of the employment agreement.

As defined in the employment agreement, “good reason” means, as a reason for Mr. Johnson’s termination of his employment with Charter, the occurrence of any of the following:

•	a failure by Charter to maintain Mr. Johnson as its President and Chief Executive Officer;

•	a failure by Charter to nominate Mr. Johnson to serve on the board of directors of Charter and CharterBank;

•	a material failure by Charter to vest in Mr. Johnson the functions, duties or responsibilities prescribed for the offices of President and Chief Executive Officer;

•	a reduction of Mr. Johnson’s base salary, or any failure to pay any compensation as and when due;

•	a material reduction of any compensation or benefit program in which Mr. Johnson participates;

•	a material breach by Charter of any material term or condition of the employment agreement; or

•

a change in Mr. Johnson’s principal place of employment to a place that is not the principal executive office of Charter, or a relocation of the Charter’s principal executive office to a location that is both more than 35 miles from Mr. Johnson’s principal residence and more than 35 miles from the location of Charter’s current principal executive office.

Change of Control Agreements with Curtis R. Kollar and Lee W. Washam

Charter has entered into change of control agreements with Curtis R. Kollar and Lee W. Washam, effective as of December 23, 2009, as amended. The change of control agreements have an initial two-year term, and remain in effect until the second anniversary of Charter giving notice of its intent to terminate the agreements, or, if later, the second anniversary of a change of control of Charter. Pursuant to the change of control agreements, in the event Mr. Kollar or Mr. Washam is terminated by Charter (i) without “cause” (with “cause” having the same meaning as under Robert L. Johnson’s employment agreement, described above) after a change of control of Charter has occurred or when a change of control of Charter is pending or (ii) Mr. Kollar or Mr. Washam resign for “good reason” (as described below) after a change of control of Charter has occurred, Mr. Kollar or Mr. Washam, as applicable, is entitled to receive a lump sum payment equal to two times the amount of salary, bonus and short-term and long-term cash compensation the executive received in the preceding calendar year, plus a lump sum payment equal to the monthly cost to provide health coverage maintained by the Mr. Kollar or Mr. Washam, as applicable, multiplied by 24.

In the event it were determined that any payment or distribution to Mr. Kollar or Mr. Washam would, if paid, be subject to the excise tax imposed by Section 4999 of the Code, then prior to the making of any such payment or distribution, a calculation shall be made comparing (i) the net after-tax benefit to Mr. Kollar or Mr. Washam after payment of the excise tax, to (ii) the net after-tax benefit to Mr. Kollar or Mr. Washam if such payment or distribution had been limited to the extent necessary to avoid being subject to the excise tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the payment or distribution shall be limited to the extent necessary to avoid being subject to the excise tax.

As defined in the change of control agreements, “good reason” means, as a reason for Mr. Kollar’s or Mr. Washam’s resignation from employment with Charter, the occurrence of any of the following:

•	a failure by Charter to appoint or re-appoint or elect or re-elect the executive to the position he had prior to the change of control or to a more senior office;

•	a material failure by Charter to vest in the executive the functions, duties or responsibilities prescribed for the position he had prior to the change of control;

•	a reduction of the executive’s base salary, or any failure to pay any compensation as and when due;

•	a material reduction of any compensation or benefit program in which the executive participates;

•	a material breach by Charter of any material term or condition of the change of control agreement; or

•

a change in the executive’s principal place of employment to a place that is not the principal executive office of Charter, or a relocation of the Charter’s principal executive office to a location that is both more than 35 miles from the executive’s principal residence and more than 35 miles from the location of Charter’s current principal executive office.

Employment Agreement with Curti M. Johnson

Charter has entered into an employment agreement with Mr. Curti M. Johnson, effective as of November 3, 2016. The employment agreement has an initial term of two years and automatically renews for additional two-year periods. Pursuant to the employment agreement, in the event Mr. Johnson’s employment is terminated by Charter without “cause” (as described below) or Mr. Johnson resigns for “good reason” (as described below), Mr. Johnson would be entitled to receive a lump sum payment equal to two times the amount of salary, bonus and short-term and long-term cash compensation Mr. Johnson received in the preceding calendar year, plus a lump sum payment equal to the monthly cost to provide health coverage maintained by Mr. Johnson, multiplied by 24. Mr. Johnson is subject to a covenant not to compete for two years following termination during the employment period. He is also subject to non-solicitation and confidentiality provisions under the employment agreement.

As defined in the employment agreement, “cause” as a reason for Mr. Johnson’s termination of employment exists if any of the following have occurred with respect to Mr. Johnson:

•	conviction of, guilty plea to, or confession to any felony or any act of fraud, misappropriation or embezzlement;

•	failure to comply with the terms of the employment agreement (after notice and opportunity to cure);

•	violation of non-competition or other restrictive covenants contained in the employment agreement;

•

reduction in Charter’s composite bank rating by an appropriate governmental or quasi-governmental regulatory authority, to a level which is less than satisfactory, which is the result of the failure of Mr. Johnson to properly discharge his duties and obligations to Charter;

•	habitual use of illegal drugs, or habitual drunkenness or substance abuse which materially interferes with the performance of Mr. Johnson’s duties and obligations; or

•

entry of a final consent decree, cease and desist or similar order against Mr. Johnson by a regulatory agency relating to violations or alleged violations of any law or regulation governing the conduct of Charter.

As defined in the employment agreement, “good reason” means, as a reason for Mr. Johnson’s resignation from employment, the occurrence of either (i) a required relocation of a location 25 miles or more from West Point, Georgia, or (ii) a reduction in base salary or the failure to continue to provide benefits substantially similar to those provided to similarly situated executive officers.

Charter Supplemental Executive Retirement Plan Agreements with Certain Executive Officers

Charter has entered into Supplemental Executive Retirement Plan Agreements (“SERPs”) with Messrs. Robert L. Johnson, Curtis R. Kollar and Lee W. Washam that provide supplemental retirement benefits under certain circumstances, including retirement, death, disability or upon a change in control of Charter. A portion of these benefits are payable in the form of a fixed monthly annuity for 15 years following termination of employment (the “fifteen-year benefit”), and a portion is payable as a monthly benefit for life in the form of a single life annuity following termination of employment (the “lifetime benefit”).

Each of Messrs. Johnson, Kollar and Washam is fully vested in his fifteen-year benefit under his respective SERP, and the entitlement to such benefit is not affected by the merger (except to the extent the executive officer’s employment is terminated in connection with the merger, which will cause payments under the fifteen-year benefit to commence).

In the event of a change of control of Charter before the executive terminates employment, the lifetime benefit under the SERP becomes payable to the executive in the form of a single lump sum payment equal to the cash surrender value of the underlying annuity contract (without any offset for surrender charges). Alternatively, Charter may assign the annuity contract to the executive in satisfaction of this payment obligation. As of March 31, 2018, the cash surrender value of the of the annuity contracts underlying the lifetime benefit under the SERPs was $1,055,137, $214,230 and $817,072 for Messrs. Johnson, Kollar and Washam, respectively.

Director Non-Competition and Non-Disclosure Agreements; Claims Letters

Each director serving on the board of directors of either Charter or CharterBank has entered into a non-competition and non-disclosure agreement with CenterState, covering a two-year period commencing with the effective time of the merger, in the form attached as Exhibit D to the merger agreement attached as Appendix A to this proxy statement/prospectus. In addition, each of the directors of Charter and CharterBank has entered into a claims letter in the form attached as Exhibit E to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed to release certain claims against Charter or CharterBank, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 83, after the effective time of the merger, CenterState will indemnify and defend the present and former directors and officers of Charter and CharterBank against claims pertaining to matters occurring at or prior to the closing of the merger to the fullest extent permitted by law. CenterState also has agreed, for a period of six years after the effective time of the merger, to maintain directors’ and officers’ liability insurance coverage for present and former directors and officers of Charter and CharterBank. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Charter. However, in no event shall CenterState be required to expend for the tail insurance a premium amount in excess of 200% of the annual premiums paid by Charter for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

CenterState Bank Employment Agreement with Lee W. Washam

As a condition to CenterState’s willingness to enter into the merger agreement, CenterState Bank entered into an employment agreement with Mr. Lee W. Washam effective as of the effective time of the merger. Under the employment agreement, Mr. Washam is expected to serve as an Executive Vice President and a Regional President of Georgia for CenterState Bank. The employment agreement will not impact or affect Mr. Washam’s existing employment agreement with Charter. The employment agreement has an initial three year term, and may be extended for successive periods of one year each on materially similar terms and conditions unless either CenterState Bank or Mr. Washam determine not to extend the term.

Mr. Washam’s employment agreement provides for, among other things, (i) an initial annual base salary of $247,200; (ii) an opportunity to earn an annual cash bonus with a target amount equal to 30% of his annual base salary; and (iii) eligibility to participate in the medical, disability and life insurance plans applicable to the executives of CenterState Bank generally. If Mr. Washam is terminated without cause or resigns for good reason during the term of his agreement, then, subject to executing an effective release of claims in favor of CenterState Bank, Mr. Washam will be entitled to (i) a cash severance payment equal to one times the executive’s annual base salary, and (ii) continued participation in CenterState’s medical, dental, disability and life insurance programs through the earlier of the end of the 12-month period beginning on the date of termination and such time as Mr. Washam is eligible to receive comparable benefits from a subsequent employer.

The employment agreement contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition, which are effective for a period of 18 months following the Mr. Washam’s termination of employment for any reason.

Merger-Related Compensation for Charter’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K of the SEC rules regarding the compensation for each named executive officer of Charter that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. Additional information regarding these payments and benefits is also summarized in the section entitled “— Interests of Charter Executive Officers and Directors in the Merger” beginning on page 78 of this proxy statement/prospectus, which information is incorporated by reference into this section.

The tables below quantify such compensation for each of the named executive officers of Charter. Each Charter named executive officer is potentially entitled to such benefits under his existing arrangement with Charter and/or CharterBank upon the termination of his employment without cause or his resignation for “good reason,” as discussed above in the section entitled “— Interests of Charter Executive Officers and Directors in the Merger” beginning on page 78 of this proxy statement/prospectus. In addition, if the merger is consummated, each named executive officer will receive a cash payment in exchange for stock options and the merger consideration in exchange for shares of restricted stock held by such executive officer, which is also reflected below.

As required by SEC rules, two tables are set forth below. The first table quantifies only the merger-related compensation that would be provided under the existing Charter arrangements, in each case assuming that the merger occurred on [●], 2018 (the latest practicable date prior to the filing of this proxy statement/prospectus) and that each named executive officer experienced a qualifying termination of employment from Charter, as more fully described above in “— Interests of Charter Executive Officers and Directors in the Merger – Charter Employment Agreements and Change of Control Agreement with Executive Officers” beginning on page 80 of this proxy statement/prospectus immediately thereafter. Only the amounts shown in this first table are part of the Charter compensation proposal.

The second table quantifies the compensation payable under the existing Charter arrangements (which amounts are included in the first table), together with other compensation and benefits that will or may be paid to Mr. Lee W. Washam pursuant to his new employment agreement with CenterState Bank in the event of his qualifying termination from CenterState Bank, as more fully described above in “— Interests of Charter Executive Officers and Directors in the Merger — CenterState Bank Employment Agreement with Lee W. Washam” beginning on page 83 of this proxy statement/prospectus. As stated above, the amounts shown in this second table are not part of the Charter compensation proposal.

The amounts indicated below are estimates of amounts that might become payable to the named executive officers. The estimates are based on multiple assumptions that may or may not prove correct, such as whether the named executive officers will experience a qualifying separation from service. Some of the assumptions are based on information not currently available and, as a result, any actual amounts received by a named executive officer may differ in material respects from the amounts set forth below. The amounts set forth below have not been reduced to reflect assumptions about the effect of golden parachute tax limitations because it is not possible to predict the effect of those limits with certainty.

Golden Parachute Compensation: Charter

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimbursement ($) (5)	Other ($) (6)	Total ($) (7)
Robert L. Johnson	2,541,739	1,412,445	1,378,106	94,657	0	0	5,426,947
Curtis R. Kollar	590,386	615,742	498,464	60,081	0	0	1,765,073
Lee W. Washam	684,608	615,742	1,128,378	45,370	0	0	2,474,098
Curti M. Johnson	664,628	665,610	78,423	83,567	0	0	1,492,228

(1)

Represents a “double trigger” (see note 5 below) cash severance payment equal to three times the executive’s five-year average annual compensation (in the case of Mr. Robert L. Johnson) or two times the salary, bonus and short-term and long-term cash compensation the executive received in the preceding calendar year (in the case of the other named executive officers). These amounts are described above under “— Charter Employment Agreements and Change of Control Agreement with Executive Officers” beginning on page 80 of this proxy statement/prospectus.

(2)

Represents the value of (i) each unvested Charter stock option, which is calculated as the difference between (a) $23.00 and (b) the exercise price of the option, and (ii) each share of restricted stock that will become vested and be exchanged for the merger consideration in connection with the merger (single trigger), as described above in “— Interests of Charter Executive Officers and Directors in the Merger — Treatment of Charter Stock Options and Restricted Stock” beginning on page 78 of this proxy statement/prospectus.

(3)

Amount includes a single trigger benefit equal to the accelerated payment of the cash surrender value of the single life annuity contract underlying the lifetime benefit under executive’s Supplemental Executive Retirement Plan Agreement annuity (described above). As of March 31, 2018, the cash surrender value of the of the annuity contracts underlying the lifetime benefit under the SERPs was $1,055,137, $214,230 and $817,072 for Messrs. Johnson, Kollar and Washam, respectively. Alternatively, Charter may assign the annuity contract to the executive in satisfaction of this payment obligation. Amount also includes a single trigger benefit equal to the value of a portion of the unallocated shares remaining in the ESOP suspense account that will be allocated to active plan participants pro-rata as earnings in connection with the ESOP termination (described above).

(4)

Represents a double-trigger cash payment equal to the monthly cost to provide health coverage maintained by the executive prior to the merger, multiplied by 36, in the case of Mr. Robert L. Johnson, or multiplied by 24, in the case of the other named executive officers.

(5)	No Charter executive officer will receive any tax reimbursement in connection with the merger.
(6)	No Charter executive officer will receive any merger-related compensation other than that reflected in this chart.
(7)

The following table quantifies, for each named executive officer, the portion of the total estimated amount of golden parachute compensation that is payable upon consummation of the merger, referred to a “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment by the surviving corporation without “cause” or by the officer for “good reason,” referred to as “double trigger”:

Name	Single Trigger ($)	Double Trigger ($)
Robert L. Johnson	2,790,551	2,636,396
Curtis R. Kollar	1,114,606	650,467
Lee W. Washam	1,744,120	729,978
Curti M. Johnson	744,033	748,195

Golden Parachute Compensation: Charter and CenterState

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimbursement ($) (5)	Other ($) (6)	Total ($) (7)
Robert L. Johnson	2,541,739	1,412,445	1,378,106	94,657	0	0	5,426,947
Curtis R. Kollar	590,386	615,742	498,864	60,081	0	0	1,765,073
Lee W. Washam	931,808	615,742	1,128,378	59,306	0	0	2,735,234
Curti M. Johnson	664,628	665,610	78,423	83,567	0	0	1,492,228

(1)

Represents a “double trigger” (see note 5 below) cash severance payment equal to three times the executive’s five-year average annual compensation (in the case of Mr. Robert L. Johnson) or two times the salary, bonus and short-term and long-term cash compensation the executive received in the preceding calendar year (in the case of the other named executive officers). These amounts are described above under “— Charter Employment Agreements and Change of Control Agreement with Executive Officers.” In addition, for Mr. Washam, the amount includes a double-trigger a cash severance payment pursuant to his new employment agreement with CenterState equal to one times his base salary, payable in the event Mr. Washam’s employment with CenterState is terminated without cause or he resigns for good reason following the merger

(2)

Represents the value of (i) each unvested Charter stock option, which is calculated as the difference between (a) $23.00 and (b) the exercise price of the option, and (ii) each share of restricted stock that will become vested and be exchanged for the merger consideration in connection with the merger (single trigger), as described above in “— Interests of Charter Executive Officers and Directors in the Merger — Treatment of Charter Stock Options and Restricted Stock” beginning on page 78 of this proxy statement/prospectus.

(3)

Amount includes a single trigger benefit equal to the accelerated payment of the cash surrender value of the single life annuity contract underlying the lifetime benefit under the executive’s Supplemental Executive Retirement Plan Agreement annuity (described above). As of March 31, 2018, the cash surrender value of the of the annuity contracts underlying the lifetime benefit under the SERPs was $1,055,137, $214,230 and $817,072 for Messrs. Johnson, Kollar and Washam, respectively. Alternatively, Charter may assign the annuity contract to the executive in satisfaction of this payment obligation. Amount also includes a single trigger benefit equal to the value of a portion of the unallocated shares remaining in the ESOP suspense account that will be allocated to active plan participants pro-rata as earnings in connection with the ESOP termination (described above).

(4)

Represents a double-trigger cash payment equal to the monthly cost to provide health coverage maintained by the executive prior to the merger, multiplied by 36, in the case of Mr. Robert L. Johnson, or multiplied by 24, in the case of the other named executive officers. In addition, for Mr. Washam, includes a double-trigger benefit equal to the cost of continued medical and dental insurance coverage for 12 months pursuant to his new employment agreement with CenterState.

(5)	No Charter executive officer will receive any tax reimbursement in connection with the merger.
(6)	No Charter executive officer will receive any merger-related compensation other than that reflected in this chart.
(7)

The following table quantifies, for each named executive officer, the portion of the total estimated amount of golden parachute compensation that is payable upon consummation of the merger, referred to a “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment by the surviving corporation without “cause” or by the officer for “good reason,” referred to as “double trigger”:

Name	Single Trigger ($)	Double Trigger ($)
Robert L. Johnson	2,790,551	2,636,396
Curtis R. Kollar	1,114,606	650,467
Lee W. Washam	1,744,120	991,114
Curti M. Johnson	744,195	748,195

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of Charter common stock that exchange their shares in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.

This summary is limited to U.S. holders (as defined below) that hold their shares of Charter common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Charter stockholder or to Charter stockholders that are subject to special rules under U.S. federal income tax laws, such as:

•	Non-U.S. stockholders;

•

“S” corporations or entities treated as partnerships for U.S. federal income tax purposes or holders of Charter common stock who hold their shares through “S” corporations or entities treated as partnerships for U.S. federal income tax purposes;

•	financial institutions;

•	insurance companies;

•	qualified insurance plans;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose functional currency is not the U.S. dollar;

•	a controlled foreign corporation or passive foreign investment company;

•	a U.S. expatriate or certain former citizens or long-term residents of the United States;

•	stockholders subject to the alternative minimum tax provisions of the Code;

•	stockholders who received their stock upon the exercise of employee stock options or otherwise as compensation;

•	persons who purchased or sell their shares of Charter common stock as part of a wash sale; or

•	stockholders who hold the common stock as part of a “hedge,” “straddle” or other risk reduction mechanism, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. Determining the actual tax consequences of the merger to each Charter stockholder may be complex. They will depend on each Charter stockholder’s specific situation and on factors that are not within the control of CenterState or Charter. Accordingly, each Charter stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

For purposes of this discussion, a “U.S. holder” of Charter common stock means a beneficial owner of Charter common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Charter common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships holding Charter common stock and partners in such partnerships should consult their tax advisors.

Holders of Charter common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

Tax Consequences of the Merger

Consummation of the merger is conditioned upon each of CenterState and Charter receiving a written tax opinion, dated as of the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. No ruling will be requested from the IRS in connection with the merger. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Charter stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Consequences to CenterState and Charter

Each of CenterState and Charter will be a party to the merger within the meaning of Section 368(b) of the Code, and neither CenterState nor Charter will recognize any gain or loss as a result of the merger.

Consequences to Charter Stockholders

Exchange of Charter Common Stock for CenterState Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the Charter common stock surrendered is less than the sum of the fair market value of the shares of CenterState common stock and the amount of cash (other than cash received in lieu of a fractional share of CenterState common stock) received by the U.S. holder pursuant to the merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of CenterState common stock) and the fair market value of the CenterState common stock received, minus the adjusted tax basis of the Charter shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of CenterState common stock). However, if a U.S. holder’s adjusted tax basis in the Charter shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of CenterState common stock) and the fair market value of the CenterState common stock received, the U.S.

holder’s loss will not be recognized for U.S. federal income tax purposes. If a U.S. holder of Charter shares acquired different blocks of Charter shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the Charter shares surrendered exceeds one year, unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (as discussed below under “— Potential Treatment of Cash as a Dividend”), in which case the gain will be treated as ordinary income to the extent of the U.S. holder’s ratable share of Charter’s accumulated earnings and profits as calculated for U.S. federal income tax purposes.

The aggregate tax basis of the CenterState common stock received (including any fractional share interests deemed received and redeemed for cash as described below under “— Cash Instead of a Fractional Share”) by a U.S. holder that exchanges its Charter shares for a combination of CenterState common stock and cash as a result of the merger will be the same as the aggregate tax basis of the Charter shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of CenterState common stock) plus the amount of any gain recognized upon the exchange and any amount treated as a dividend, as described below (excluding any gain recognized as a result of any cash received in lieu of a fractional share of CenterState common stock). The holding period of the CenterState common stock received (including any fractional share deemed received and redeemed) will include the holding period of the Charter shares surrendered. A U.S. holder receiving a combination of CenterState common stock and cash should consult its own tax advisor regarding the manner in which cash and CenterState common stock should be allocated among the U.S. holder’s Charter shares and the manner in which the above rules would apply in the holder’s particular circumstance.

Potential Treatment of Cash as a Dividend

Any gain recognized by a U.S. holder who receives cash in the merger may be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s ratable share of Charter’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of CenterState. For purposes of this determination, the U.S. holder generally will be treated as if it first exchanged all of its shares of Charter common stock solely for CenterState common stock and then CenterState immediately redeemed a portion of the CenterState common stock in exchange for the cash the U.S. holder actually received, which redemption we refer to in this proxy statement/prospectus as the “deemed redemption.” Such gain recognized by a U.S. holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the U.S. holder (and after the deemed redemption the U.S. holder actually or constructively owns less than 50% of the voting power of the outstanding CenterState common stock) or (ii) not “essentially equivalent to a dividend.” In applying the above tests, the U.S. holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the U.S. holder actually owns or owned.

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding CenterState common stock that the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding CenterState common stock that the U.S. holder is deemed actually and constructively to have owned before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of CenterState. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

These rules are complex and dependent upon the specific factual circumstances particular to each Charter stockholder. Consequently, each holder should consult their tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash In Lieu of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of CenterState common stock, the U.S. holder will be treated as having received a fractional share of CenterState common stock pursuant to the merger and then as having exchanged the fractional share of CenterState common stock for cash in a redemption by CenterState. As a result, and unless the receipt of such cash is treated as a dividend under the principles discussed above under “— Potential Treatment of Cash as a Dividend,” the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis (calculated in the manner as set forth above under “— U.S. Holders that Receive a Combination of CenterState Common Stock and Cash”) allocable to the fractional share of CenterState common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Charter common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all of the applicable requirements of the backup withholding rules; or (2) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

A Charter stockholder who receives CenterState common stock as a result of the merger will be required to retain records pertaining to the merger. Each Charter stockholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives CenterState common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Charter stockholder’s basis in the Charter common stock surrendered and the fair market value of the CenterState common stock and cash received in the merger. A “significant holder” is a holder of Charter common stock who, immediately before the merger, owned at least 5% of the outstanding stock of Charter or securities of Charter with a basis for U.S. federal income tax purposes of at least $1 million.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE,

LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, Charter’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by, or CenterState must receive a waiver from, the Federal Reserve, and the bank merger must be approved by the OCC. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. On May 29, 2018, CenterState filed the required application with the OCC and on May 30, 2018, filed a waiver request with the Federal Reserve.

Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to CenterState after the completion of the merger or will contain a burdensome condition (as defined in the merger agreement).

Federal Reserve. Completion of the merger is subject, among other things, to approval by, or a waiver of the applicable approval requirements from, the Federal Reserve pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHC Act.” In considering the approval of an application under Section 4 of the BHC Act, the Federal Reserve is required to consider whether performance of the activity by a bank holding company or its subsidiary can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, unsound banking policies or risk to the stability of the United States banking or financial system. As part of its evaluation of an acquisition of a savings institution by a bank holding company, the Federal Reserve reviews factors including: (1) the effect of the proposal on competition in the relevant markets, (2) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators), (3) the risk to the stability of the United States banking or financial system, (4) the convenience and needs of the communities to be served and (5) the effectiveness of the companies in combatting money laundering.

The Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA.” In their most recent respective CRA examinations, CenterState Bank and CharterBank each received an overall “satisfactory” CRA performance rating. A waiver from the application requirement may be obtained, if the merger of the subsidiary bank will occur immediately after but in effect simultaneously with the holding company merger such that the subsidiary bank will never operate as a separate entity once the merger occurs; the bank merger requires the prior approval of another federal regulator (in this case the OCC) under the Bank Merger Act; the merger does not involve the acquisition of any other nonbank company that would require approval under Section 4 of the BHC Act; both before and after the proposed transaction, the holding company is in compliance with applicable capital requirements; and the Federal Reserve Board has not previously notified the holding company that it is not eligible for the waiver.

The BHC Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, the applications filed with the Federal Reserve, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.

OCC. The prior approval of the OCC will be required under the federal Bank Merger Act to merge CharterBank with and into CenterState Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve and the OCC generally may not be completed until 30 days after the approval is received, during which time the United States Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve or the OCC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Board of Directors and Management of CenterState Following the Merger

The directors of the surviving company following the effective time of the merger shall consist of the directors of CenterState immediately prior to the effective time of the merger. The executive officers of CenterState immediately prior to the effective time of the merger will continue as the officers of the surviving company following the completion of the merger. Information regarding the executive officers and directors of CenterState is contained in documents filed by CenterState with the SEC and incorporated by reference into this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017 and its definitive proxy statement on Schedule 14A for its 2017 annual meeting, filed with the SEC on March 12, 2018. See “Documents Incorporated By Reference.”

Appraisal Rights for Charter Stockholders

Under Maryland law, holders of Charter common stock as of the record date are not entitled to appraisal rights in connection with the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of CenterState and Charter have each unanimously approved the merger agreement, which provides for the merger of Charter with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of CenterState common stock. Each share of Charter common stock outstanding immediately prior to the effective time of the merger will be entitled to be converted into the right to receive (i) 0.738 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) a cash amount equal to $2.30 plus any cash dividends payable to CenterState shareholders of record as of any date on or after the closing (the “Per Share Cash Consideration”, together with the Per Share Stock Consideration, the “Merger Consideration”), provided that cash will be paid in lieu of fractional shares, with the Merger Consideration subject to adjustment as set forth below under “— Merger Consideration.”

The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, CharterBank, which is a federally-chartered savings and loan association and a direct wholly-owned subsidiary of Charter, will merge with and into CenterState Bank, N.A., a national banking association and a direct wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving subsidiary bank of such merger. The terms and conditions of the merger of CharterBank are set forth in a separate merger agreement and plan of merger (referred to as the “Bank merger agreement”), the form of which is attached as Exhibit C to the merger agreement. As provided in the Bank merger agreement, the merger of CenterState Bank and CharterBank may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of such merger, unless such abandonment would cause a material delay in the receipt of the regulatory approvals. We refer to the merger of CenterState Bank and CharterBank as the “bank merger.”

Closing and Effective Time of the Merger

The closing of the merger will take place immediately prior to the later of (i) the date and time of filing of articles of merger with the Department of State and the Secretary of State of the State of Florida by CenterState or (ii) five business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms, provided that, if requested by CenterState, the closing shall occur on the first day of the month that begins after such fifth business day. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the fourth quarter of 2018, subject to obtaining the requisite approvals from the stockholders of Charter, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and Charter will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of Charter common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the Merger Consideration.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each Charter stockholder who would otherwise receive a fractional share of CenterState common stock a cash payment, without interest, equal to: (i) the fractional share amount, rounded to the nearest one hundredth of share multiplied by (ii) the average closing price per share of CenterState common stock on NASDAQ for the 20 trading day period ending on the trading day immediately prior to the “Determination Date.” The “Determination Date” means the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the required Charter stockholder approval is obtained; provided, however, that in the event the closing occurs after the fifth business day from the date the last required regulatory approval and the required Charter stockholder approval have both been obtained, then the Determination Date shall be the fifth business day immediately prior to the date on which the closing is to occur.

If CenterState or Charter change the number of shares of CenterState common stock or Charter common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the CenterState common stock or Charter common stock and the record date for such corporate action is prior to the effective time of the merger, then the Merger Consideration shall be appropriately and proportionately adjusted to give Charter stockholders the same economic effect as contemplated by the merger agreement prior to any such event.

Charter may terminate the merger agreement if the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects (i) increasing the exchange ratio or (ii) paying additional cash consideration as determined by a formula in the merger agreement, as discussed in further detail on page 107.

The value of the shares of CenterState common stock to be issued to Charter stockholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors — Because the market price of the CenterState common stock may fluctuate, Charter stockholders cannot be sure of the market value of the merger consideration they will receive until the closing.” beginning on page 36.

Procedures for Converting Shares of Charter Common Stock into Merger Consideration

Exchange Agent

CenterState has designated Continental Stock Transfer and Trust Company to act as the exchange agent in connection with the merger (such agent is referred to in this proxy statement/prospectus as the “exchange agent”). The exchange agent shall also act as the agent for Charter stockholders for the purpose of receiving their Charter certificates and book-entry shares and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, CenterState will deposit, or cause to be deposited, with the exchange agent the aggregate Per Share Stock Consideration and the aggregate Per Share Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate Merger Consideration payable.

Transmittal Materials and Procedures

Promptly (but not more than five business days) after the effective time of the merger, and provided that Charter has delivered, or caused to be delivered, to the exchange agent all information that is necessary for the exchange agent to perform its obligations as specified in the merger agreement, the exchange agent will send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Charter common stock (other than excluded shares) providing instructions on how to effect the delivery of certificates or book-entry shares of Charter common stock in exchange for the merger consideration. After the effective time of the merger, when a Charter stockholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Charter common stock will be entitled to receive, (i) his or her pro rata portion of the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of Charter common stock. The shares of CenterState common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of Charter common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Charter common stock.

If any portion of the Merger Consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of CenterState that such tax has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of CenterState common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Surrender of Charter Stock Certificates and Book-Entry Shares

The exchange agent will mail to each holder of record of Charter common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates representing the shares of Charter common stock held by the stockholder.

Upon surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of Charter common stock, accompanied by a properly completed letter of transmittal, a Charter stockholder will be entitled to receive the Merger Consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such Charter stockholder shall have become entitled pursuant to the merger agreement, and CenterState shall direct the exchange agent to provide to each such Charter stockholder (i) the applicable Merger Consideration (including any cash in lieu of fractional shares), and (ii) and any dividends or distributions to which such Charter stockholder shall have become entitled pursuant to the merger agreement promptly, which shall be no later than five business days upon receipt of a Charter stockholder’s certificates or book-entry Shares and a completed letter of transmittal. Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the Merger Consideration, without interest (including any cash in lieu of fractional shares) and any dividends to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered Charter stock certificates or book-entry shares with respect to the shares of CenterState common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Charter stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate or the book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate or book-entry shares.

Shares of CenterState common stock, cash merger consideration and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Charter stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

None of CenterState, the exchange agent or any other person will be liable to any former Charter stockholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Charter stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

If the merger is completed, each option to acquire shares of Charter common stock which is then outstanding will automatically become fully vested and will be terminated in exchange for a cash payment equal to (i) the number of shares of Charter common stock underlying such option times (ii) $23.00 minus the exercise price per share under such option.

Restricted Stock

At the effective time of the merger, each share of restricted stock of Charter which is then outstanding will fully vest and will represent the right to receive same the merger consideration that other Charter stockholders are entitled to receive.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, CenterState and Charter have agreed to certain restrictions on their activities until the effective time of the merger. CenterState has agreed that it will use commercially reasonable efforts to carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. Charter has agreed that it will use commercially reasonable efforts to carry on its business, including the business of CharterBank, only in the ordinary course of business and consistent with prudent banking practice and in compliance in all material respects with all applicable laws. In addition, Charter has agreed that it will use commercially reasonable efforts to:

•	preserve its business organization and assets intact;

•	keep available to itself and CenterState the present services of the current officers and employees of Charter and CharterBank; and

•	preserve for itself and CenterState the goodwill of its customers, key employees, lessors and others with whom business relationships exists.

CenterState has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:

•	prevent, delay or impair in any material respect CenterState’s ability to consummate the merger or the transactions contemplated by the merger agreement;

•	prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law; or

•	agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement.

Charter has also agreed that until the effective time of the merger, it will not, and will not permit CharterBank to do any of the following without the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed:

•

(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of Charter common stock upon the exercise of Charter stock options outstanding on the date of the merger agreement), any rights, any new award or grant under the Charter stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, repurchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time (other than the acquisition of shares of Charter common stock from a holder of Charter stock options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to Charter stock plans or the applicable award agreements);

•

make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends to Charter from CharterBank, consistent with past practice and (ii) distributions payable to service Charter’s outstanding subordinated notes; provided that Charter may (to the extent legally and contractually permitted to do so) declare and pay regular cash dividends on the shares of Charter common stock, with increases in the amount of such dividends not to exceed $0.005 per share per quarter from the amount of the dividend per share in the immediately preceding quarter;

•

except as allowed by the merger agreement, enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Charter or CharterBank, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Charter or Charter Bank, provided further, that if the closing date has not occurred by October 1, 2018, the increases shall not result in an annual adjustment in base compensation of more than 3% in the aggregate for all employees of Charter or CharterBank, (ii) as may be required by law, (iii) to satisfy contractual obligations existing or contemplated as of the date of the merger agreement, (iv) incentive or bonus payments either in accordance with past practice or in accordance with the terms of the CharterBank Executive Incentive Plan, or (v) severance in accordance with past practice;

•

hire any person as an employee of Charter or CharterBank, except for at-will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•

enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with CenterState, (ii) to satisfy contractual obligations, (iii) as previously disclosed to CenterState, or (iv) as may be required pursuant to the terms of the merger agreement) any Charter benefit plan or other arrangements that, if adopted or established, would constitute a Charter benefit plan;

•

except pursuant to agreements or arrangements in effect on the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than (i) loans in accordance with Regulation O of the Federal Reserve Board and consistent with past practice and in the ordinary course of business and (ii) compensation or business expense advancements or reimbursements in the ordinary course of business;

•

except as permitted by the merger agreement or in the ordinary course of business (including the sale, transfer or disposal of other real estate owned), sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any material portion of its rights, assets, deposits, business or properties or cancel or release any material indebtedness owed to Charter or CharterBank;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by CenterState;

•	make any capital expenditures in amounts exceeding $200,000 individually, or $400,000 in the aggregate;

•	amend Charter’s articles of incorporation or bylaws or any equivalent documents of CharterBank;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or at the direction of a governmental authority;

•

except as permitted by the merger agreement, enter into, amend, modify, terminate, extend, or waive any material provision of, any Charter material contract, lease or insurance policy, or make any material change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Charter or CharterBank, or enter into any contract that would constitute a Charter material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations requested by CenterState;

•

other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Charter or CharterBank is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by Charter or CharterBank of an amount which exceeds $150,000 individually or $300,000 in the aggregate and/or would impose any material restriction on the business of Charter or CharterBank or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•

(i) enter into any material new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, except as required by applicable law, regulation or policies imposed by any governmental authority, and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

•	enter into any derivative transaction;

•

incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

•

(i) acquire (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five years and (C) otherwise in the ordinary course of business, or (ii) change the classification method for any of the Charter investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

•	make any changes to deposit pricing other than such changes that may be made in the ordinary course of business;

•

except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to CenterState, (i) make any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Charter or CharterBank to such borrower or its affiliates would be in excess of $200,000, in the aggregate, (B) jumbo residential real estate loan in excess of $750,000 or home equity line of credit that is not held for sale in excess of $500,000, (C) commercial or industrial loan in excess of $500,000, (D) commercial real estate loan in excess of $1,500,000; or (ii) participation in any loan or pool of loans. Any loan in excess of the foregoing limits will require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, Charter may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew (A) loans rated “pass” or better if the interest rate lock is not more than five years, or if the interest rate lock is five years or more, if the loan is fully amortizing and its maturity is 15 years or less, (B) residential loans or home equity lines of credit rated “pass” or better in accordance with Charter’s existing policies; and (iii) renew for up to two years any unsecured loan not in excess of $200,000 where no additional credit is extended. Charter may not effect any collateral release for any loan rated “watch” or lower without the prior approval of CenterState Bank;

•

make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Charter or CharterBank;

•

except as required by applicable law or any governmental authority, make, in any manner different from Charter’s prior custom and practice, or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, provided that, for purposes of the foregoing, “material” means affecting or relating to $25,000 or more in taxes or $50,000 or more of taxable income;

•

take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair in any material respect Charter’s ability to consummate the merger or the transactions contemplated by the merger agreement, (ii) prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	agree to take, make any commitment to take or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

•

except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState;

•	merge or consolidate itself or CharterBank with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or CharterBank; or

•

(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

Regulatory Matters

CenterState has agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. CenterState and Charter have agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing and to maintain such effectiveness for as long as necessary to consummate the merger and the other transactions contemplated by the merger agreement.

CenterState and Charter and their respective subsidiaries have agreed to cooperate with each other and use their respective commercially reasonable efforts to (i) promptly prepare and file all documentation, to effect all applications, notices, petitions and filings, to obtain all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, (ii) to comply with the terms and conditions of all such permits, consents, approvals and authorizations, (iii) to resolve any objections that may be asserted by any governmental authority with respect to the merger agreement or the transactions contemplated by the merger agreement, and (iv) to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable.

CenterState and Charter will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or Charter to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement, other than material filed under a claim of confidentiality. In addition, CenterState and Charter agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.

Employee Matters

General

Following the effective time of the merger, CenterState must maintain or cause to be maintained employee benefit plans and compensation opportunities for those persons who are full-time employees of Charter and CharterBank on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries, including any such plan that is closed or frozen with respect to new employees of CenterState). CenterState shall give the covered employees full credit for their prior service with Charter and CharterBank for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, CenterState or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the Charter benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee and his or her covered dependents in the year that includes the closing date of the merger (or, if later, the year and which the covered employee is first eligible to participate) for purposes of any applicable deductibles and annual out-of-pocket expense requirements. Neither CenterState nor any of its subsidiaries shall terminate the existing coverage of any covered employee or his or her dependents under any of the Charter or CharterBank health plans prior to the time such covered employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CenterState or any of its subsidiaries and their dependents.

Prior to the effective time, Charter must take, and cause CharterBank to take, all actions requested by CenterState no later than ten days prior to the effective time that may be necessary or appropriate to (i) cause one or more Charter benefits plans to terminate as of the effective time, or as of the date immediately preceding the date that includes the effective time, (ii) cause benefit accruals and entitlements under any Charter benefit plan to cease as of the Effective Time, or as of the date immediately preceding that date that includes the effective time, (iii) cause the continuation on and after the effective time of any contract, arrangement or insurance policy relating to any Charter benefit plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any Charter benefit plan into any employee benefit plan maintained by CenterState or any of its subsidiaries; provided that Charter shall not be required to take any action that would result in the violation by Charter of any contract with a third party. All resolutions, notices, or other documents issued, adopted or executed in connection with the foregoing shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires Charter to terminate a medical plan having a flexible spending arrangement under Code Section 125, Charter and CharterBank may continue its flexible spending arrangement through the effective time.

If, within the period ending on the later of (i) six months after the effective time of the merger or (ii) 45 days after the completion of the informational systems conversion, unless otherwise addressed in an employment agreement entered into with CenterState Bank, or an employment, change in control or severance agreement disclosed to CenterState, any covered employee is terminated by CenterState or its subsidiaries other than “for cause” or resigns because he or she was offered a position with a material reduction in rate of base pay or that is outside a 50-mile radius of the current address of his or her primary work location at Charter, then CenterState will, subject to such covered employee’s execution of appropriate releases, pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with Charter or CharterBank; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than six months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

After the later of the effective time of the merger and December 31, 2017, all accrued and unused sick time for all employees of Charter and CharterBank and all accrued and unused vacation time for all employees of Charter and its CharterBank shall be accorded such treatment as set forth in CenterState’s polices. Prior to the later of the effective time of the merger and December 31, 2018, such accrued and unused sick time and vacation time shall be treated in accordance with Charter and CharterBank’s policies and practices.

CenterState shall assume and honor (i) the employment agreements, change in control agreements and severance arrangements in effect as of the date of the merger agreement and disclosed to CenterState, unless, with the written consent of the affected parties, superseded or terminated as of the effective time of the merger, (ii) the salary continuation and supplemental executive retirement plans, programs and agreements between Charter and/or CharterBank and any officer or employee, with amounts due under such plans, programs and agreements to be paid in accordance with the payment schedules set forth therein and in accordance with Section 409A of the Code, as disclosed to CenterState, and (iii) the BOLI policies and split-dollar life insurance policies disclosed to CenterState.

The Charter ESOP will be terminated in connection with the completion of the merger and distributions will occur following receipt of a favorable determination letter from the IRS in accordance with the terms of ESOP.

CenterState shall take all commercially reasonable actions necessary to cause the trustee of the CenterState Banks, Inc. Employee Savings Trust, if requested to do so by a covered employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution from the CharterBank 401(k) plan (provided that the CenterState Banks, Inc. Employee Savings Trust shall only accept cash and not in-kind rollovers). In the case of a covered employee with an outstanding loan under the CharterBank 401(k) plan, CenterState shall use commercially reasonable efforts to permit the covered employee to rollover such outstanding loan balance to the CenterState Banks Inc. Employee Savings Trust (subject to the requirements and limitations of the applicable provisions of the Code), provided, however, that the covered employee may transfer such loan only if such covered employee elects to rollover his or her entire account balance under the CharterBank 401(k) plan.

Charter shall establish a retention bonus pool to be paid to certain Charter employees as shall be determined by Charter after consultation with CenterState (including in amounts of payments and timing of payments), with the aggregate amount of such retention bonuses payable pursuant to the retention bonus pool not to exceed $850,000 in the aggregate. CenterState may establish an additional retention bonus pool, with such recipients, amounts of payments and timing of payments designated by CenterState.

Indemnification and Directors’ and Officers’ Insurance

For a period of six years after the effective time of the merger, CenterState must indemnify, defend and hold harmless the present and former directors and officers of Charter and CharterBank against all costs or expenses

(including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CenterState, which consent shall not be unreasonably withheld) incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Charter or CharterBank occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement) (each a “Claim”), regardless of whether such Claim is asserted or claimed before, or after, the effective time of the merger, to the same extent as such persons have the right to be indemnified pursuant to the articles of incorporation or bylaws of Charter or similar governing documents of each subsidiary in effect on the date of the merger agreement and to the extent permitted by applicable Maryland law. In connection with such indemnification, CenterState and/or CenterState Bank will advance expenses, promptly after statements therefor are received, to each indemnified party, to the same extent required by the articles of incorporation of Charter and CharterBank in effect on the date of the merger agreement to the extent permitted by applicable law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification).

For a period of six years after the effective time of the merger, CenterState will maintain director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Charter or CharterBank with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Charter; provided, however, that: (i) if CenterState is unable to obtain or maintain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available and (ii) officers and directors of Charter or CharterBank may be required to make application and provide customary representations and warranties to the carrier of the insurance risk. In no event shall CenterState be required to expend, for the tail insurance a premium amount in excess of 200% of the annual premiums paid by Charter for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, CenterState will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

CenterState has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of CenterState and its subsidiaries assume the obligations of indemnification under the merger agreement.

Third Party Proposals

Charter has agreed that, from the date of the merger agreement it will not, and will cause CharterBank and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Charter or CharterBank to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or take any action to facilitate the making of, an inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access to, any person (other than CenterState) any information or data with respect to Charter or CharterBank or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Charter is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Charter or CharterBank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the assets of Charter or CharterBank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Charter or CharterBank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Charter or CharterBank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

However, at any time prior to the Charter special meeting, Charter may take any of the actions described in the first paragraph of this “— Third Party Proposals” section, if, but only if, (i) Charter has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement, (ii) the Charter board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to Charter’s stockholders under applicable law, (iii) Charter has provided CenterState with at least three business days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to Charter or CharterBank or otherwise relating to an acquisition proposal, Charter receives from such person a confidentiality agreement with terms no less favorable to Charter than those contained in the confidentiality agreement with CenterState. Charter must promptly provide to CenterState any non-public information regarding Charter or CharterBank provided to any other person which was not previously provided to CenterState, and such additional information must be provided no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Charter or CharterBank, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Charter common stock or more than 50% of the assets of Charter and CharterBank, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Charter reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by CenterState in response to such acquisition proposal, such proposal, is more favorable to the stockholders of Charter from a financial point of view than the merger.

Charter must promptly (and in any event within 24 hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Charter or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that (i) discussion of such materials jeopardizes the attorney-client privilege or (ii) disclosure of such materials contravenes any law, rule, regulation, order, judgment, or decree). Charter has agreed that it will keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Except as provided below, neither the board of directors of Charter nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by the merger agreement (including the merger), the recommendation of Charter’s board of directors that the Charter stockholders approve the merger agreement (the “Charter recommendation”), fail to reaffirm the Charter recommendation within three business days following a request by CenterState, or make any statement, filing or release, in connection with the Charter special meeting or otherwise, inconsistent with the Charter recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the Charter recommendation); (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal; or (iii) enter into (or cause Charter or CharterBank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (B) requiring Charter to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, prior to the approval of the merger at the Charter special meeting, the board of directors of Charter may approve or recommend approval of a superior proposal to the Charter stockholders and withdraw, qualify, amend or modify the Charter recommendation (the “Charter subsequent determination”) after the fifth business day following CenterState’s receipt of a notice (the “notice of superior proposal”) from Charter advising CenterState that the board of directors of Charter has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of Charter has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Charter’s stockholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by CenterState (the “notice period”), Charter and the board of directors of Charter shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Charter to proceed with the Charter recommendation without a Charter subsequent determination; provided, however, that CenterState does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such notice of superior proposal, the board of directors of Charter has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, Charter is required to deliver a new notice of superior proposal to CenterState and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of CenterState and Charter relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of CenterState and Charter have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by CenterState and Charter to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	regulatory approvals and consents required in connection with the merger and the bank merger;

•	reports filed with governmental entities, including the SEC;

•	financial statements;

•	litigation and legal proceedings;

•	absence of material adverse effect on each party since September 30 2017;

•	compliance with laws and the absence of regulatory agreements;

•	tax matters;

•	fees paid to financial advisors;

•	material contracts;

•	environmental matters;

•	loan portfolio;

•	insurance policies; and

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

Charter has also made representations and warranties to CenterState with respect to:

•	labor and employee relations;

•	employee benefits plans;

•	investment portfolio;

•	intellectual properties;

•	receipt of fairness opinion;

•	derivative transactions;

•	risk management instruments;

•	adequacy of allowances for loan losses;

•	loans to executive officers and directors;

•	absence of state takeover laws applicability;

•	real and personal property matters; and

•	transactions with affiliates.

Conditions to Completion of the Merger

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the required approval by the stockholders of Charter;

•

the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions;

•

the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act;

•

the receipt by CenterState and Charter from their respective tax counsel of a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•

accuracy, generally in all material respects, of CenterState’s and Charter’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by CenterState and Charter of their respective obligations under the merger agreement; and

•

the absence of any event which has resulted in a material adverse effect on the other, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of CenterState and Charter;

•

by CenterState or Charter if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or an application therefor has been permanently withdrawn at the request of a governmental authority;

•	by CenterState or Charter if the approval of the stockholders of Charter is not obtained;

•

by CenterState or Charter in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within thirty days;

•	by CenterState or Charter if the merger is not consummated on or before April 24, 2019;

•	by CenterState if Charter’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the Charter special meeting;

•

by CenterState if Charter’s board of directors approvers or recommends an acquisition proposal, fails to publicly recommend against a publicly announced acquisition within three business days of being requested to do so by CenterState or resolves or otherwise determines or announces an intention to take the foregoing actions;

•	by Charter, to accept a superior proposal;

•	by Charter, if both of the following conditions exist:

(i)    the quotient obtained by dividing the CenterState average stock price during a specified time prior to completion of the merger by $28.05 (which we refer to as the “CenterState Ratio”) is less than 0.85, and

(ii)    the CenterState Ratio is less than 85% of the quotient obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to completion of the merger by $118.0510 (which we refer to as the “Index Ratio”);

If such conditions exist, Charter may elect to terminate the merger agreement. If Charter elects to exercise its termination right, it must give written notice to CenterState. During the five business day period commencing with its receipt of such notice, CenterState has the option to increase the exchange ratio or the Per Share Cash Consideration in accordance with formulas set forth in the merger agreement. If CenterState so elects, it will give written notice to Charter of such election and the increase in the per share merger consideration whereupon no termination shall have occurred and the merger agreement will remain in full force and effect.

Termination Fee

Charter will pay CenterState a termination fee equal to $14.5 million in the event (i) Charter terminates the merger agreement after it has received a superior proposal and its board of directors has, in accordance with the terms of the merger agreement, made a determination to accept the superior proposal; (ii) Charter receives an acquisition proposal and the merger agreement is terminated because the required Charter stockholder approval is not obtained or by CenterState because of Charter’s material breach of representations, warranties or covenants and Charter enters into a superior proposal within 12 months of such termination, or (iii) the merger agreement is terminated by CenterState because Charter’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the Charter stockholder meeting.

Reverse Termination Fee

CenterState will pay Charter a reverse termination fee equal to $2.0 million if the merger agreement is terminated due to the denial of a required regulatory approval, and the denial of the applicable regulatory approval by the applicable governmental authority is caused solely by CenterState and its subsidiaries.

Effect of Termination

A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination and resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if a party pays or causes to be paid to the other party the termination fee or the reverse termination fee, as applicable, in accordance with the merger agreement, the party paying such termination fee or reverse termination fee (or any successor in interest thereof) will not have any further obligations or liabilities to the other party with respect to the merger agreement or the transactions contemplated by it.

Amendment; Waiver

Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties executed in the same manner as the merger agreement, except that after the Charter special meeting no amendment may be made which by law requires further approval by the stockholders of Charter without obtaining such approval.

Expenses

All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Non-Competition and Non-Disclosure Agreements

At the time of the execution of the merger agreement, each director of Charter and CharterBank executed a non-competition and non-disclosure agreement with CenterState, effective upon consummation of the merger, in which each such director has agreed, among other things:

•	not to disclose confidential information or trade secrets relating to the business of Charter and of which the director became aware as a consequence of his relationship with Charter; and

•	for a period of two years after the effective time of the merger, directly on the director’s own behalf or on behalf any other person not to:

•

solicit or attempt to solicit any customer of CenterState, CenterState Bank or Charter or CharterBank, including actively sought prospective customers of CharterBank at the effective time of the merger, for the purpose of providing competitive products or services;

•

act as a director, manager, officer, or employee of any business that is the same or essentially the same as the business conducted by CenterState, CenterState Bank or Charter or CharterBank and that has an office located within any county in Florida, Georgia, or Alabama where CharterBank operates a banking office as of the closing of the merger and each county contiguous to each of such counties; or

•	solicit or recruit or attempt to solicit or recruit any employee of CenterState, CenterState Bank or Charter or CharterBank.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director of Charter executed a letter agreement with CenterState, pursuant to which each such director released and discharged, effective upon the consummation of the merger, Charter and CharterBank, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including CenterState and CenterState Bank), of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description that the director has or claims to have, or previously had or claimed to have, solely in his capacity as an officer, director or employee of Charter or CharterBank, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance employment, stock options and restricted stock grants which were disclosed in writing to CenterState on or prior to the date of the merger agreement; (ii) claims that the director may have in any capacity other than as an officer, director or employee of Charter or CharterBank, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director other than as an officer, director or employee of Charter or CharterBank, claims in his or her capacity of a stockholder of Charter and claims as a holder of any check issued by any other depositor of CharterBank; (iii) any claims that the director may have under the merger agreement, including with respect to the indemnification provisions of the merger agreement; or (iv) any right to indemnification that the director may have under the articles of incorporation or bylaws of Charter or similar documents of CharterBank, Maryland law, or the merger agreement.

Stock Option Lock-Up Agreements

Each of Charter’s named executive officers has entered into a stock option lock-up agreement with CenterState in the form attached as Exhibit F to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed not to (i) exercise any Charter stock options that would result in more than 50% of the shares of Charter common stock subject to the Charter stock options held by each such named executive officer being issued or (ii) transfer any such Charter stock options. The term of the stock option lock-up agreements commenced on April 24, 2018 and will be automatically terminated by the earliest to occur of: (i) termination of the merger agreement; (ii) the consummation of the merger; or (iii) April 24, 2019.

INFORMATION ABOUT THE COMPANIES

Information about CenterState

CenterState is a financial holding company under the laws of the United States. Incorporated under the laws of the state of Florida, CenterState, owns all the outstanding shares of CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides traditional retail, commercial, mortgage, wealth management and SBA services throughout its Florida branch network and customer relationships in neighboring states. CenterState also operates, through its subsidiary bank, a correspondent banking and capital markets service division for over 600 small and medium sized community banks throughout the United States. Based primarily in Atlanta, Georgia and Birmingham, Alabama, this division earns commissions on fixed income security sales, fees from hedging services, loan brokerage fees and consulting fees for services related to these activities. CenterState owns R4ALL, Inc., which holds a troubled asset from CenterState Bank, and CSFL Insurance Corp., which operates a captive insurance subsidiary pursuant to Section 831(b) of the Code.

At March 31, 2018, CenterState had total consolidated assets of $10.3 billion, total consolidated loans of $6.8 billion, total consolidated deposits of $8.1 billion, and total consolidated shareholders’ equity of $1.5 billion. CenterState’s common stock is listed on NASDAQ under the symbol “CSFL.”

CenterState’s executive offices are located at 1101 First Street South, Winter Haven, Florida 33880. CenterState’s telephone number is 863-293-2600 and its website is www.centerstatebanks.com.

The information on CenterState’s website is not part of this proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference.”

Information about Charter

Charter is a savings and loan holding company headquartered in West Point, Georgia providing consumer lending, commercial lending, deposit services, cash management services, residential lending and safe deposit services. Charter was incorporated under the laws of the state of Maryland in 2013 to serve as the holding company for CharterBank, a federally-chartered savings bank. Charter’s operations are conducted through its 22 branches located in 11 counties in Georgia, Alabama, and Florida. As of March, 31 2018, Charter had total consolidated assets of $1.7 billion, consolidated total loans of $1.2 billion, consolidated total deposits of $1.3 billion, and consolidated stockholders’ equity of $222 million.

Charter’s executive offices are located at 1233 O.G. Skinner Drive, West Point, Georgia 31833. Charter’s telephone number is 706-645-1391 and its website is www.charterbk.com.

The information on Charter’s website is not part of this proxy statement/prospectus, and the reference to Charter’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about Charter is included in documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Charter common stock as of June 1, 2018, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by (1) each person who is known by Charter to own beneficially 5% or more of Charter common stock, (2) each director and named executive officer of Charter, and (3) all directors and executive officers of Southwest as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power or has the right to acquire beneficial ownership at any time within 60 days of June 1, 2018. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the persons named has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 15,139,808 shares of Company common stock outstanding as of June 1, 2018.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage (*) <1%
CharterBank ESOP	1,035,868	6.84%
Renaissance Technologies LLC (1)	1,012,459	6.69%
Private Capital Management, LLC (2)	812,816	5.37%
Chicago Capital Management, LLC (3)	777,485	5.14%
Robert L. Johnson (4)	654,949	4.04%
David Z. Cauble, III (5)	100,864	*
Jane W. Darden (6)	112,242	*
Curti M. Johnson (7)	247,737	1.53%
Thomas M. Lane (8)	105,424	*
Edward D. Smith (9)	60,186	*
David L. Strobel (10)	73,665	*
Curtis R. Kollar (11)	311,484	1.92%
Lee W. Washam (12)	326,397	2.01%
All directors and executive officers as a group (9 persons)	1,992,930	12.29%

(1)

Based solely on information provided in that certain Form 13F filed with the SEC on May 14, 2018 by Renaissance Technologies LLC. Renaissance Technologies LLC reports sole investment discretion with respect to 1,012,459 shares, sole voting authority with respect to 999,383 shares and no voting authority with respect to 13,076 shares. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(2)

Based solely on information provided in that certain Form 13F filed with the SEC on May 14, 2018 by Private Capital Management, LLC. Private Capital Management, LLC reports shared defined investment discretion with respect to 812,816 shares, sole voting authority with respect to 188,976 shares and shared voting authority with respect to 623,840 shares. The address of Private Capital Management, LLC is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108.

(3)

Based solely on information provided in that certain Schedule 13G filed with the SEC on June 1, 2018 by Chicago Capital Management, LLC. Chicago Capital Management, LLC reports shared voting power with respect to 777,485 shares and shared dispositive power with respect to 777,485 shares. The address of Chicago Capital Management, LLC is 311 South Wacker Drive, Suite 6025, Chicago, Illinois 60606.

(4)	Includes 371,044 shares of common stock issuable upon the exercise of stock options.
(5)	Includes 54,245 shares of common stock issuable upon the exercise of stock options.
(6)	Includes 54,245 shares of common stock issuable upon the exercise of stock options.
(7)	Includes 161,078 shares of common stock issuable upon the exercise of stock options.
(8)	Includes 51,252 shares of common stock issuable upon the exercise of stock options.
(9)	Includes 34,292 shares of common stock issuable upon the exercise of stock options.
(10)	Includes 50,503 shares of common stock issuable upon the exercise of stock options.
(11)	Includes 152,498 shares of common stock issuable upon the exercise of stock options.
(12)	Includes 151,723 shares of common stock issuable upon the exercise of stock options.

DESCRIPTION OF CENTERSTATE’S CAPITAL STOCK

General Description

As of [●], 2018, the authorized capital stock of CenterState consisted of 200,000,000 shares of common stock, [●] of which were outstanding and held by approximately [•] shareholders of record. The articles of incorporation also authorize CenterState to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

The following discussion is a brief summary of certain rights relating to CenterState common stock and preferred stock, as determined by the articles of incorporation and bylaws of CenterState. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the articles of incorporation and bylaws of CenterState.

Common Stock

Holders of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of CenterState out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of Directors. Holders of common stock have no conversion, redemption, preemptive, or sinking fund rights. In the event of a liquidation, dissolution or winding-up of CenterState, holders of common stock are entitled to share equally and ratably in the assets of CenterState, if any, remaining after the payment of all debts and liabilities of CenterState, as well as any prior rights of payment to holders of shares of preferred stock.

Preferred Stock

Under CenterState’s articles of incorporation, it is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. As to the shares of preferred stock, CenterState’s board of directors has the authority, without approval of CenterState’s shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as CenterState’s board of directors may determine. A series of preferred stock upon issuance will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of CenterState. The relative rights, preferences and limitations that CenterState’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because CenterState’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although CenterState’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for the CenterState common stock is Continental Stock Transfer and Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

After the merger, Charter stockholders will become shareholders of CenterState and Charter stockholders’ rights will be governed by CenterState’s articles of incorporation, bylaws and the FBCA. Set forth below is a description of the material differences between the rights of Charter stockholders and CenterState shareholders. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information.”

	CHARTER	CENTERSTATE

Capital Stock	Holders of Charter capital stock are entitled to all the rights and obligations provided to stockholders under Maryland law and Charter’s articles of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized	Charter’s authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.	CenterState’s authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Outstanding	As of [●], 2018 there were [●] shares of Charter common stock outstanding and no shares of Charter preferred stock outstanding.	As of [●], 2018, there were [●] shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights	Holders of Charter common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of stockholders.	Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No cumulative voting for the election of directors is provided for stockholders of Charter.	No cumulative voting for the election of directors is provided for shareholders of CenterState

Stock Transfer Restrictions	None.	None.

Dividends

Holders of Charter common stock are entitled, when declared by the Charter board, to receive dividends, subject to the rights of holders of shares of preferred stock, none of which are outstanding. Under Maryland law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution:

•  the corporation would not be able to pay its debts as they become due in the usual course of business; or

•  the corporation’s total assets would be less than the sum of its total liabilities

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•  the corporation would not be able to pay its debts as they come due in the usual course of business; or

•  the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

	CHARTER	CENTERSTATE

plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

In addition, a Maryland corporation that would be prohibited from making a distribution because its assets would be less than the sum of its total liabilities and preferences of outstanding preferred stock may also make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, equal to the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

CenterState’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock, none of which are outstanding.

Number of Directors

Charter’s bylaws provide that the number of directors serving on the Charter board of directors shall be such number as determined from time to time by the board of directors; provided however that such number shall never be less than the minimum number of director required by Maryland law. There are currently 7 directors serving on the Charter board of directors. Charter directors are divided into three classes with staggered three-year terms.

CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors. There are currently 16 directors serving on the CenterState board of directors. CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors

Charter’s bylaws provide that directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present.

CenterState’s bylaws provide that directors are elected by a majority of the votes cast for each nominee in an uncontested election. In the event of a contested election, the required vote for director nominees would revert to a plurality of the votes represented in person or by proxy. The majority voting standard sets forth procedures to be followed by the Board in the event a director is not elected.

Removal of Directors	Charter’s articles of incorporation provide that any director, or the entire board of directors, may be removed from office at any time, but only for cause and	CenterState’s bylaws provide that any director may be removed by shareholders, with or without cause. A director may be so removed by the

	CHARTER	CENTERSTATE

only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Charter entitled to vote generally in the election of directors voting together as a single class.

shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director with cause.

Vacancies on the Board of Directors

Vacancies and newly created directorships resulting from any increase in the authorized number of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of two-thirds of the remaining directors in office, although less than a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

CenterState’s bylaws provide that in case of any vacancy on the board occurring between annual shareholders’ meetings, the board may appoint a successor to serve.

Action by Written Consent	Maryland law provides that stockholders may act by unanimous written consent.	Florida law provides that shareholders may act by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

Charter’s bylaws provide that a stockholder who desires to bring business before an annual meeting of stockholders or nominate a director and who is eligible to make such nomination must give written notice to the Secretary of Charter at the principal executive office of Charter not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days’ notice of the meeting is given to stockholders, such written notice must be delivered or mailed to and received by the Secretary of Charter not later than the 10th day following the date which notice of the meeting was mailed to the stockholders or public disclosure of the date of the meeting was made.

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in CenterState’s articles of incorporation or bylaws.

Notice of Shareholder Meeting

Notice of each stockholder meeting must be given to each stockholder entitled to vote not less than 10 nor more than 90 days before the date of the meeting. The notice must set forth the time, place and purpose of such meeting. Any

CenterState’s bylaws provide that the Secretary or other person designated by the President, board or shareholders, shall cause notice of each shareholders’ meeting to be mailed to the shareholders of record not less than 10 and not more

	CHARTER	CENTERSTATE
	stockholder may waive notice of such meeting either before, after or at such meeting.	than 60 days prior to the meeting date. The notice must set forth the time, place and purpose of such meeting. Any shareholder may waive notice of such meeting either before, after or at such meeting.

Amendments to Charter

The Charter articles of incorporation reserves Charter’s right to amend or repeal any provision of the articles of incorporation in the manner prescribed by Maryland law, including any amendment altering the terms or contract rights of any of Charter’s outstanding stock by classification, reclassification or otherwise, and no stockholder approval is required if the approval of stockholders is not required for the proposed amendment or repeal by Maryland law, and all rights conferred upon stockholders are granted subject to this reservation.

The FBCA requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. The FBCA does not require shareholder approval for certain non-material amendments to the articles of incorporation.

Amendments to Bylaws

The Charter articles of incorporation expressly empower the board of directors of Charter to adopt, amend or repeal Charter’s bylaws upon the approval of the majority of the entire board of directors. The stockholders also have the power to adopt, amend or repeal Charter’s bylaws upon the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

CenterState’s bylaws give the board of directors the power to appeal, alter, amend, and rescind the bylaws.

Special Meeting of Shareholders

Charter’s bylaws provide that special meetings of stockholders may be called at any time by the Chairperson of the Board, the Vice Chairperson of the Board or by a majority of the entire board of directors. A special meeting of stockholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of shareholders who together own of record at least a majority of all the votes entitled to be cast at such meeting.

CenterState’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, or the Board of Directors, or when requested in writing by the holders of not less than one-third of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Quorum	A majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any stockholder meeting.	CenterState’s bylaws provide that a majority of the votes entitled to be cast on the matter by the voting group, constitutes a quorum of that voting group at a meeting of shareholders.

	CHARTER	CENTERSTATE

Proxy

Charter’s bylaws provide that at any meeting of stockholders, any stockholder may vote the stock the stockholder owns of record by proxy by signing a writing authorizing another person to act as proxy.

CenterState’s bylaws provide that at any meeting of shareholders, any shareholder may vote the stock the shareholder owns of record by proxy by signing a writing authorizing another person to act as proxy

Preemptive Rights	Charter’s articles of incorporation state that its stockholders do not have any preemptive rights.	CenterState’s articles of incorporation state that its shareholders do not have any preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	Charter does not have a rights plan. Neither Charter nor Charter stockholders are parties to a stockholders’ agreement with respect to Charter’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.

Indemnification of Directors and Officers

Charter’s articles of incorporation provide that Charter shall indemnify its current and former directors, officers, employees and agents to the fullest extent required or permitted under Maryland law.

CenterState’s Bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided in the FBCA.

Certain Business Combination Restrictions	Charter’s articles of incorporation and bylaws do not contain any restrictions regarding certain business combinations.	CenterState’s articles of incorporation and bylaws do not contain any restrictions regarding certain business combinations.

Prevention of Greenmail	Charter’s articles of incorporation and bylaws do not contain a provision designed to prevent greenmail.	CenterState’s articles of incorporation and bylaws do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	Charter’s articles of incorporation do not contain any provision regarding stockholder approval of any similar fundamental business transaction.	CenterState’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.

Limitations on Shareholder Voting

Charter’s articles of incorporation provide that, in no event shall the record owner of any outstanding common stock that is beneficially owned, directly or directly, by a person who, as of any record date, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled or permitted to any vote in respect of the shares held in excess of 10%. Charter’s articles of incorporation also provide a formula to determine the number of shares of common stock such a holder may vote.

CenterState’s articles of incorporation and bylaws do not contain any provision regarding the limitation of shareholder voting rights.

	CHARTER	CENTERSTATE

Non-Shareholder Constituency Provision

Charter’s articles of incorporation state that the board of directors shall evaluate whether a proposed merger or consolidation is in best interests of Charter and the stockholders and other factors the directors determine to be relevant, including the social, legal, and economic effects on employees, customers, depositors, and communities served by Charter.

CenterState’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights

Under Maryland law, dissenters’ rights are not available to holders of shares of any class or series of shares that is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Charter common stock are not entitled to exercise dissenters’ rights.

Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA.

Exclusive Forum

Charter’s bylaws provide that, unless Charter consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Charter, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Charter or the Charter’s stockholders, (iii) any action asserting a claim against Charter or any director or officer or other employee of Charter arising pursuant to any provision of the Maryland General Corporation Law or the articles of incorporation or bylaws of Charter (as either may be amended from time to time), or (iv) any action asserting a claim against Charter or any director or officer or other employee of Charter governed by the internal affairs doctrine shall be a state court located within the State of Maryland (or, if no state court located within the State of Maryland has jurisdiction, the federal district court for the District of Maryland).

CenterState’s bylaws do not contain an exclusive forum provision.

LEGAL MATTERS

The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon for CenterState by Beth S. DeSimone, Esq., CenterState’s General Counsel. Ms. DeSimone is a beneficial owner of less than 1% of CenterState common stock. Certain U.S. federal income tax consequences relating to the merger will be passed upon for CenterState by Nelson Mullins Riley & Scarborough LLP and for Charter by Alston  & Bird LLP.

EXPERTS

The consolidated financial statements of CenterState appearing in its Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of its internal control over financial reporting as of December 31, 2017, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Charter appearing in its Annual Report on Form 10-K for the year ended September 30, 2017, and the effectiveness of its internal control over financial reporting as of September 30, 2017, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of HCBF as of December 31, 2017 and 2016, and for the three years in the period ended December 31, 2017, have been included herein in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

If Charter holds a 2019 annual meeting of stockholders, in order to be eligible for inclusion in Charter’s proxy materials for such meeting, any stockholder proposal to take action at such meeting must be received at Charter’s principal executive offices no later than September 7, 2018. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act.

In order for stockholder proposals to be considered for Charter’s 2019 annual meeting and form of proxy for that meeting, if such meeting is held, but not for inclusion in Charter’s proxy statement, stockholders must submit the proposal to Charter’s corporate secretary no earlier than December 2, 2018 and no later than November 22, 2018.

OTHER MATTERS

As of the date of this proxy statement/prospectus, management of Charter was unaware of any other matters to be brought before the Charter special meeting, other than those set forth herein. However, if any other matters are properly brought before the Charter special meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState and Charter to “incorporate by reference” information into this proxy statement/prospectus, which means that CenterState and Charter can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by any information contained directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below. This document incorporates by reference the following documents that have previously been filed with the SEC:

CenterState SEC Filings:

•	CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018;

•	CenterState’s Definitive Proxy Statement on Schedule 14A filed on March 12, 2018;

•	CenterState’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 3, 2018;

•

CenterState’s Current Reports on Form 8-K filed on January 2, 2018, January 8, 2018, January 16, 2018, January 19, 2018, January 30, 2018, February 8, 2018, February 15, 2018, March 14, 2018, April 3, 2018, April 5, 2018, April 24, 2018, April 27, 2018, and May 7, 2018 (other than those portions of the document deemed to be furnished and not filed); and

•

The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

Charter SEC Filings:

•	Charter’s Annual Report on Form 10-K for the year ended September 30, 2017, filed on December 13, 2017;

•	Charter’s Definitive Proxy Statement on Schedule 14A filed on January 5, 2018;

•	Charter’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2017 and March 31, 2018, filed on February 8, 2018 and May 9, 2018, respectively;

•

Charter’s Current Reports on Form 8-K filed on October 24, 2017, November 7, 2017, January 26, 2018, February 14, 2018, February 16, 2018, and April 24, 2018 (other than those portions of the document deemed to be furnished and not filed); and

•

The description of the Charter common stock contained in Charter’s Registration Statement on Form S-1 filed with the SEC on December 14, 2012, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState and Charter are incorporating by reference any documents each of them may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Charter special meeting. However, CenterState and Charter are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. These subsequent filings with the SEC will automatically modify and supersede information in this proxy statement/prospectus.

CenterState and Charter file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CenterState and Charter file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANK CORPORATION

and

CHARTER FINANCIAL CORPORATION

Dated as of April 24, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of April 24, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and Charter Financial Corporation, a Maryland corporation (“Charter” and, together with CenterState, the “Parties” and each a “Party”).

WITNESSETH

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders or stockholders, as applicable, to consummate the business combination transaction provided for in this Agreement in which Charter will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of Charter and CharterBank (as defined herein) have entered into voting agreements (each a “Voting Agreement” and collectively, the “Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the Charter Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), and the Maryland General Corporation Law (the “MGCL”) at the Effective Time, Charter shall merge with and into CenterState pursuant to this Agreement and the Plan of Merger, substantially in the form attached hereto as Exhibit B and made a part hereof (the “Plan of Merger”). CenterState shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of Charter shall cease.

Section 1.02. Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03. Bank Merger. Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, CharterBank, a federal savings and loan association and a direct wholly-owned subsidiary of Charter (“CharterBank”), shall be merged (the “Bank Merger”) with and into CenterState Bank, N.A., a national banking association and a direct wholly-owned subsidiary of CenterState (“CenterState Bank”), in accordance with the provisions of applicable federal banking laws and regulations, and CenterState Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal banking laws and regulations, and the boards of directors of the Parties shall cause the board of directors of CenterState Bank and CharterBank, respectively, to approve a separate plan of merger and merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and Charter shall also approve the Bank Plan of Merger in their capacities as sole shareholders of CenterState Bank and CharterBank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger unless such abandonment would cause a material delay in the receipt of the Regulatory Approvals, but if the Bank Merger is abandoned for any reason, CharterBank shall continue to operate as a wholly owned subsidiary of CenterState.

Section 1.04. Directors and Officers. The current directors and officers of CenterState shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.

Section 1.05. Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger under applicable Law. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the Plan of Merger, that shall be filed with the Department of State of the State of Florida, as provided in the FBCA, on the Closing Date, and with the Maryland State Department of Assessments and Taxation, as provided in the MGCL. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof or such later date as the Parties may agree; provided that, notwithstanding the foregoing, the Parties agree, if requested by CenterState, that the Effective Time shall occur on the first day of the month that begins after such fifth (5th) Business Day.

(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and time which shall be at or immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of CenterState, or such other place as the Parties may mutually agree. At or prior to the Closing, there shall be delivered by CenterState and Charter the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.

Section 1.06. Additional Actions. If, at any time after the Effective Time, CenterState shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Charter and its Subsidiaries and their respective officers and directors shall be deemed to have granted to CenterState and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of CenterState and its Subsidiaries, as applicable, are authorized in the name of Charter and its Subsidiaries or otherwise to take any and all such action.

Section 1.07. Reservation of Right to Revise Structure. CenterState may at any time and without the approval of Charter change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to (x) Holders of Charter Common Stock as Merger Consideration or (y) holders of Charter Stock Options, each as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders of Charter Common Stock in connection with the Merger or adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the Code, or (iv) require submission to or approval of Charter’s stockholders after this Agreement has been approved by Charter’s stockholders. In the event that CenterState elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any stockholder of Charter:

(a) Each share of CenterState Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Charter Common Stock owned directly by CenterState, Charter or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time, and each share of Charter Common Stock that is remitted to Charter immediately prior to the Effective Time for purposes of repayment of the ESOP loan balance as contemplated by Section 5.11(h) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Charter Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(b)), shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive (i) 0.738 shares (the “Exchange Ratio”) of CenterState Common Stock (the “Stock Consideration”) and (ii) $2.30 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”) (provided that cash will be paid in lieu of fractional shares as specified in Section 2.04.)

Section 2.02. Stock-Based Awards.

(a) At the Effective Time, all Rights with respect to Charter Common Stock pursuant to stock options granted by Charter (the “Charter Stock Options”) which are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be converted at the Effective Time into an obligation of the Surviving Entity to pay (or cause to be paid) and a right of the applicable Charter Stock Option holder to receive, in full satisfaction of any Rights in respect of the Charter Stock Options, a cash payment equal to the product obtained by multiplying (i) the number of shares of Charter Common Stock underlying such Person’s Charter Stock Options by (ii) $23.00 minus the exercise price per share under such Charter Stock Options (the “Charter Stock Option Price”), subject to any income or employment tax withholding required under the Code or any provision of applicable Law. The Surviving Entity shall pay the Charter Stock Option Price owed to each holder of Charter Stock Options outstanding as of the Effective Time within ten (10) Business Days of the Effective Time (provided that Charter has timely provided to CenterState the information needed by CenterState to process payment within such period).

(b) Charter shall take all requisite action so that, as of the Effective Time, all Charter Stock Options and any other Rights, contingent or accrued, to acquire or receive Charter Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of Charter Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Charter Stock Plans, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, terminated and cancelled as of the Effective Time. From and after the Effective Time, such Charter Stock Options shall represent only the right to receive the payment specified in Section 2.02(a).

(c) Effective immediately prior to the Effective Time, each share of restricted stock of Charter outstanding immediately prior thereto (the “Charter Restricted Stock”) shall become fully vested and the restrictions thereon shall lapse, and shall be treated as issued and outstanding shares of Charter Common Stock for the purposes of this Agreement, including but not limited to representing the right to receive the Merger Consideration, less any income or employment tax withholding required under the Code or any provision of applicable Law, in Section 2.01.

(d) Prior to the Effective Time, the board of directors of Charter (or, if appropriate, any committee thereof administering the Charter Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.02.

Section 2.03. Rights as Stockholders; Stock Transfers. Prior to the Effective Time, Charter shall continue to maintain its stock transfer records and to transfer and replace Certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. At the Effective Time, all shares of Charter Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Charter Common Stock, the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock in accordance with this Article II. At the Effective Time, Holders of Charter Common Stock shall cease to be, and shall have no rights as, stockholders of Charter, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock as provided under this Article II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Charter of shares of Charter Common Stock.

Section 2.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CenterState Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState Common Stock to which such holder would otherwise be entitled by the CenterState Average Stock Price.

Section 2.05. Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06. Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Charter has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, in a form satisfactory to CenterState and Charter, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (and cash in lieu of fractional shares as specified in Section 2.04) (the “Letter of Transmittal”).

Section 2.07. Deposit of Merger Consideration.

(a) Prior to the Effective Time, CenterState shall deposit, or shall cause to be deposited, with the Exchange Agent (A) the number of shares of CenterState Common Stock issuable pursuant to Section 2.01(c) in book-entry form equal to the aggregate CenterState Common Stock portion of the Merger Consideration (excluding any fractional shares), and (B) cash in an amount sufficient to pay (1) the Cash Consideration and (2) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04 (collectively, the “Exchange Fund”).

(b) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Charter for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CenterState. Any stockholders of Charter who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to CenterState for the Merger Consideration, any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder shall have become entitled to pursuant to Section 2.08(b) deliverable in respect of each share of Charter Common Stock such stockholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Charter Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CenterState Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CenterState (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. CenterState and the Exchange Agent shall be entitled to rely upon the stock transfer books of Charter to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Charter Common Stock represented by any Certificate or Book-Entry Share, CenterState and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08. Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of CenterState Common Stock to which such Holder shall have become entitled pursuant to Section 2.01(c) (excluding any fractional share) and (ii) cash in an amount equal to (A) the Cash Consideration to which such Holder shall have become entitled pursuant to Section 2.01(c), (B) any cash in lieu of fractional shares of CenterState Common Stock which such Holder shall have become entitled pursuant to Section 2.04, and (C) any dividends or distributions to which such Holder shall have become entitled pursuant to Section 2.08(b). CenterState shall direct the Exchange Agent to provide to each such Holder of Charter Common Stock (x) the applicable Merger Consideration, (y) any cash in lieu of fractional shares of CenterState Common Stock pursuant to Section 2.04, and (z) and any dividends or distributions to which such Holder shall have become entitled to pursuant to Section 2.08(b) promptly, which shall be no later than five (5) Business Days upon receipt of a Holder’s Certificates or Book-Entry Shares and a completed Letter of Transmittal. The Exchange Agent and CenterState, as the case may be, shall not be obligated to deliver cash and/or shares of CenterState Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Charter Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CenterState or the Exchange Agent. In the event of a transfer of ownership of a Certificate representing Charter Common Stock that is not registered in the stock transfer records of Charter, the proper amount of the Merger Consideration shall be paid or issued in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Charter Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of CenterState that the Tax has been paid or is not applicable.

(b) All shares of CenterState Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CenterState in respect of the CenterState Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CenterState Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CenterState Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of CenterState Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CenterState Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CenterState Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c) CenterState (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CenterState is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CenterState or the Exchange Agent, as applicable.

Section 2.09. Anti-Dilution Provisions. If the number of shares of CenterState Common Stock or Charter Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give Holders of Charter Common Stock the same economic effects as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CHARTER

Section 3.01. Making of Representations and Warranties.

Except as disclosed in the disclosure schedule delivered by Charter to CenterState concurrently herewith (the “Charter Disclosure Schedule”); Charter hereby represents and warrants to CenterState that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. “Knowledge” or “knowledge” as to Charter and any other phrase of similar import means, with respect to any matter in question relating to Charter, of those individuals set forth in Charter Disclosure Schedule Section 3.01(a). Charter has made a good faith effort to ensure that the disclosure on each schedule of the Charter Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Charter Disclosure Schedule, any item disclosed on any schedule therein or disclosed in the Charter SEC Reports is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule or such Charter SEC Reports that such item applies to such other section of this Agreement.

Section 3.02. Organization, Standing and Authority.

(a) Charter is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a savings and loan holding company within the meaning of the Home Owners’ Loan Act, as amended. Charter has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Charter is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Charter. Charter Disclosure Schedule Section 3.02(a) sets forth a complete and accurate list of all such jurisdictions. True and complete copies of the Articles of Incorporation of Charter (the “Charter Articles”) and the Bylaws of Charter (the “Charter Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Charter to CenterState.

(b) CharterBank is Charter’s sole Subsidiary and (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Charter and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of CharterBank to pay dividends or distributions except for restrictions on dividends or distributions generally applicable to all federally chartered savings institutions. The deposit accounts of CharterBank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, as amended) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Charter’s knowledge, threatened. There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Charter other than CharterBank.

Section 3.03. Capitalization.

(a) The authorized capital stock of Charter consists of 100,000,000 shares of Charter Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, no shares of capital stock or other voting securities of Charter are issued, reserved for issuance or outstanding, other than (i) 15,137,631 shares of Charter Common Stock issued and outstanding, and (ii) 1,536,522 shares of Charter Common Stock reserved for issuance upon the exercise of outstanding Charter Stock Options (of which, a total of 1,000,044 are held by Charter executive officers, each of whom has entered into a Stock Option Lock-Up Agreement). Charter has 84,732 shares of outstanding Charter restricted stock awards, all of which are included in the Charter Common Stock issued and outstanding shares in Section 3.03(a)(i). All of the issued and outstanding shares of Charter Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Charter may vote are issued or outstanding. There are no contractual obligations of Charter or CharterBank pursuant to which Charter or CharterBank could be required to register shares of capital stock or other securities of Charter or CharterBank under the Securities Act. Except as set forth in Charter Disclosure Schedule Section 3.03(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Charter are issued or outstanding. Other than the Charter Equity Awards issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Charter to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of Charter Common Stock or any other equity interests of Charter. No holder of capital stock of Charter will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement.

(b) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Charter or CharterBank has a contractual or other obligation with respect to the voting or transfer of the Charter Common Stock or other equity interests of Charter.

(c) Charter Disclosure Schedule Section 3.03(c) sets forth a true, correct and complete list of all Charter Equity Awards outstanding as of the date hereof, specifying, on a holder-by-holder basis, (i) the name of each holder of such Charter Equity Award, (ii) the number of shares subject to each such Charter Equity Award, (iii) the grant date of each such Charter Equity Award, (iv) the Charter Stock Plan under which such Charter Equity Award was granted, (v) the exercise price for each such Charter Equity Award that is a Charter Stock Option, (vi) the expiration date of each such Charter Equity Award that is a Charter Stock Option, and (vii) the terms of each Charter Equity Award that is a Charter restricted stock award. Other than the Charter Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Charter or CharterBank) are outstanding.

(d) Charter owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of CharterBank, free and clear of Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to CharterBank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. CharterBank has no or is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of CharterBank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of CharterBank.

Section 3.04. Authority; No Violation.

(a) Charter has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Charter. The Board of Directors of Charter has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Charter and has directed that this Agreement and the transactions contemplated hereby be submitted to Charter’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the Requisite Charter Stockholder Approval and the adoption and approval of the Bank Merger Agreement by the board of directors of CharterBank and Charter as its sole shareholder, no other corporate proceedings on the part of Charter are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Charter and (assuming due authorization, execution and delivery by CenterState) constitutes a valid and binding obligation of Charter, enforceable against Charter in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Charter nor the consummation by Charter of the transactions contemplated hereby, nor compliance by Charter with any of the terms or provisions hereof, will (i) violate any provision of the Charter Articles or the Charter Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.05 are duly obtained and/or made, (x) violate any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Charter or CharterBank or any of their respective properties or assets, including but not limited to, 12 C.F.R. 239.63(f), or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Charter or CharterBank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Charter or CharterBank is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Charter.

Section 3.05. Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Home Owners’ Loan Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (d) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Charter’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement-Prospectus”), and of the Registration Statement in which the Proxy Statement-Prospectus will be included as a prospectus, to be filed with the SEC by CenterState in connection with the transactions contemplated by this Agreement and declaration of effectiveness of the Registration Statement, (e) the filing of the Certificates/Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Maryland State Department of Assessments and Taxation pursuant to the MGCL to the extent required, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement (the “Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (i) the execution and delivery by Charter of this Agreement or (ii) the consummation by Charter of the Merger and the other transactions contemplated hereby (including the consummation by CharterBank of the Bank Merger). As of the date hereof, Charter is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 3.06. Reports.

(a) Charter and CharterBank have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, and (v) the OCC (each a “Regulatory Agency” and collectively, the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Charter or CharterBank, as the case may be. Except for examinations of Charter and CharterBank conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Charter, investigation into the business or operations of Charter or CharterBank since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter or CharterBank. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Charter or CharterBank, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Charter or CharterBank pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Charter SEC Reports”) is publicly available. No such Charter SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Charter SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Charter has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Charter SEC Reports.

Section 3.07. Financial Statements.

(a) The financial statements of Charter and CharterBank included (or incorporated by reference) in Charter SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Charter and CharterBank, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Charter and CharterBank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Charter and CharterBank have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Dixon Hughes Goodman LLP has not resigned (or informed Charter that it intends to resign) or been dismissed as independent public accountants of Charter as a result of or in connection with any disagreements with Charter on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter, neither Charter nor CharterBank has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except, (i) with respect to Charter and CharterBank, for those liabilities that are reflected or reserved against on the consolidated balance sheet of Charter included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since December 31, 2017, or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Charter and CharterBank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Charter or CharterBank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter. Charter (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Charter, including CharterBank, is made known to the chief executive officer and the chief financial officer of Charter by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Charter’s outside auditors and the audit committee of the Charter Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Charter’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Charter, any fraud, whether or not material, that involves management or other employees who have a significant role in Charter’s internal controls over financial reporting (copies of such items in subsections (x) and (y) have previously been made available by Charter to CenterState). To the knowledge of Charter, there is no reason to believe that Charter’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither Charter nor CharterBank, nor, to the knowledge of Charter, any director, executive officer, auditor, accountant or representative of Charter or CharterBank, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Charter, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Charter or CharterBank or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Charter or CharterBank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Charter or CharterBank, whether or not employed by Charter or CharterBank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Charter or any of its officers, directors, employees or agents to the Board of Directors of Charter or any committee thereof or to the knowledge of Charter, to any director or officer of Charter.

Section 3.08. Absence of Certain Changes or Events.

(a) Since September 30, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter.

(b) Since September 30, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Charter and CharterBank have carried on their respective businesses in all material respects in the ordinary course.

Section 3.09. Legal Proceedings.

(a) Neither Charter nor CharterBank is a party to any, and there are no pending or, to Charter’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Charter or CharterBank or, to Charter’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter or CharterBank, or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Charter, CharterBank or the assets of Charter or CharterBank (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

Section 3.10. Taxes and Tax Returns.

(a) Except as disclosed in Charter Disclosure Schedule Section 3.10(a), each of Charter and CharterBank has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Charter nor CharterBank is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Charter and CharterBank that are due have been fully and timely paid. Each of Charter and CharterBank has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Charter nor CharterBank has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Charter and CharterBank for all years up to and including December 31, 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against Charter or CharterBank. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Charter and CharterBank or the assets of Charter and CharterBank. In the last six (6) years, neither Charter nor CharterBank has been informed in writing by any jurisdiction that the jurisdiction believes that Charter or CharterBank was required to file any Tax Return that was not filed. Charter has made available to CenterState true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable or for Taxes that are being contested in good faith) on any of the assets of Charter or CharterBank. Neither Charter nor CharterBank is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Charter and CharterBank). Neither Charter nor CharterBank (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Charter) or (ii) has any liability for the Taxes of any Person (other than Charter or CharterBank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Charter nor CharterBank has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Charter nor CharterBank has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Charter been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Charter nor CharterBank will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date, in the case of (A), (C), (D) and (E), outside of the Ordinary Course of Business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

Section 3.11. Employees and Employee Benefit Plans.

(a) Charter Disclosure Schedule Section 3.11(a) sets forth a true and complete list of all Charter Benefit Plans. For purposes of this Agreement, “Charter Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Charter or CharterBank for the benefit of any current or former employee, officer, director or independent contractor of Charter or CharterBank, or in connection with which Charter or CharterBank has or may have any liability or other obligation.

(b) Charter has heretofore made available to CenterState true and complete copies of (i) each Charter Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Charter Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter or IRS advisory opinion letter, if any, relating to such Charter Benefit Plan, (D) the most recently prepared actuarial report for each Charter Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Authority received in the last three years with respect to such Charter Benefit Plan.

(c) Except as provided in Charter Disclosure Schedule Section 3.11(c), each Charter Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Charter nor CharterBank has, within the prior three (3) years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Charter Benefit Plan, and neither Charter nor CharterBank has any knowledge of any plan defect that would qualify for correction under any such program.

(d) The IRS has issued a favorable determination or advisory opinion letter with respect to each Charter Benefit Plan that is intended to be qualified under Section 401(a) of the Code, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Charter, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Charter Benefit Plan. No trust funding any Charter Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Neither Charter nor any ERISA Affiliate has any liability or other obligation in connection with or, within the past six years, maintained a Charter Benefit Plan that is or was subject to Section 412 of the Code or Title IV of ERISA.

(f) None of Charter, CharterBank or any of their respective ERISA Affiliates has, at any time during the last six (6) years any liability or other obligation in connection with, or contributed to or been obligated to contribute to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as provided in Charter Disclosure Schedule Section 3.11(g), neither Charter nor CharterBank sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

(h) All contributions required to be made to any Charter Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Charter Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Charter, as applicable, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Charter and CharterBank.

(i) Except as would not, either individually or in the aggregate reasonably be expected to result in a material liability to Charter or CharterBank, (a) there are no pending or, to Charter’s knowledge, threatened claims (other than claims for benefits in the Ordinary Course of Business), lawsuits or arbitrations that have been asserted or instituted, and, (b) to Charter’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Charter Benefit Plans, any fiduciaries thereof with respect to their duties to the Charter Benefit Plans or the assets of any of the trusts under any of the Charter Benefit Plans.

(j) None of Charter, CharterBank or any of their respective ERISA Affiliates has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Charter Benefit Plans or their related trusts, Charter, CharterBank or any of their respective ERISA Affiliates to any material unpaid Tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as provided in Charter Disclosure Schedule Section 3.11(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby may (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause Charter or CharterBank to transfer or set aside any assets to fund any benefits under any Charter Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Charter or CharterBank. Without limiting the generality of the foregoing, except as provided in Charter Disclosure Schedule Section 3.11(k), no amount paid or payable (whether in cash, in property or in the form of benefits) by Charter or CharterBank in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) may be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Except as provided in Charter Disclosure Schedule Section 3.11(l), no Charter Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(m) There are no pending or, to Charter’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against Charter or CharterBank, or any strikes or other material labor disputes against Charter or CharterBank. Neither Charter nor CharterBank is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Charter or CharterBank and, to Charter’s knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of Charter or CharterBank.

(n) The Charter ESOP grants to its participants full pass-through voting rights as to all shares of Charter Common Stock held by the Charter ESOP on behalf of such participants and that have been allocated to their accounts.

Section 3.12. Compliance with Applicable Law.

(a) Charter and CharterBank hold, and have at all times since December 31, 2015 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Charter, and to the knowledge of Charter, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Charter and CharterBank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Authority applicable to Charter or CharterBank, including (to the extent applicable to Charter or CharterBank), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money-laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Charter, neither Charter nor CharterBank, or to the knowledge of Charter, any director, officer, employee, agent or other Person acting on behalf of Charter or CharterBank has, directly or indirectly, (i) used any funds of Charter or CharterBank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Charter or CharterBank, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Charter or CharterBank, (v) made any fraudulent entry on the books or records of Charter or CharterBank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Charter or CharterBank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Charter or CharterBank, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.13. Certain Contracts.

(a) Charter Disclosure Schedule Section 3.13(a) lists, as of the date hereof, all contracts, arrangements, commitments or understandings (whether written or oral), other than any Charter Benefit Plan, entered into by Charter or CharterBank or by which Charter or CharterBank may be bound: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (ii) which contains a non-compete or client or customer non-solicitation requirement or any other provision that materially restricts the conduct of any line of business by Charter or CharterBank or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or the Surviving Bank to engage in any line of business that is material to Charter and CharterBank, taken as a whole; (iii) with or to a labor union or guild (including any collective bargaining agreement); or (iv) which includes any bonus, stock options, restricted stock, stock appreciation right or other employee benefit agreement or arrangement; (v) which, upon the consummation of the transactions contemplated by this Agreement (with alone or upon the occurrence of any additional acts or events) will result in any payment (whether change of control, severance pay or otherwise) becoming due from Charter, the Surviving Entity or any of their respective Subsidiaries to any officer, employee or director; (vi) the benefits of which will be increased or the vesting of benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement; (vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Charter or CharterBank, taken as a whole; (viii) related to the borrowing by Charter or CharterBank of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $75,000 in the aggregate; (x) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (xi) which relates to capital expenditures and involves future payments in excess of $200,000 in the aggregate; or (xii) which is not terminable on sixty (60) days or less notice and involves the payment of more than $100,000 per annum. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Charter Disclosure Schedule, is referred to herein as a “Charter Contract,” and neither Charter nor CharterBank knows of, or has received written, or to Charter’s knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to have a Material Adverse Effect on Charter. Charter has made available to CenterState complete and correct copies of all Charter Contracts identified in Charter Disclosure Schedule Section 3.13(a).

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter: (i) each Charter Contract is valid and binding on Charter or CharterBank, as applicable, and in full force and effect (assuming the due execution by each other party thereto, which to Charter’s knowledge has occurred), (ii) Charter and CharterBank have performed all obligations required to be performed by it prior to the date hereof under each Charter Contract, (iii) to Charter’s knowledge, each third-party counterparty to each Charter Contract has performed all obligations required to be performed by it to date under such Charter Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Charter or CharterBank under any such Charter Contract.

(c) Charter Disclosure Schedule Section 3.13(c) sets forth a true and complete list of all Charter Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by Charter of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 3.14. Agreements with Regulatory Agencies. Neither Charter nor CharterBank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Charter Disclosure Schedule, a “Charter Regulatory Agreement”), nor has Charter or CharterBank been advised in writing or, to Charter’s knowledge, orally, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Charter Regulatory Agreement.

Section 3.15. Risk Management Instruments. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Charter, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Charter, CharterBank or for the account of a customer of Charter or CharterBank (the “Charter Risk Management Instruments”), were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Charter or CharterBank enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions) and are in full force and effect. Charter and CharterBank have duly performed in all material respects all of their material obligations under the Charter Risk Management Instruments to the extent that such obligations to perform have accrued, and, to Charter’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party under Charter Risk Management Instruments.

Section 3.16. Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Charter, Charter and CharterBank are in compliance, and at all times since January 1, 2016 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Authority relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Charter, investigations of any Governmental Authority or other Person pending, or, to the knowledge of Charter, threatened against Charter of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Charter or CharterBank, of any liability or obligation arising under any Environmental Law, pending or threatened against Charter, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter. To the knowledge of Charter, there is no reasonable basis for any such proceeding, claim, action or investigation. Charter is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Authority or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter.

Section 3.17. Investment Securities and Commodities.

(a) Each of Charter and CharterBank has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in Charter SEC Reports or (ii) to the extent that such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Charter or CharterBank. Such securities and commodities are listed in Charter Disclosure Schedule Section 3.17(a) and are valued on the books of Charter in accordance with GAAP in all material respects.

(b) Charter and CharterBank employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Charter believes are prudent and reasonable in the context of their respective businesses, and Charter and CharterBank have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

Section 3.18. Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Charter, Charter or CharterBank, as applicable, (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Charter SEC Reports as being owned by Charter or CharterBank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business) (the “Charter Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Charter SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Charter Leased Properties” and, collectively with the Charter Owned Properties, the “Charter Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such Lease is valid without default thereunder by the lessee or, to Charter’s knowledge, the lessor. There are no pending or, to the knowledge of Charter, threatened condemnation proceedings against Charter Real Property. Charter Disclosure Schedule Section 3.18 contains a complete and accurate list of each Charter Real Property, including Lease commencement and termination dates and any notices required prior to consummation of the transactions contemplated by this Agreement, as applicable.

Section 3.19. Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Charter: (i) Charter and CharterBank own, or are licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of their respective businesses as currently conducted; (ii)(A) the use of any Intellectual Property by Charter and CharterBank does not infringe, misappropriate or otherwise violate the rights of any Person, and (B) no Person has asserted to Charter in writing that Charter or CharterBank has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person; (iii) to the knowledge of Charter, no Person is challenging, infringing on or otherwise violating any right of Charter or CharterBank with respect to any Intellectual Property owned by Charter or CharterBank; (iv) neither Charter nor CharterBank has received any written notice of any pending claim with respect to any Intellectual Property owned by Charter or CharterBank; (v) to the knowledge of Charter, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Charter and CharterBank; and (vi) Charter and CharterBank have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by Charter and CharterBank. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof. A true and complete listing of all Intellectual Property owned by Charter or CharterBank is contained in Charter Disclosure Schedule Section 3.19.

Section 3.20. Related Party Transactions. There have been no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Charter or CharterBank, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Charter or CharterBank or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Charter Common Stock (or any of such Person’s immediate family members or affiliates) (other than CharterBank) on the other hand, of the type required to be reported in any Charter SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.21. Reorganization. Charter has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for US federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22. Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation, or “stockholders rights” or “poison pill” agreement, is applicable to this Agreement, the Plan of Merger or the transactions contemplated hereby and thereby.

Section 3.23. Broker’s Fees. Neither Charter nor CharterBank nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill + Partners, L.P., pursuant to letter agreements, true and complete copies of which have been previously provided to CenterState and which provide for payment of the amounts set forth in Charter Disclosure Schedule Section 3.23.

Section 3.24. Opinion. Prior to the execution of this Agreement, Charter has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the Holders of Charter Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.25. Charter Information. The information relating to Charter and CharterBank that is provided by Charter or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Holders of Charter Common Stock or at the time of the Charter Meeting (as defined in Section 5.04), (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Charter incorporated by reference in the Proxy Statement-Prospectus, the Registration Statement or any amendment or supplement thereto, or (d) any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that in each case any information contained in a Charter SEC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to Charter and CharterBank will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Charter with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of CenterState or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the Registration Statement.

Section 3.26. Loan Portfolio.

(a) As of the date hereof, except as set forth in Charter Disclosure Schedule Section 3.26(a), neither Charter nor CharterBank is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Charter or CharterBank is a creditor which as of March 31, 2018, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of March 31, 2018, over ninety (90) days or more delinquent in payment of principal or interest and has not yet been charged-off, or (ii) Loans with any director, executive officer or principal stockholder of Charter or CharterBank (as such terms are defined in 12 C.F.R. Part 215). Charter Disclosure Schedule Section 3.26(a) also sets forth a true, correct and complete list of all of the Loans of Charter and CharterBank that, as of March 31, 2018 had an outstanding balance of $500,000 or more and were classified by Charter (A) as of March 31, 2018 as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (B) on or after January 1, 2016 as “Loss” in all cases together with the aggregate principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of March 31, 2018.

(b) Charter Disclosure Schedule Section 3.26(b) identifies each asset of Charter or CharterBank that as of March 31, 2018, was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement, as well as any assets classified as OREO since March 31, 2018 and any sales of OREO between March 31, 2018 and the date of this Agreement, reflecting any gain or loss with respect to any OREO sold.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter, each outstanding Loan of Charter and CharterBank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Charter and CharterBank as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Charter, each outstanding Loan of Charter and CharterBank (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Charter and CharterBank (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e) Except as set forth in Charter Disclosure Schedule Section 3.26(e), none of the agreements pursuant to which Charter or CharterBank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) There are no outstanding Loans made by Charter or CharterBank to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Charter or CharterBank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g) Neither Charter nor CharterBank is now nor has it ever been since December 31, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to Charter’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by Charter or CharterBank subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

Section 3.27. Insurance.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Charter: (i) Charter and CharterBank are insured with reputable insurers against such risks and in such amounts as the management of Charter reasonably has determined to be prudent and consistent with industry practice, and neither Charter nor CharterBank has received notice to the effect that either of them are in default under any material insurance policy; (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Charter and CharterBank, Charter or CharterBank is the sole beneficiary of such policies, and (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Charter Disclosure Schedule Section 3.27(a) identifies all of the insurance policies currently maintained by Charter and CharterBank, including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving, individually or in the aggregate, more than $50,000 (“Insurance Policies”).

(b) Charter Disclosure Schedule Section 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Charter or CharterBank, including the value of such BOLI as of the end of the month prior to the date hereof. The value of the BOLI is and has been fairly and accurately reflected in Charter’s financial statements in accordance with GAAP. All BOLI is owned solely by CharterBank and no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and, except as disclosed in Charter Disclosure Schedule Section 3.27(b), there is no split dollar or similar benefit under Charter’s BOLI. Neither Charter nor CharterBank has any outstanding borrowings secured in whole or in part by its BOLI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Section 4.01. Making of Representations and Warranties.

CenterState hereby represents and warrants to Charter that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. “Knowledge” or “knowledge” as to CenterState and any other phrase of similar import means, with respect to any matter in question relating to CenterState, of the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Risk Officer, the Chief Credit Officer, and the Chief Administrative Officer of CenterState. Any item disclosed in the CenterState SEC Reports is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such CenterState SEC Reports that such item applies to such section of this Agreement.

Section 4.02. Organization, Standing and Authority.

(a) CenterState is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. CenterState has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CenterState is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState. True and complete copies of the CenterState Articles of Incorporation and Bylaws, as in effect as of the date of this Agreement, have previously been made available by CenterState to Charter.

(b) Each Subsidiary of CenterState (a “CenterState Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of CenterState to pay dividends or distributions except under applicable state law or, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of CenterState Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to CenterState’s knowledge, threatened.

Section 4.03. Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 83,816,344 shares of CenterState Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the date hereof, no shares of CenterState Common Stock are held in treasury, and an aggregate of 1,946,867 shares of CenterState Common Stock are reserved for issuance upon the exercise of outstanding CenterState Stock Options and the vesting of outstanding CenterState restricted stock units and restricted stock awards (which shares are not included in the CenterState Common Stock issued and outstanding shares in this Section 4.03). All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of CenterState Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CenterState’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CenterState may vote are issued or outstanding. Except as set forth in the CenterState SEC Reports, as of the date of this Agreement, no trust preferred or subordinated debt securities of CenterState are issued or outstanding. Other than equity awards granted under a CenterState stock plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CenterState to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of CenterState Common Stock or any other equity interests of CenterState. The shares of CenterState Common Stock are listed for trading on NASDAQ.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which CenterState or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the CenterState Common Stock or other equity interests of CenterState.

(c) CenterState owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of CenterState Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No CenterState Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.04. Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of CenterState. The board of directors of CenterState has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CenterState and its shareholders. Except for the adoption of the Bank Merger Agreement by the board of directors of CenterState Bank and CenterState as its sole shareholder, no other corporate proceedings on the part of CenterState are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by Charter) constitutes a valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by CenterState, nor the consummation by CenterState of the transactions contemplated hereby, nor compliance by CenterState with any of the terms or provisions hereof, will (i) violate any provision of the CenterState Articles of Incorporation or Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.05 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on CenterState.

Section 4.05. Consents and Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Home Owners’ Loan Act and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices; (c) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement in which the Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement; (d) the filing of the Certificates/Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Maryland State Department of Assessments and Taxation pursuant to the MGCL to the extent required; and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (A) the execution and delivery by CenterState of this Agreement or (B) the consummation by CenterState of the Merger and the other transactions contemplated hereby (including the consummation by CenterState Bank of the Bank Merger). As of the date hereof, CenterState is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.06. Reports.

(a) CenterState and each of its Subsidiaries have timely filed (or furnished, as applicable), all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on CenterState and its Subsidiaries. Except for examinations of CenterState and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CenterState, investigation into the business or operations of CenterState or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CenterState or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

Section 4.07. Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CenterState and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Crowe Horwath LLP has not resigned (or informed CenterState that it intends to resign) or been dismissed as independent public accountants of CenterState as a result of or in connection with any disagreements with CenterState on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of CenterState included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since December 31, 2017, or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState. CenterState (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CenterState, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CenterState by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the

Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CenterState’s outside auditors and the audit committee of CenterState’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CenterState’s ability to record, process, summarize and report financial information, and (y) to the knowledge of CenterState, any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal controls over financial reporting. To the knowledge of CenterState, there is no reason to believe that CenterState’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither CenterState nor any of its Subsidiaries, nor, to the knowledge of CenterState, any director, executive officer, auditor, accountant or representative of CenterState or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of CenterState, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CenterState or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CenterState or any of its officers, directors, employees or agents to the board of directors of CenterState or any committee thereof or to the knowledge of CenterState, to any director or officer of CenterState.

Section 4.08. Taxes.

(a) Each of CenterState and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CenterState nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of CenterState and its Subsidiaries that are due have been fully and timely paid. Each of CenterState and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against CenterState or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of CenterState and its Subsidiaries or the assets of CenterState and its Subsidiaries. In the last three (3) years, neither CenterState nor its Subsidiaries have been informed in writing by any jurisdiction that the jurisdiction believes that CenterState or its Subsidiaries were required to file any Tax Return that was not filed. There are no Liens for material Taxes (except Taxes not yet due and payable or Taxes being contested in good faith) on any of the assets of CenterState or any of its Subsidiaries. Neither CenterState nor its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between CenterState and its Subsidiaries). Neither CenterState nor its Subsidiaries (i) have been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CenterState) or (ii) has a liability for Taxes of any Person (other than CenterState and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither CenterState nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither CenterState nor its Subsidiaries have participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.09. Absence of Certain Changes or Events.

(a) Since September 30, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since September 30, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, CenterState and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 4.10. Legal Proceedings.

(a) Neither CenterState nor any of its Subsidiaries is a party to any, and there are no pending or, to CenterState’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CenterState or any of its Subsidiaries or, to CenterState’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState or any of its Subsidiaries, or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants or agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon CenterState, any of its Subsidiaries or the assets of CenterState or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

Section 4.11. Compliance with Applicable Law. CenterState and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState, and to the knowledge of CenterState, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened. CenterState and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Authority applicable to CenterState or any of its Subsidiaries, including (to the extent applicable to CenterState or its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, none of CenterState or its Subsidiaries, or to the knowledge of CenterState, any director, executive officer, employee, agent or other Person acting on behalf of CenterState or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CenterState or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CenterState or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of

CenterState or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of CenterState or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CenterState or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CenterState or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 4.12. Agreements with Regulatory Agencies. Neither CenterState nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “CenterState Regulatory Agreement”), nor has CenterState or any of its Subsidiaries been advised in writing or, to CenterState’s knowledge, orally, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such CenterState Regulatory Agreement.

Section 4.13. Reorganization. CenterState has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14. Broker’s Fees. Neither CenterState nor any CenterState Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, except that CenterState has engaged and will pay a fee or commission to Stephens Inc.

Section 4.15. CenterState Information. The information relating to CenterState and its Subsidiaries that is provided by CenterState or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Holders of Charter Common Stock or at the time of the Charter Meeting (as defined in Section 5.04), (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of CenterState incorporated by reference in the Proxy Statement-Prospectus, the Registration Statement or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that in each case any information contained in a CenterState SEC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to CenterState and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by CenterState with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Charter or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the Registration Statement.

Section 4.16. Financing. CenterState has and will have as of the Closing Date sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.17. Contracts. Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which CenterState or any of its Subsidiaries is a party or by which CenterState or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by CenterState, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “CenterState Contract”). Each CenterState Contract is valid and binding on CenterState or its Subsidiaries and is in full force and effect. Neither CenterState Bank nor CenterState knows of, or has received written, or to CenterState’s knowledge, oral, notice of any violation of any of the CenterState Contracts by CenterState, CenterState Bank, or any of the other parties thereto which would be reasonably likely to have a Material Adverse Effect on CenterState.

Section 4.18. Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CenterState, CenterState and its Subsidiaries are in compliance, and at all times since January 1, 2016 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Authority relating to Environmental Laws.

Section 4.19. Loan Portfolio. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, each outstanding Loan of CenterState and its Subsidiaries (including Loans held for resale to investors) was originated, and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of CenterState and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

Section 4.20. Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState: CenterState and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CenterState reasonably has determined to be prudent and consistent with industry practice, and neither CenterState nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy.

Section 4.21. Regulatory Capitalization. CenterState and CenterState Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

ARTICLE V

COVENANTS

Section 5.01. Covenants of Charter. Charter will use commercially reasonable efforts to (a) carry on its business, including the business of CharterBank, only in the Ordinary Course of Business and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws (b) preserve its business organizations and assets intact, (c) keep available to itself and CenterState the present services of the current officers and employees of Charter and CharterBank, and (d) preserve for itself and CenterState the goodwill of its customers, key employees, lessors and others with whom business relationships exist. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement (including as set forth in Charter Disclosure Schedule Section 5.01), (ii) with the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, with respect to Section 5.01(q)(i), Section 5.01(r), and Section 5.01(s), if CenterState shall not have disapproved of Charter’s request in writing within two (2) Business Days of receipt of such written request from Charter, then such request shall be deemed to be approved by CenterState), or (iii) required by Law, Charter shall not and shall not permit CharterBank to:

(a) Stock. (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of Charter Common Stock upon the exercise of Charter Stock Options outstanding on the date hereof and included in Charter Disclosure Schedule Section 3.03(c)), any Rights, any new award or grant under the Charter Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as set forth in Charter Disclosure Schedule Section 5.01(a), accelerate the vesting of any existing Rights, or (iii) except as set forth in Charter Disclosure Schedule Section 5.01(a), directly or indirectly change (or establish a record date for changing), adjust, split, combine, reclassify, exchange, repurchase, redeem or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition of shares of Charter Common Stock from a holder of Charter Stock Options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to Charter Stock Plans or the applicable award agreements).

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from CharterBank to Charter, consistent with past practice, and (ii) distributions payable to service Charter’s outstanding subordinated notes; provided that Charter may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular cash dividends on the shares of Charter Common Stock, with increases in the amount of such dividends not to exceed $0.005 per share per quarter from the amount of the dividend per share in the immediately preceding quarter; provided further, that the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the period in which the Effective Time occurs, the Holders of Charter Common Stock do not become entitled to receive both a dividend in respect of their Charter Common Stock and a dividend in respect of CenterState Common Stock or fail to be entitled to receive any dividend.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Charter or CharterBank, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than five percent (5%) for any individual or three percent (3%) in the aggregate for all employees of Charter or CharterBank other than as disclosed in Charter Disclosure Schedule Section 5.01(c), provided further, that if the Closing Date has not occurred by October 1, 2018, the increases shall not result in an annual adjustment in base compensation of more than three percent (3%) in the aggregate for all employees of Charter or CharterBank other than as disclosed in Charter Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to CenterState and set forth in Charter Disclosure Schedule Section 5.01(c), (iv) incentive or bonus payments either in accordance with past practice or in accordance with the terms of CharterBank Executive Incentive Plan and set forth in Charter Disclosure Schedule Section 5.01(c) or (v) severance in accordance with past practice and set forth in Charter Disclosure Schedule Section 5.01(c).

(d) Hiring. Hire any Person as an employee of Charter or CharterBank, except for at-will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with CenterState, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Charter Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to CenterState and set forth in Charter Disclosure Schedule Section 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Charter Benefit Plan or other arrangements that, if adopted or established, would constitute a Charter Benefit Plan.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Charter Disclosure Schedule Section 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than (i) loans in accordance with Regulation O of the Federal Reserve Board (12 CFR Part 215) and consistent with past practice and in the Ordinary Course of Business and (ii) compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except as set forth in Charter Disclosure Schedule Section 5.01(g) or in the Ordinary Course of Business (including the sale, transfer or disposal of other real estate owned), sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any material portion of its rights, assets, deposits, business or properties or cancel or release any material indebtedness owed to Charter or CharterBank.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CenterState pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Initiate any new capital expenditures in amounts exceeding $200,000 individually, or $400,000 in the aggregate.

(j) Governing Documents. Amend the Charter Articles or Charter Bylaws or any equivalent documents of CharterBank.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP or at the direction of a Governmental Authority.

(l) Contracts. Except as set forth in Charter Disclosure Schedule Section 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Charter Contract, Lease or Insurance Policy, or make any material change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Charter or CharterBank, or enter into any contract that would constitute a Charter Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by CenterState.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Charter or CharterBank is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Charter or CharterBank of an amount which exceeds $150,000 individually or $300,000 in the aggregate and/or would impose any material restriction on the business of Charter or CharterBank or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).

(q) Investment Securities. (i) Acquire (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services of Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the Ordinary Course of Business, nor (ii) change the classification method for any of the Charter Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r) Deposits. Make any changes to deposit pricing other than such changes that may be made in the Ordinary Course of Business.

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Charter Disclosure Schedule Section 5.01(s), (i) make any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Charter or CharterBank to such borrower or its Affiliates would be in excess of $200,000, in the aggregate, (B) jumbo residential real estate loan in excess of $750,000 or home equity line of credit that is not held for sale in excess of $500,000, (C) commercial or industrial loan in excess of $500,000, or (D) commercial real estate loan in excess of $1,500,000; or (ii) participation in any loan or pool of loans. Any loan in excess of the limits set forth in this Section 5.01(s) and any purchase of a participation in a loan or pool of loans shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, Charter may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew (A) loans rated “pass” or better if the interest rate lock is not more than five years, or, if the interest rate lock is five years or more, if the loan is fully amortizing and its maturity is 15 years or less, (B) residential loans or home equity lines of credit rated “pass” or better in accordance with Charter’s existing policies; and (iii) renew for up to two years any unsecured loan not in excess of $200,000 where no additional credit is extended. Charter shall not effect any collateral release for any loan rated “special mention” or lower without the prior approval of CenterState Bank.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Charter or CharterBank.

(u) Taxes. Except as required by applicable Law or any Governmental Authority, make, in any manner different from Charter’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” shall mean affecting or relating to $25,000 or more in Taxes or $50,000 or more of taxable income.

(v) Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair in any material respect Charter’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(w) Additional Actions. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(x) Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState.

(y) Restructure. Merge or consolidate itself or CharterBank with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or CharterBank.

(z) Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02. Covenants of CenterState.

(a) Affirmative Covenants. From the date hereof until the Effective Time, CenterState will use commercially reasonable efforts to carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, CenterState shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair in any material respect CenterState’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iii) result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02 (provided that any breach of clause (iii) or (iv) shall not be deemed to be material or the failure of any condition set forth in Section 6.02(a) or Section 6.02(b), as the case may be, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.02(a) or Section 6.02(b), as the case may be, to be satisfied).

Section 5.03. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04. Stockholder Approval. Following the date that the Registration Statement is declared effective by the SEC, Charter shall take, in accordance with applicable Law and the Charter Articles and Charter Bylaws, all action necessary to convene a special meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Charter’s stockholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Charter Meeting”) and shall take all lawful action to solicit such approval by such stockholders. Charter shall use its commercially reasonable efforts to obtain the Requisite Charter Stockholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Charter Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Charter in connection with the Charter Meeting are solicited in compliance with the MGCL, the Charter Articles and Charter Bylaws, and all other applicable legal requirements. Except with the prior approval of CenterState, other than the items noted above and the submission for approval of the compensation payable to Charter’s executive officers in connection with the Merger as required by the rules of the SEC, no other matters shall be submitted for the approval of Charter stockholders at the Charter Meeting.

Except to the extent provided otherwise in Section 5.09, the board of directors of Charter shall at all times prior to and during the Charter Meeting recommend approval of this Agreement by the stockholders of Charter and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Charter’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Charter Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of CenterState or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the Charter Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Charter Stockholder Approval, Charter will not adjourn or postpone the Charter Meeting unless Charter is advised by counsel that it is reasonably necessary to take such actions to comply with its fiduciary duties. Charter shall keep CenterState updated with respect to the proxy solicitation results in connection with the Charter Meeting as reasonably requested by CenterState.

Section 5.05. Registration Statement; Proxy Statement-Prospectus.

(a) Charter shall reasonably cooperate with CenterState in order for CenterState to prepare and file the Registration Statement (including the Proxy Statement-Prospectus and all related documents) with the SEC in connection with the issuance of CenterState Common Stock in the transactions contemplated by this Agreement. Charter shall use its commercially reasonable efforts to deliver to CenterState such financial statements and related analysis of Charter, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Charter, as may be required in order to file the Registration Statement, and any other report required to be filed by CenterState with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CenterState to review. Charter agrees to use its commercially reasonable efforts to cooperate with CenterState and CenterState’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Charter’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. CenterState shall, as soon as is practicable, but in no event later than sixty (60) days after the date hereof, file the Registration Statement with the SEC. Each of CenterState and Charter agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. CenterState also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Charter, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its stockholders.

(b) CenterState will advise Charter, promptly after CenterState receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CenterState Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff, and shall supply Charter with copies of all correspondence between CenterState and the SEC with respect to the Registration Statement. CenterState will provide Charter and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CenterState will provide Charter and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Charter Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, CenterState shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Charter to mail such amendment or supplement to Charter stockholders (if required under applicable Law).

Section 5.06. Regulatory Filings; Consents.

(a) Each of CenterState and Charter and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation, and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations, (iii) to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated herein, and (iv) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CenterState or any of its Subsidiaries or Charter or any of its Subsidiaries to take any action, or commit to take any such action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to Charter) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of CenterState, Charter, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (together, the “Burdensome Conditions”); provided, further, that those actions set forth in CenterState Disclosure Schedule Section 5.06 shall not constitute a “Burdensome Condition” CenterState and Charter will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders or stockholders, as applicable, and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or Charter to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party hereto shall have the right to review and approve in advance all characterizations of the information relating to such Party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, other than material filed in connection therewith under a claim of confidentiality. CenterState shall, as soon as is practicable, but no later than thirty (30) days after the date hereof, make all filings with Governmental Authorities. In addition, CenterState and Charter shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Subject to applicable Laws (including those relating to the exchange of information), CenterState and Charter shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Laws, the Parties shall (i) promptly furnish each other with copies of notices or other communications received by each Party (or written or oral summaries of communications received orally), from any Governmental Authority with respect to the transactions contemplated by this Agreement, and (ii) provide the other Party a reasonable opportunity to review in advance, and accept the reasonable comments of the other Party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Authority.

(c) Charter will use its commercially reasonable efforts, and CenterState shall reasonably cooperate with Charter at Charter’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Charter Disclosure Schedule Section 3.13(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). Charter will consult with CenterState and its representatives as often as practicable under the circumstances so as to permit Charter and CenterState and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07. Publicity. CenterState and Charter shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that CenterState shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08. Access; Current Information.

(a) For the purposes of verifying the representations and warranties of Charter and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Charter agrees to afford CenterState and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Charter’s and CharterBank’s books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as the CenterState may reasonably request and Charter shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Charter’s privacy policy and, during such period, Charter shall furnish to CenterState, upon CenterState’s reasonable request, all such other information concerning the business, properties and personnel of Charter and CharterBank that is substantially similar in scope to the information provided to CenterState in connection with its diligence review prior to the date of this Agreement.

(b) As promptly as reasonably practicable after they become available, Charter will furnish to CenterState copies of the board packages distributed to the board of directors of Charter or CharterBank, and minutes from the meetings thereof and all committees thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of Charter or any committee thereof relating to the financial performance, operations, or risk management of Charter.

(c) During the period from the date of this Agreement to the Effective Time, each of Charter and CenterState will cause one or more of its designated representatives to confer on a regular basis with representatives of the other Party and to report the general status of the ongoing operations of Charter and CharterBank and CenterState and its Subsidiaries, respectively. Without limiting the foregoing, Charter agrees to provide to CenterState (i) a copy of each report filed by Charter or CharterBank with a Governmental Authority unless it is a confidential communication with a Governmental Authority and Charter is prohibited by Law from sharing such report, (ii) a copy of Charter’s monthly loan trial balance, and (iii) a copy of Charter’s monthly statement of condition and profit and loss statement and, if requested by CenterState, a copy of Charter’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable.

(d) No investigation by either Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of either Party to consummate the transactions contemplated hereby.

(e) Charter shall provide to CenterState, any and all information received by Charter in connection with the ESOP Determination.

(f) Charter shall not be required to give CenterState any documents (including under Sections 5.08(a) and (b)) that disclose any confidential supervisory information or any other matter that Charter’s board of directors has been advised by counsel that such distribution to CenterState may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Charter’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(g) shall apply, Charter shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09. No Solicitation by Charter; Superior Proposals.

(a) Charter shall not, and shall cause CharterBank and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Charter or CharterBank (collectively, the “Charter Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) except as permitted by this Section 5.09, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to Charter or CharterBank or otherwise relating to an Acquisition Proposal; (iii) except as permitted by this Section 5.09, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Charter is a party; or (iv) except as permitted by this Section 5.09, enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Charter Representatives, whether or not such Charter Representative is so authorized and whether or not such Charter Representative is purporting to act on behalf of Charter or otherwise, shall be deemed to be a breach of this Agreement by Charter. Charter and CharterBank shall, and shall cause each of the Charter Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Charter or CharterBank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the assets of Charter or CharterBank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Charter or CharterBank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Charter or CharterBank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the Charter Meeting, Charter may take any of the actions described in Section 5.09(a) if, but only if, (i) Charter has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of Charter reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to Charter’s stockholders under applicable Law; (iii) Charter has provided CenterState with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Charter or CharterBank or otherwise relating to an Acquisition Proposal, Charter receives from such Person a confidentiality agreement with terms no less favorable to Charter than those contained in the confidentiality agreement with CenterState. Charter shall promptly provide to CenterState any non-public information regarding Charter or CharterBank provided to any other Person which was not previously provided to CenterState, such additional information to be provided no later than the date such information is provided to such other Party.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Charter or CharterBank, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Charter Common Stock or more than 50% of the assets of Charter and CharterBank, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Charter reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by CenterState in response to such Acquisition Proposal as contemplated by Section 5.09(e), such proposal, is more favorable to the stockholders of Charter from a financial point of view than the Merger.

(c) Charter shall promptly (and in any event within twenty-four (24) hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Charter or the Charter Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that (i) discussions of such materials jeopardizes the attorney-client privilege or (ii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Charter agrees that it shall keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 5.09(e), neither the board of directors of Charter nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by this Agreement (including the Merger), the Charter Recommendation, fail to reaffirm the Charter Recommendation within three (3) Business Days following a request by CenterState, or make any statement, filing or release, in connection with the Charter Meeting or otherwise, inconsistent with the Charter Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Charter Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Charter or CharterBank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Charter to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d) and subject to compliance with this Section 5.09(e), prior to the approval of the Merger at the Charter Meeting, the board of directors of Charter may approve or recommend approval of a Superior Proposal to the Charter stockholders and withdraw, qualify, amend or modify the Charter Recommendation or take any of the other actions otherwise prohibited by Section 5.09 (a “Charter Subsequent Determination”) after the fifth (5th) Business Day following CenterState’s receipt of a notice (the “Notice of Superior Proposal”) from Charter advising CenterState that the board of directors of Charter has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.09(a) constitutes a Superior Proposal if, but only if, (i) the board of directors of Charter has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Charter’s stockholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CenterState (the “Notice Period”), Charter and the board of directors of Charter shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Charter to proceed with the Charter Recommendation without a Charter Subsequent Determination; provided, however, that CenterState shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such Notice of Superior Proposal, the board of directors of Charter has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Charter shall be required to deliver a new Notice of Superior Proposal to CenterState and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Nothing contained in this Section 5.09 or elsewhere in this Agreement shall prohibit Charter or the board of directors of Charter from complying with Charter’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act) shall be deemed a change in the Charter Recommendation unless the board of directors of Charter reaffirms the Charter Recommendation in such disclosure.

Section 5.10. Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of Charter and CharterBank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CenterState, which consent shall not be unreasonably withheld) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Charter or CharterBank occurring at or before the Effective Time (including the Merger and the other transactions contemplated by this Agreement) (each a “Claim”), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent as such persons have the right to be indemnified pursuant to the articles of incorporation or bylaws of Charter or similar governing documents of CharterBank in effect on the date of this Agreement and to the extent permitted by applicable Maryland Law. CenterState shall pay such expenses to each Indemnified Party to the fullest extent permitted by the provisions of Maryland Law and the Charter Articles and Charter Bylaws.

(b) In connection with the indemnification provided pursuant to Section 5.10, CenterState and/or an CenterState Bank will advance expenses, promptly after statements therefor are received, to each Indemnified Party, to the same extent required by the Charter Articles and the articles of incorporation of CharterBank in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Indemnified Party or multiple Indemnified Parties (and, in each case, reasonably acceptable to CenterState), it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CenterState upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CenterState under this Section 5.10, unless, and only to the extent that, CenterState is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof except that if CenterState elects not to assume such defense, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CenterState shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (provided that CenterState shall only be obligated to pay the reasonable fees and expenses of one such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.

(d) For a period of six (6) years following the Effective Time, CenterState will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Charter or CharterBank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Charter; provided that, if CenterState is unable to maintain or obtain the insurance called for by this Section 5.10, CenterState will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Charter or CharterBank may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall CenterState be required to expend for such tail insurance a premium amount in excess of an amount equal to two hundred percent (200%) of the annual premiums paid by Charter for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, CenterState shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium. For the avoidance of doubt, CenterState shall not be required to purchase stand-alone coverage for cyber liability or fidelity bonds.

(e) This Section 5.10 shall survive the Effective Time, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section 5.10 against CenterState), and shall be binding on all successors and assigns of CenterState. This Section 5.10 shall not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(f) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11. Employees; Benefit Plans.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of Charter or CharterBank on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries, including any such plan that is closed or frozen with respect to new employee of CenterState. CenterState shall give the Covered Employees full credit for their prior service with Charter and CharterBank (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the Charter Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan. Neither CenterState nor any of its Subsidiaries shall terminate the existing coverage of any Covered Employee or his or her dependents under any of the Charter or CharterBank health plans prior to the time such Covered Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CenterState or any CenterState Subsidiary and their dependents.

(c) Prior to the Effective Time, Charter shall take, and shall cause CharterBank to take, all actions requested by CenterState no later than ten (10) days prior to the Effective Time that may be necessary or appropriate to (i) cause one or more Charter Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the date that includes the Effective Time, (ii) cause benefit accruals and entitlements under any Charter Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding that date that includes the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Charter Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any Charter Benefit Plan into any employee benefit plan maintained by CenterState or a CenterState Subsidiary; provided that Charter shall not be required to take any action that would result in the violation by Charter of any contract with a third party. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires Charter to terminate a medical plan having a flexible spending arrangement (“FSA”) under Code Section 125, Charter and each of its Subsidiaries may continue its FSA through the Effective Time.

(d) Nothing in this Section 5.11 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, Charter and CharterBank) to amend or terminate any Charter Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, Charter and CharterBank) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) If, within the period ending on the later of (i) six (6) months after the Effective Time or (ii) forty-five (45) days after the completion of the Informational Systems Conversion, unless otherwise addressed in an employment agreement entered into with CenterState Bank or an employment, change in control or severance agreement set forth in Charter Disclosure Schedule Section 3.11(a), any Covered Employee who is terminated by CenterState or its Subsidiaries other than “for cause” (as defined under the policies of CenterState and/or its Subsidiaries) or resigns because he or she was offered a position with a material reduction in rate of base pay or that is outside a 50-mile radius of the current address of his or her primary work location at Charter, then CenterState shall, subject to such Covered Employee’s execution of appropriate releases, pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with Charter or CharterBank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(f) After the later of the Effective Time and December 31, 2018, all accrued and unused sick time for all employees of Charter and CharterBank and all accrued and unused vacation time for all employees of Charter and CharterBank shall be treated as set forth in CenterState Disclosure Schedule Section 5.11(f). Prior to the later of the Effective Time and December 31, 2018, such accrued and unused sick time and vacation time shall be treated in accordance with Charter and CharterBank’s policies and practices (which policies and practices do not provide for any cash or other payment for any accrued but unused time off or other benefits).

(g) CenterState shall assume and honor (i) the employment agreements, change in control agreements and severance arrangements in effect as set forth in Charter Disclosure Schedule Section 3.11(a), unless, with the written consent of the affected parties, superseded or terminated as of the Effective Time, (ii) the salary continuation and supplemental executive retirement plans, programs and agreements between Charter and/or CharterBank and any officer or employee, with amounts due under such plans, programs and agreements to be paid in accordance with the payment schedules set forth therein and in accordance with Section 409A of the Code, as set forth in Charter Disclosure Schedule Section 5.11(g), and (iii) the BOLI policies and split-dollar life insurance policies as set forth in Charter Disclosure Schedule Section 5.11(g).

(h) The Charter ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, Charter shall direct the Charter ESOP Trustee(s) to remit to Charter a sufficient number of shares of Charter Common Stock held by the ESOP’s unallocated suspense account to

Charter to repay the full outstanding balance of the loan between the Charter ESOP and Charter (the “Charter ESOP Loan”) (and with such Charter Common Stock valued on the ESOP Termination Date) and, if after remitting such shares there remains any unpaid amount under the Charter ESOP Loan, such unpaid amount, including any unpaid but accrued interest, shall be forgiven by Charter at the Effective Time. All remaining shares of Charter Common Stock held by the Charter ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. Charter shall use commercially reasonable efforts to file or cause to be filed, within five (5) Business Days following the date all Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplate herein have been obtained, all necessary documents with the IRS for a determination letter for termination of the Charter ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Charter ESOP upon its termination, the account balances in the Charter ESOP shall either be disbursed to participants and beneficiaries or transferred to an eligible tax qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Charter shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.11(h).

(i) CenterState shall take all commercially reasonable actions necessary to cause the trustee of the CenterState Banks, Inc. Employee Savings Trust, if requested to do so by a Covered Employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution from the Charter Bank 401(k) Plan (provided that the CenterState Banks, Inc. Employee Savings Trust shall only accept cash and not in-kind rollovers). In the case of a Covered Employee with an outstanding loan under the Charter Bank 401(k) Plan, CenterState shall use commercially reasonable efforts to permit the Covered Employee to rollover such outstanding loan balance to the CenterState Banks Inc. Employee Savings Trust (subject to the requirements and limitations of the applicable provisions of the Code), provided, however, that the Covered Employee may transfer such loan only if such Covered Employee elects to rollover his or her entire account balance under the Charter Bank 401(k) Plan.

(j) Charter shall establish a retention bonus pool to be paid to certain Charter employees as shall be determined by Charter after consultation with CenterState (including in amounts of payments and timing of payments), with the aggregate amount of such retention bonuses payable pursuant to the retention bonus pool not to exceed $850,000 in the aggregate. CenterState may establish an additional retention bonus pool, with such recipients, amounts of payments and timing of payments designated by CenterState.

Section 5.12. Notification of Certain Changes. Charter and CenterState shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. and Charter shall provide on a periodic basis written notice to CenterState of any matters that Charter becomes aware of which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Charter Disclosure Schedule or which is necessary to correct any information in such Charter Disclosure Schedule which has been rendered materially inaccurate thereby; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.03(a) or Section 6.03(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.03(a) or Section 6.03(b), as the case may be, to be satisfied.. No supplement or amendment to the Charter Disclosure Schedule or provision of information relating to the subject matter of the Charter Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of or compliance by Charter with the respective covenants and agreements of such parties set forth herein.

Section 5.13. Transition; Informational Systems Conversion. From and after the date hereof, CenterState and Charter shall use their commercially reasonable efforts to facilitate the integration of Charter with the business of CenterState following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Charter and CharterBank (the “Informational Systems Conversion”) to those used by CenterState, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Charter and CharterBank; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Charter and CharterBank in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

Section 5.14. No Control of Other Party’s Business. Nothing contained in this Agreement shall give CenterState, directly or indirectly, the right to control or direct the operations of Charter or CharterBank prior to the Effective Time, and nothing contained in this Agreement shall give Charter, directly or indirectly, the right to control or direct the operations of CenterState or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Charter and CenterState shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15. Certain Litigation. Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder or stockholder litigation against such Party and/or the members of the board of directors of Charter or the board of directors of CenterState related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Charter shall: (i) permit CenterState to review and discuss in advance, and consider in good faith the views of CenterState in connection with, any proposed written or oral response to such shareholder or stockholder litigation; (ii) furnish CenterState’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder or stockholder litigation; (iii) consult with CenterState regarding the defense or settlement of any such shareholder or stockholder litigation, shall give due consideration to CenterState’s advice with respect to such shareholder or stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Charter shall not settle any such shareholder or stockholder litigation if such settlement requires the payment of money damages, without the written consent of CenterState (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by Charter is reasonably expected by Charter, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Charter) under Charter’s existing director and officer insurance policies.

Section 5.16 Certain Officer Agreements. Concurrently with the execution and delivery of this Agreement (x) Lee W. Washam has executed and delivered an employment agreement with CenterState Bank, to be effective upon the Closing; and (y) the executive officers of Charter and CharterBank have entered into Charter Stock Option lock-up agreements with CenterState (each a “Stock Option Lock-up Agreement” and collectively, the “Stock Option Lock-up Agreements”), dated as of the date hereof and substantially in the form attached hereto as Exhibit F, pursuant to which each such executive officer has agreed, among other things, to not exercise Charter Stock Options held by such executive offer, subject to the terms of the Stock Option Lock-up Agreement.

Section 5.17. Director Resignations. Charter shall use commercially reasonable efforts to cause to be delivered to CenterState resignations of all the directors of Charter and CharterBank, such resignations to be effective as of the Effective Time.

Section 5.18. Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, Charter has caused each director of Charter and CharterBank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.19. Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Charter has caused each director of Charter and CharterBank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.

Section 5.20. Coordination.

(a) Prior to the Effective Time, subject to applicable Laws, each of Charter and CharterBank shall take any action CenterState may reasonably request from time to time to better prepare the Parties for the integration of the operations of Charter and CharterBank with CenterState and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of Charter and CenterState shall meet from time to time as CenterState may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Charter and CharterBank, and Charter shall give due consideration to CenterState’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CenterState nor CenterState Bank shall under any circumstance be permitted to exercise control of Charter or CharterBank prior to the Effective Time. Charter shall permit representatives of CenterState Bank to be onsite at Charter to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without disruption to CharterBank’s business with its customers.

(b) Prior to the Effective Time, subject to applicable Laws, Charter and CharterBank shall take any actions CenterState may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Charter Contracts that CenterState may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with CenterState and use commercially reasonable efforts to negotiate specific provisions that may be requested by CenterState in connection with any such amendment, modification or termination.

(c) From and after the date hereof, subject to applicable Laws, the Parties shall reasonably cooperate (provided that the Parties shall cooperate to reasonably minimize disruption to Charter’s or CharterBank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other Party and appropriate service providers) and Charter shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to suppliers of Charter and its Subsidiaries for the purpose of facilitating the integration of Charter and its business into that of CenterState. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, Charter shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to customers of Charter and CharterBank for the purpose of facilitating the integration of Charter and its business into that of CenterState. Any interaction between CenterState and Charter’s and any of CharterBank’s customers and suppliers shall be coordinated by Charter. Charter shall have the right to participate in any discussions between CenterState and Charter’s customers and suppliers.

(d) CenterState and Charter agree to take all action necessary and appropriate to cause CharterBank to merge with CenterState Bank in accordance with applicable Laws and the terms of the Bank Plan of Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.21. Transactional Expenses. Charter has provided in Charter Disclosure Schedule Section 5.20 a reasonable good faith estimate of costs and fees that Charter and CharterBank expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by Charter as a result of any litigation which may arise in connection with this Agreement (collectively, “Charter Expenses”). Charter shall use its commercially reasonable efforts to cause the aggregate amount of all Charter Expenses to not exceed the total expenses disclosed in Charter Disclosure Schedule Section 5.20. Charter shall promptly notify CenterState if or when it determines that it expects to materially exceed its estimate for Charter Expenses. Notwithstanding anything to the contrary in this Section 5.21, Charter shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Charter Disclosure Schedule Section 3.23.

Section 5.22. Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CenterState and Charter, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the Party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing Party. Each Party agrees that it will, and will cause its representatives to, hold any information so obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure agreement, dated as of February 28, 2018 between CenterState and Charter.

Section 5.23. Tax Matters. The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement and until the Effective Time, each of CenterState and Charter shall use their respective commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section  368(a) of the Code.

Section 5.24. Trust Preferred Securities. Prior to the Effective Time, CenterState and Charter shall take all actions necessary for CenterState to enter into, and CenterState shall enter into, supplemental indentures with the trustee(s) of the indentures for Charter’s outstanding floating rate junior subordinated deferrable interest debentures (the “Charter Debentures”) issued in connection with the issuance of the trust securities of CBS Financial Capital Trust I and CBS Financial Capital Trust II in order to evidence the assumption by CenterState of such indentures as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to CenterState, and, pursuant to such supplemental indenture, CenterState will agree to assume the covenants, agreements and obligations of Charter under the indenture, including the obligations to make all payments when due in respect of the Charter Debentures.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a) Stockholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Charter Stockholder Approval at the Charter Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and, if the offer of CenterState Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions Relating to the Merger. CenterState and Charter, respectively, shall have received opinions from Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CenterState and Charter, respectively, to the effect that, based on the terms of this Agreement and on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CenterState and Charter, in form and substance reasonably acceptable to such counsel.

(f) Plan of Bank Merger. The Bank Plan of Merger shall have been executed and delivered.

Section 6.02. Conditions to Obligations of Charter. The obligations of Charter to consummate the Merger also are subject to the fulfillment or written waiver by Charter prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of CenterState (other than in Sections 4.03, 4.09 and 4.15) set forth in this Agreement or in any certificate or agreement delivered by CenterState pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState; provided, however, that the representations and warranties in Section 4.03 (Capitalization), Section 4.09 (Absence of Certain Changes or Events), and Section 4.15 (CenterState Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Charter shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer and the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CenterState, and Charter shall have received a certificate, dated the Closing Date, signed on behalf of CenterState by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in CenterState or CenterState Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03. Conditions to Obligations of CenterState. The obligations of CenterState to consummate the Merger also are subject to the fulfillment or written waiver by CenterState prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Charter (other than in Sections 3.03, 3.08 and 3.25) set forth in this Agreement or in any certificate or agreement delivered by Charter pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Charter; provided, however, that (i) the representations and warranties in Section 3.03 (Capitalization), Section 3.08 (Absence of Certain Changes or Events) and Section 3.25 (Charter Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. CenterState shall have received a certificate signed on behalf of Charter by the Chief Executive Officer and the Chief Financial Officer of Charter to the foregoing effect.

(b) Performance of Obligations of Charter. Charter shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Charter and CenterState shall have received a certificate, dated the Closing Date, signed on behalf of Charter by Charter’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Charter or CharterBank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d) Certification of Non-USRPI Status. CenterState shall have received from Charter, under penalties of perjury, a certificate conforming to the requirements of Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and otherwise reasonably acceptable to CenterState, dated as of the Closing Date, certifying that no interest in Charter is a United States real property interest as defined in Section 897(c) of the Code.

Section 6.04. Frustration of Closing Conditions. Neither CenterState nor Charter may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of CenterState and Charter if the board of directors of CenterState and the board of directors of Charter each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By CenterState or Charter, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Stockholder Approval. By CenterState (provided, in the case of CenterState, that it shall not be in breach of any of its obligations under Section 5.05), or by Charter (provided, that in the case of Charter, that it shall not be in breach of any of its obligations under Section 5.04 or Section 5.09), if the Requisite Charter Stockholder Approval at the Charter Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either CenterState or Charter (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other Party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating Party not to consummate the transactions contemplated hereby under Section 6.02(a) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(a) (in the case of a breach of a representation or warranty by Charter).

(e) Breach of Covenants. By either CenterState or Charter (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating Party not to consummate the transactions contemplated hereby under Section 6.02(b) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(b) (in the case of a breach of a representation or warranty by Charter).

(f) Delay. By either CenterState or Charter if the Merger shall not have been consummated on or before April 24, 2019 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of CenterState’s termination rights under Section 7.01(e), by CenterState if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of Charter (A) withdraws, qualifies, amends, modifies or withholds the Charter Recommendation, or makes any statement, filing or release, in connection with the Charter Meeting or otherwise, inconsistent with the Charter Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Charter Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Charter Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by CenterState, (E) fails to publicly reconfirm the Charter Recommendation within three (3) Business Days of being requested to do so by CenterState, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) Superior Proposal. By the board of directors of Charter if Charter has received a Superior Proposal, and in accordance, and subject to compliance, with Section 5.09 of this Agreement, the Charter board of directors has made a determination to accept such Superior Proposal.

(i) CenterState Stock Price. By Charter, if the board of directors of Charter so determines by a vote of the majority of the members of the entire board of directors of Charter, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the CenterState Average Stock Price by the Initial CenterState Market Price (such quotient being the “CenterState Ratio”) shall be less than 0.85; and

(B) The CenterState Ratio shall be less than eighty-five percent of the quotient of the (x) Final Index Price divided by (y) the Initial Index Price (such quotient being the “Index Ratio”);

Following delivery of such written notice of termination by Charter, this Agreement shall terminate upon the fifth Business Day following the date such notice was provided (the “Termination Date”); provided, however, that Charter’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided, further, that during the five (5) Business Day period commencing with its receipt of such notice, CenterState shall have the option to increase the Merger Consideration by either (1) increasing the Exchange Ratio (calculated to the nearest one-thousandth) or (2) provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (as determined by CenterState’s and Charter’s outside legal counsel), paying, as part of the Merger Consideration, a cash payment in addition to, and not in lieu of, the Cash Consideration and Stock Consideration otherwise payable in accordance with Section 2.01(c) (such cash payment, the “Additional Cash Consideration”), in each case of the immediately preceding clauses (1) and (2), such that the value of the Stock Consideration (calculated based on the CenterState Average Stock Price) plus the value of any Additional Cash Consideration to be received by each recipient of the Merger Consideration equals the lesser of the following: (I) an amount equal to the product of the Initial CenterState Market Price, 0.85, and the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.01(i)); and (II) an amount equal to (x) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.01(i)) and the CenterState Average Stock Price, divided by (y) the CenterState Ratio. If CenterState so elects within such five (5) Business Day period, then it shall give prompt written notice to Charter of such election and the revised Exchange Ratio or the Additional Cash Consideration, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.01(i), if applicable, and any references in this Agreement to the Cash Consideration shall thereafter include the Additional Cash Consideration as set forth in this Section 7.01(i), if applicable.

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(i).

Section 7.02. Termination Fee; Expenses.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, Charter shall pay to CenterState a termination fee equal to $14,485,624 (“Termination

Fee”), by wire transfer of immediately available funds to an account specified by CenterState in the event of any of the following: (i) in the event CenterState terminates this Agreement pursuant to Section 7.01(g) or Charter terminates this Agreement pursuant to Section 7.01(h), Charter shall pay CenterState the Termination Fee within one (1) Business Day after receipt of CenterState’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Charter or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Charter and (A) thereafter this Agreement is terminated (x) by either CenterState or Charter pursuant to Section 7.01(c) because the Requisite Charter Stockholder Approval shall not have been obtained or (y) by CenterState pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, Charter enters into any agreement or consummates an Acquisition Transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Charter shall, on the earlier of the date it enters into such agreement and the date of consummation of such Acquisition Transaction, pay CenterState the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%.”

(b) If CenterState or Charter terminates this Agreement pursuant to Section 7.01(b) and the denial of the applicable Regulatory Approval by the applicable Governmental Authority is caused solely by CenterState and its Subsidiaries, CenterState shall, on the date of termination, pay to Charter the sum of $2,000,000 (the “Reverse Termination Fee”). The Reverse Termination Fee shall be paid to Charter in same-day funds.

(c) Charter and CenterState each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CenterState would not enter into this Agreement; accordingly, if Charter fails promptly to pay any amounts due under this Section 7.02, Charter shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CenterState (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if a Party pays or causes to be paid to the other Party the Termination Fee in accordance with Section 7.02(a) or the Reverse Termination fee in accordance Section 7.02(b), as applicable, the Party paying such Termination Fee or Reverse Termination (or any successor in interest thereof) will not have any further obligations or liabilities to the other Party with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03. Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching Party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b)  resulting from fraud or any willful and material breach.

ARTICLE VIII

DEFINITIONS

Section 8.01. Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Additional Cash Consideration” has the meaning set forth in Section 7.01(i).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.27(b).

“Book-Entry Shares” means any non-certificated share held by book entry in Charter’s stock transfer book or in street name through a bank, broker or other nominee, which immediately prior to the Effective Time represents an outstanding share of Charter Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“CenterState” has the meaning set forth in the preamble to this Agreement.

“CenterState Average Stock Price” means the average closing price of CenterState Common Stock as reported on NASDAQ for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately prior to the Determination Date on which such shares are actually traded on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by CenterState and Charter).

“CenterState Bank” has the meaning set forth in Section 1.03.

“CenterState Common Stock” means the common stock, $0.01 par value per share, of CenterState.

“CenterState Contract” has the meaning set forth in Section 4.17.

“CenterState Disclosure Schedule” means the schedules delivered by CenterState pursuant to Section 5.06(a) and Section 5.11(f).

“CenterState Ratio” has the meaning set forth in Section 7.01(i).

“CenterState Regulatory Agreement” has the meaning set forth in Section 4.12.

“CenterState SEC Reports” has the meaning set forth in Section 4.06(b).

“CenterState Subsidiary” has the meaning set forth in Section 4.02(b).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Charter Common Stock.

“Charter” has the meaning set forth in the preamble to this Agreement.

“Charter Articles” has the meaning set forth in Section 3.02(a).

“Charter Benefit Plans” has the meaning set forth in Section 3.11(a).

“Charter Bylaws” has the meaning set forth in Section 3.02(a).

“Charter Common Stock” means the common stock, $0.01 par value per share, of Charter.

“Charter Contract” has the meaning set forth in Section 3.13(a).

“Charter Debentures” has the meaning set forth in Section 5.24.

“Charter Disclosure Schedule” has the meaning set forth in Section 3.01.

“Charter Equity Awards” collectively refers to Charter Restricted Stock and Charter Stock Options.

“Charter ESOP” means CharterBank Employee Stock Ownership Plan.

“Charter ESOP Loan” has the meaning set forth in Section 5.11(h).

“Charter ESOP Trustee” means the trustee of the trust relating to the Charter ESOP serving in such capacity as of the Effective Time.

“Charter Expenses” has the meaning set forth in Section 5.21.

“Charter Investment Securities” means the investment securities of Charter and its Subsidiaries.

“Charter Leased Properties” has the meaning set forth in Section 3.18.

“Charter Meeting” has the meaning set forth in Section 5.04.

“Charter Owned Properties” has the meaning set forth in Section 3.18.

“Charter Real Property” has the meaning set forth in Section 3.18.

“Charter Recommendation” has the meaning set forth in Section 5.04.

“Charter Regulatory Agreement” has the meaning set forth in Section 3.14.

“Charter Representatives” has the meaning set forth in Section 5.09(a).

“Charter Restricted Stock” has the meaning set forth in Section 2.02(c).

“Charter Risk Management Instruments” has the meaning set forth in Section 3.15.

“Charter SEC Reports” has the meaning set forth in Section 3.06(b).

“Charter Stock Option” has the meaning set forth in Section 2.02(a).

“Charter Stock Plans” means all equity plans of Charter or CharterBank, including the Charter Financial Corporation 2013 Equity Incentive Plan, the Charter Financial Corporation 2002 Stock Option Plan, and any sub-plans adopted thereunder, each as amended to date.

“Charter Subsequent Determination” has the meaning set forth in Section 5.09(e).

“CharterBank” has the meaning set forth in Section 1.03.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Covered Employees” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.10(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Requisite Charter Stockholder Approval is obtained; provided, however, that in the event the date of the Effective Time occurs after the fifth (5th) Business Day from date the Regulatory Approval and the Requisite Charter Stockholder Approval have both been obtained, then the Determination Date shall be the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur.

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.18.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.04(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.11(f).

“ESOP Determination” means the determination of the Charter ESOP Trustee, in the exercise of its fiduciary discretion under ERISA and in accordance with ERISA, that the Merger (i) is in the best interests of the ESOP participants, (ii) does not cause the Charter ESOP to function other than for the exclusive purposes of providing benefits to Charter ESOP participants, (iii) does not violate Section 404(a) of ERISA, and (iv) will not constitute a non-exempt prohibited transaction under Section 406 or Section 407 of ERISA or Section 4975 of the Code.

“Exchange Agent” means such exchange agent as may be designated by CenterState (which shall be CenterState’s transfer agent), to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” has the meaning set forth in Section 1.01.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” has the meaning set forth in Section 3.05.

“Final Index Price” means the average of the Index Prices for the twenty (20) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“FINRA” has the meaning set forth in Section 3.05.

“Florida Courts” has the meaning set forth in Section 9.03(c).

“FSA” has the meaning set forth in Section 5.11(c).

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of Charter Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Index Price” means the closing price of the KBW Regional Bank Index.

“Index Ratio” has the meaning set forth in Section 7.01(i)(B).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial CenterState Market Price” means $28.05.

“Initial Index Price” means $118.0510

“Insurance Policies” has the meaning set forth in Section 3.27(a).

“Intellectual Property” has the meaning set forth in Section 3.19.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “knowledge” means, with respect to Charter, the actual knowledge, of the Persons set forth in Charter Disclosure Schedule 3.01(a), after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to CenterState, the actual knowledge of the Persons set forth in Section 4.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Lease” means any lease, sublease, license, or other agreement under which Charter or CharterBank uses or occupies or has the right to use or occupy, now or in the future, real property.

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.26(a).

“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect for purposes of this definition shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Charter and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Charter and CenterState operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies or savings and loan holding companies generally (except to the extent that such change disproportionately adversely affects Charter and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Charter and CenterState operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic or capital market conditions (including equity, credit and debt markets, as well as changes in interest rates) affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects Charter and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Charter and CenterState operate, in which case only the disproportionate effect will be taken into account), (D) the effects of public disclosure of the transactions contemplated hereby or any action or omission taken by Charter with the prior consent of CenterState, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Charter or CenterState to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of CenterState Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“MGCL” has the meaning set forth in Section 1.01.

“Multiemployer Plan” has the meaning set forth in Section 3.11(f).

“Multiple Employer Plan” has the meaning set forth in Section 3.11(f).

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Charter and its Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.26(b).

“Party” or “Parties” have the meaning set forth in the preamble.

“Permitted Encumbrances” has the meaning set forth in Section 3.18.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Merger” has the meaning set forth in Section 1.01.

“Proxy Statement-Prospectus” has the meaning set forth in Section 3.05.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CenterState in connection with the issuance of shares of CenterState Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulatory Agencies” has the meaning set forth in Section 3.06(a).

“Regulatory Approvals” has the meaning set forth in Section 3.05.

“Requisite Charter Stockholder Approval” means the adoption of this Agreement and the Plan of Merger by a vote of the majority of the votes entitled to be cast at the Charter Meeting in accordance with the MGCL, Charter Articles and Charter Bylaws.

“Reverse Termination Fee” has the meaning set forth in Section 7.02(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Stock Option Lock-up Agreement” or “Stock Option Lock-up Agreements” has the meaning set forth in Section 5.16.

“Subsidiary” means, with respect to any Party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Party. Any reference in this Agreement to a Subsidiary of Charter means, unless the context otherwise requires, any current or former Subsidiary of Charter.

“Superior Proposal” has the meaning set forth in Section 5.09(b).

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” has the meaning set forth in Section 3.10(b).

“Tax Returns” has the meaning set forth in Section 3.10(c).

“Termination Date” has the meaning set forth in Section 7.01(i).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02. Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the Charter Meeting no amendment shall be made which by Law requires further approval by the stockholders of Charter without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach of as a waiver of any other or subsequent breach.

Section 9.03. Governing Law; Waiver of Right to Trial by Jury; Venue.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b) Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

(c) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Florida (the “Florida Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Florida Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Florida Courts, (iii) waives any objection that the Florida Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

Section 9.04. Expenses. Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05. Notices. All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties hereto. All notices shall be deemed effective upon delivery.

(a)	if to CenterState, to:

CenterState Bank Corporation

1101 First Street South

Winter Haven, FL 33880

Attn:     John C. Corbett

 Beth DeSimone

E-mail: jcorbett@centerstatebank.com

 bdesimone@centerstatebank.com

with a copy (which shall not constitute notice to CenterState) to:

Nelson Mullins Riley & Scarborough LLP

104 S. Main Street

Suite 900

Greenville, SC 29601

Attn:     Neil Grayson

 John Jennings

Email:   neil.grayson@nelsonmullins.com

 john.jennings@nelsonmullins.com

(b)	if to Charter, to:

Charter Financial Corporation

1233 O.G. Skinner Drive

West Point, GA 31833

Attn:     Robert L. Johnson

             Curt Johnson

E-mail: bjohnson@charterbank.net

             cjohnson@charterbank.net

with a copy (which shall not constitute notice to Charter) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Suite 4900

Atlanta, GA 30309-3424

Attn:     Mark Kanaly

             Lesley Solomon

E-mail: mark.kanaly@alston.com

             lesley.solomon@alston.com

Section 9.06. Entire Understanding; No Third Party Beneficiaries. This Agreement, including the Exhibits and Disclosure Schedules hereto, represents the entire understanding of the Parties and hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, CenterState and Charter hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08. Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09. Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) The Charter Disclosure Schedule and the CenterState Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof or (b) included in the virtual data room of a Party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10. Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

CHARTER FINANCIAL CORPORATION

By:	/s/ Robert L. Johnson
Robert L. Johnson
Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

STOCKHOLDER VOTING AGREEMENT

This Stockholder Voting Agreement (this “Agreement”) is entered into as of the 24th day of April, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and the undersigned holder (“Stockholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Stockholder, either in his or her sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, $0.01 par value per share (the “Common Stock”), of Charter Financial Corporation (“Charter”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” and any shares of Common Stock acquired (such shares of Common Stock, which shall (a) include any shares of Common Stock acquired after the date of this Agreement and (b) exclude any securities beneficially owned by Stockholder as a trustee or fiduciary whereStockholder does not have voting power, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and Charter propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Charter will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Stockholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, while this Agreement is in effect, at any meeting of stockholders of Charter, however called, or at any adjournment thereof, or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Stockholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Charter contained in the Merger Agreement or of Stockholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

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Stockholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Charter, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect and prior to any meeting of stockholders of Charter called in connection with the Merger, Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of equity rights as permitted by the Merger Agreement; (e) transfers to any immediate family member of Stockholder, or to a trust for the benefit of Stockholder or his or her immediate family members or upon Stockholder’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to CenterState; and (f) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with CenterState as follows:

(a)	Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)

The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

(d)

Stockholder is the direct or joint owner of the Shares. Stockholder does not have sole or shared voting or dispositive power over any shares of capital stock of Charter other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any Charter Stock Options. Stockholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Stockholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Stockholder, and no representation by Stockholder is made with respect thereto.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Stockholder, in his, her or its capacity as a stockholder of Charter, shall not, nor shall

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Stockholder in such capacity authorize any stockholder, member, partner, officer, director, advisor or representative of Stockholder or any of his, her or its Affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to Charter or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a stockholders’ vote or action by consent of Charter’s stockholders with respect to an Acquisition Proposal.

5. Specific Performance; Remedies; Attorneys’ Fees. Stockholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, after notice to Stockholder, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such third party with Stockholder in activities in violation of Stockholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger, or (c) three (3) years from the date hereof; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite Charter Stockholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

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9. Capacity as Stockholder. This Agreement shall apply to Stockholder solely in his, her or its capacity as a stockholder of Charter, and it shall not apply in any manner to Stockholder in any capacity as a director, officer or employee of Charter or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Stockholder or any of his, her or its Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of Charter or CharterBank from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of Charter or CharterBank consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 5.09 of the Merger Agreement.

10. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Further Assurances. Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, Charter or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

13. Disclosure. To the extent such information is required to be included, Stockholder hereby permits CenterState to publish and disclose in the Proxy Statement-Prospectus and S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

14. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other

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address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 14).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to Stockholder:	At the address of Stockholder set forth below the signature of Stockholder on the signature page of this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows]

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IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Stockholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Officer

STOCKHOLDER:

Printed Name:

Address:

Total Number of Shares of Common Stock Subject to this Agreement:

[SIGNATURE PAGE TO STOCKHOLDER VOTING AGREEMENT]

EXHIBIT B

PLAN OF MERGER

CHARTER FINANCIAL CORPORATION

with and into

CENTERSTATE BANK CORPORATION

Pursuant to this Plan of Merger dated as of [●], 2018, Charter Financial Corporation, a Maryland corporation (“Charter”), shall be merged with and into CenterState Bank Corporation, a Florida corporation (“CenterState”).

SECTION 1

DEFINITIONS

1.1 Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the States of Florida and Maryland, as determined in accordance with Section 2.2 of this Plan of Merger.

1.2 Merger. “Merger” shall refer to the merger of Charter with and into CenterState, as provided in Section 2.1 of this Plan of Merger.

SECTION 2

TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, Charter shall be merged with and into CenterState in accordance with the Florida Business Corporation Act and the Maryland General Corporation Law. CenterState shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to exist and to be governed by the laws of the State of Florida under the corporate name “CenterState Bank Corporation” The Surviving Corporation shall assume all of the liabilities of Charter.

2.2 Effective Time. The Merger contemplated by this Plan of Merger shall be effective at the date and time set forth in the Articles of Merger filed with the Secretary of State of Florida and with the Maryland State Department of Assessments and Taxation.

2.3 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The amended and restated bylaws of CenterState in effect immediately prior to the Effective Time shall be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such amended and restated bylaws.

2.4 Board of Directors. The directors of CenterState shall, from and after the Effective Time, continue as the directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Corporation.

2.5 Officers. The officers of CenterState shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Corporation.

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SECTION 3

MANNER OF CONVERTING SHARES

Each share of CenterState common stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

Each share of common stock of Charter owned directly by CenterState, Charter or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time, and each share of Charter common stock that is remitted to Charter prior to the Effective Time for purposes of repaying amounts owed by the CharterBank Employee Stock Ownership Plan to Charter, shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of common stock of Charter issued and outstanding immediately prior to the Effective Time (other than shares described in the immediately preceding paragraph), shall be converted into the right to receive (i) 0.738 shares (the “Exchange Ratio”) of CenterState common stock (the “Stock Consideration”) and (ii) $2.30 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), and cash in lieu of any fractional shares. CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState common stock, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState common stock to which such holder would otherwise be entitled by the average closing price of CenterState common stock as reported on the NASDAQ Stock Market for the twenty (20) consecutive trading days ending on the trading day immediately prior to the later of (i) the day on which the last required regulatory approval for consummation of the Merger is obtained without regard to any requisite waiting period, or (ii) the date on which Charter stockholders approve the Merger (the “CenterState Average Stock Price”).

If the number of shares of CenterState common stock or Charter common stock issued and outstanding prior to the Effective Time shall be increased or decreased as a result of a stock split, stock combination, stock dividend, recapitalization or similar transaction, with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and Charter.

SECTION 4

STOCK-BASED AWARDS

Each valid option to purchase shares of Charter common stock (each, a “Charter Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into an obligation of the Surviving Corporation to pay (or cause to be paid) and a right of such holder to receive, in full satisfaction of any rights in respect of the Charter Stock Options, a cash payment equal to the product obtained by multiplying (i) the number of shares of Charter Common Stock underlying such holder’s Charter Stock Options by (ii) $23.00 minus the exercise price per share under such Charter Stock Options (the “Charter Stock Option Price”), subject to any income or employment tax withholding required under any provision of applicable law. The Surviving Corporation shall pay the Charter Stock Option Price owed to each holder of Charter Stock Options outstanding as of the Effective Time within ten (10) business days following the Effective Time.

Effective immediately prior to the Effective Time, each share of restricted stock of Charter outstanding immediately prior thereto shall vest in full and the restrictions thereon shall lapse, and shall be treated as an issued and outstanding share of Charter common stock for purposes of this Plan of Merger.

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SECTION 5

MISCELLANEOUS

5.1 Further Assurances. Each party to this Plan of Merger agrees to do such things as may be reasonably requested by the other party in order to more effectively consummate or document the transactions contemplated by this Plan of Merger.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned corporations have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

CHARTER FINANCIAL CORPORATION

By:	/s/ Robert L. Johnson
Robert L. Johnson
President and Chief Executive Officer

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

[SIGNATURE PAGE TO PLAN OF MERGER]

EXHIBIT C

PLAN OF MERGER AND MERGER AGREEMENT

CHARTERBANK

with and into

CENTERSTATE BANK, N.A.

under the charter of

CENTERSTATE BANK, N.A.

under the title of

“CENTERSTATE BANK, N.A.”

(“Resulting Bank”)

THIS PLAN OF MERGER AND MERGER AGREEMENT (the “Agreement”) is made this 24th day of April, 2018, between CenterState Bank, N.A. (“CenterState Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and CharterBank (“CharterBank”), a federal savings and loan association, with its main office located at 1233 O.G. Skinner Drive, West Point, Georgia 31833. Collectively, CenterState Bank and CharterBank are referred to as the “Banks”.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of CharterBank has approved this Agreement and authorized its execution in accordance with applicable law;

WHEREAS, CenterState Bank Corporation (“CenterState”), which owns all of the outstanding shares of CenterState Bank, and Charter Financial Corporation (“Charter”) which owns all of the outstanding shares of CharterBank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of Charter with and into CenterState, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, CenterState, as the sole shareholder of CenterState Bank, and Charter, as the sole shareholder of CharterBank, have approved this Agreement; and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of CharterBank with and into CenterState Bank, with CenterState Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and as soon as practicable following, the closing of the HC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, CharterBank shall be merged with and into CenterState Bank in the Bank Merger. CenterState Bank shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of CharterBank shall cease. The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

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SECTION 2

The name of the Resulting Bank shall be “CenterState Bank, N.A.,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as at its legally established branches and at the banking offices of CharterBank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of CenterState Bank). The savings accounts of the Resulting Bank will be insured by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of CharterBank and CenterState Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of CharterBank and CenterState Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank and CharterBank shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of CenterState Bank and CharterBank at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of CharterBank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of CharterBank shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of CenterState Bank’s common stock shall continue to remain outstanding shares of CenterState Bank’s common stock, all of which shall continue to be owned by CenterState.

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SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank as of the Effective Time, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank.

SECTION 10

Upon the Effective Time, the Resulting Bank shall assume the liquidation account of CharterBank, as required by 12 C.F.R. 192.475(b).

SECTION 11

This Agreement has been approved by CenterState, which owns all of the outstanding shares of CenterState Bank, and by Charter, which owns all of the outstanding shares of CharterBank.

SECTION 12

This Agreement is also subject to the following terms and conditions:

(a) The HC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c) The Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 13

Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.

SECTION 14

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of CenterState Bank as in effect immediately prior to the Effective Time.

SECTION 15

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

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SECTION 16

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, CenterState Bank and CharterBank have entered into this Agreement as of the date and year first set forth above.

CENTERSTATE BANK, N.A

By:
John C. Corbett
As Its:	Chief Executive Officer

CHARTERBANK

By:
Robert L. Johnson
As Its:	Chief Executive Officer

[SIGNATURE PAGE TO BANK PLAN OF MERGER AND MERGER AGREEMENT]

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Exhibit omitted

EXHIBIT D

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 24th day of April, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and the undersigned individual (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of April 24, 2018 (the “Merger Agreement”) by and between CenterState and Charter Financial Corporation, a Maryland corporation (“Charter”), Charter will merge with and into CenterState (the “Merger”), as a result of which CharterBank, a federal savings and loan association and wholly-owned subsidiary of Charter (“CharterBank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”);

WHEREAS, Director is a stockholder of Charter and/or CharterBank and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or the Charter stockholders are expected to receive significant consideration in exchange for the shares of Charter common stock held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the board of directors of Charter and/or CharterBank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of Charter and CharterBank, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information (other than Trade Secrets) for a period of twelve (12) months from the Effective Time or Trade Secrets for so long as they remain Trade Secrets, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such law or court order, provide CenterState

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with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with, communicate with (except with respect to information covered by 17 C.F.R. 240.21F-4(b)(4)(i) or 17 C.F.R. 240.21F-4(b)(4)(ii), which relate to legal representation), or otherwise participate in any investigation or proceeding that may be conducted by (i) the Equal Employment Opportunity Commission (the “EEOC”) or the Securities and Exchange Commission (the “SEC”) or (ii) any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any of its subsidiaries or affiliates (the “Government Agencies”) if and to the extent that it is not permitted by applicable law to limit the Director’s ability to file such a charge or complaint with, communicate with, or otherwise participate in any investigation or proceeding that may be conducted by such Government Agency; in each such case, including by providing documents or other information, without notice to the Bank or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to (1) the SEC or (2) the EEOC or any other Government Agency, if and to the extent that it is not permissible by law to limit the Director’s right to receive an award for information provided to the EEOC or such other Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, Charter or CharterBank (each a “Protected Party”), including known actively sought prospective customers of CharterBank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory (as hereinafter defined).

(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee, whether or not such employment is pursuant to a written agreement, and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

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(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or substantially similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Charter and its subsidiaries, including CharterBank, or the business of CenterState or its subsidiaries, including CenterState Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Charter and/or CharterBank;

(C) having value to Charter and/or CharterBank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState and CenterState Bank; and

(D) not generally known to competitors of Charter or CenterState.

Confidential Information shall include Trade Secrets (as hereinafter defined), methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from Charter or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean each county in Florida, Georgia, or Alabama where CharterBank operates a banking office at the Effective Time and each county contiguous to each of such counties.

(iv) “Trade Secrets” shall mean information, without regard to form, including technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (a) termination of the Merger Agreement, (b) two (2) years following the Effective Time, or (c) upon a Change in Control of CenterState. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the

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Merger but, in such event, shall survive the consummation of the Merger until the earlier of two (2) years after the Effective Time or a Change in Control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement. For purposes of this Agreement, a “Change in Control of CenterState” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the (1) outstanding voting securities of CenterState or CenterState Bank, or (2) the assets of CenterState or CenterState Bank, taken as a whole, or (b) individuals serving on the board of directors of CenterState as of the Effective Time cease for any reason to constitute at least a majority of the board of directors of CenterState (the “Incumbent Board”), provided that any person becoming a director subsequent to the Effective Time whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by CenterState’s shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board.

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (a) when delivered personally to such party or (b) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (c) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to Director:	The address of Director’s principal residence as it appears in Charter’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

4. Governing Law; Venue. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

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7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Officer

Director:

Printed Name:

Address:

[SIGNATURE PAGE TO NON-COMPETITION AND NON-DISCLOSURE AGREEMENT]

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

EXHIBIT E

CLAIMS LETTER

April 24, 2018

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of [●], 2018 (the “Merger Agreement”), by and among Charter Financial Corporation (“Charter”), and CenterState Bank Corporation (“CenterState”).

Concerning claims which the undersigned may have against Charter or any of its subsidiaries in the undersigned’s capacity as an officer, director or employee of Charter or any of its subsidiaries, and in consideration of the premises and the mutual covenants contained herein and in the Merger Agreement, the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement. For purposes of this letter, Charter and each of its subsidiaries are individually referred to as a “Charter Entity” and collectively, as the “Charter Entities”.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each Charter Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any Charter Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually, a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Charter Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any Charter Entity, (B) Claims as a depositor under any deposit account with any Charter Entity, (C) Claims as the holder of any certificate of deposit issued by any Charter

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Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any Charter Entity, (E) Claims in his or her capacity of a stockholder of Charter, and (F) Claims as a holder of any check issued by any other depositor of any Charter Entity;

(ii) the Claims excluded in (i) and (ii) of Section 2(a) above;

(iii) any Claims that the undersigned may have under the Merger Agreement;

(iv) any Claims that, under applicable law, the undersigned cannot hereby release and discharge;

(iv) any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any Charter Entity, Maryland law, or the Merger Agreement; or

(v) any rights or Claims listed on Schedule I to this Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

(a) This letter shall be governed and construed in accordance with the laws of the State of Florida (without regard for the conflicts of law principles thereof).

(b) This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c) In the event that any one or more provisions of this letter shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this letter.

(d) This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(e) This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(f) The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(g) This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or

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non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement). If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(h) If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(i) IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(j) The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought solely and exclusively in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

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(k) Any notice, consent, demand, request or other communication given to a party hereto in connection with this letter shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(j)).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to the Stockholder:	At the address of the Director set forth below the signature of the Director on the signature page of this Agreement.

[Signature page follows]

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Sincerely,

Signature of Officer or Director

Print Name of Officer or Director

Address:

On behalf of CenterState Bank Corporation, I hereby acknowledge receipt of this letter as of this 24th day of April, 2018.

CENTERSTATE BANK CORPORATION

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CLAIMS LETTER]

Schedule I

Additional Excluded Claims

EXHIBIT F

STOCK OPTION LOCK-UP AGREEMENT

This Option Lock-Up Agreement (this “Agreement”) is entered into as of the 24th day of April, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and the undersigned holder (the “Option Holder”) of options to acquire (“Charter Stock Options”) from Charter shares of Charter Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, the Option Holder holds and has the sole authority to exercise (subject to vesting and other applicable requirements) vested and unvested stock options to acquire from Charter the aggregate number of shares of common stock, $0.01 par value per share (the “Charter Common Stock”), of Charter Financial Corporation a Maryland corporation (“Charter”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Charter Common Stock Subject to Stock Options” (the “Charter Stock Options”);

WHEREAS, CenterState and Charter propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Charter will merge with and into CenterState (the “Merger”); capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement; and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, the Option Holder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, which include, among other things, the cancellation of Charter Stock Options for a cash payment pursuant to Section 2.02(a) of the Merger Agreement in connection with the consummation of the Merger, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, the Option Holder and CenterState, intending to be legally bound, hereby agree as follows:

1. Limitation on Exercise of Stock Options. While this Agreement is in effect, the Option Holder shall not exercise any Charter Stock Options in a manner that would result in more than 50% of the shares of Charter Common Stock subject to such Charter Stock Options as of the date of this Agreement (as set forth on the signature page of this Agreement under the heading “Total Number of Shares of Charter Common Stock Subject to Stock Options”) being issued to such Option Holder without the prior written consent of CenterState.

2. No Transfers. While this Agreement is in effect, the Option Holder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Charter Stock Options, except as CenterState may otherwise permit in writing in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of The Option Holder. The Option Holder represents and warrants to and agrees with CenterState as follows:

(a)	The Option Holder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by the Option Holder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding

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obligation of the Option Holder enforceable against the Option Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)

The execution and delivery of this Agreement by the Option Holder does not, and the performance by the Option Holder of his or her obligations hereunder and the consummation by the Option Holder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Option Holder is a party or by which the Option Holder is bound, or any statute, rule or regulation to which the Option Holder is subject.

(d)	The Option Holder is the direct owner of the Charter Stock Options.

4. Specific Performance; Remedies; Attorneys’ Fees. The Option Holder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that the Option Holder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if the Option Holder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law. Accordingly, the Option Holder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, after notice to the Option Holder, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with the Option Holder or receiving from the Option Holder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such third party with the Option Holder in activities in violation of the Option Holder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

5. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earliest to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger, or (c) one (1) year from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

6. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

8. Capacity as Option Holder. This Agreement shall apply to the Option Holder solely in his, her or its capacity as a holder of options to acquire shares of Charter Common Stock, and it shall not apply in any manner to the Option Holder in any capacity as a director, officer or employee of Charter or in any other capacity. For

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avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict the Option Holder or any of his or her or Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of Charter or CharterBank from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of Charter or CharterBank consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 5.09 of the Merger Agreement.

9. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Further Assurances. The Option Holder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, Charter or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, the Option Holder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

12. Disclosure. To the extent such information is required to be included, the Option Holder hereby permits CenterState to publish and disclose in the Proxy Statement-Prospectus and Registration Statement (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his or her identity and ownership of shares of Charter Stock Options and the nature of the Option Holder’s commitments, arrangements and understandings pursuant to this Agreement.

13. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other

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address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 13).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to the Option Holder:	At the address of the Option Holder set forth below the signature of the Option Holder on the signature page of this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows]

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IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and the Option Holder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Officer

THE OPTION HOLDER:

Printed Name:
Address:

Total Number of Shares of Charter Common Stock
Subject to Stock Options:

[SIGNATURE PAGE TO OPTION LOCK-UP AGREEMENT]

APPENDIX B

SANDLER O’NEILL & PARTNERS, L.P. OPINION

April 24, 2018

Board of Directors

Charter Financial Corporation

1233 O.G. Skinner Drive

West Point, GA 31833

Ladies and Gentlemen:

Charter Financial Corporation (“Charter”) and CenterState Bank Corporation (“CenterState”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Charter will merge with and into CenterState with CenterState being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, $0.001 par value per share, of Charter (“Charter Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Charter Common Stock as specified in the Agreement, shall be converted into the right to receive: (i) 0.738 shares of CenterState Common Stock (the “Stock Consideration”), and (ii) $2.30 in cash, without interest (the “Cash Consideration”). The Stock Consideration and the Cash Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Charter Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated April 23, 2018; (ii) certain publicly available financial statements and other historical financial information of Charter that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of CenterState that we deemed relevant; (iv) internal financial projections for Charter for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Charter on a calendar year basis; (v) publicly available consensus mean analyst earnings per share and dividends per share estimates for CenterState for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of CenterState; (vi) the pro forma financial impact of the Merger on CenterState based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and the anticipated regulatory and tax impact of the Merger on CenterState, including the estimated financial impact of CenterState having total assets in excess of $10 billion as of the closing of the Merger, as well as net income projections for Charter for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of CenterState (collectively, the “Pro Forma Assumptions”); (vii) the publicly reported historical price and trading activity for Charter Common Stock and CenterState Common Stock, including a comparison of certain stock market information for Charter Common

Stock and CenterState Common Stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Charter and CenterState with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Charter the business, financial condition, results of operations and prospects of Charter and held similar discussions with certain members of the senior management of CenterState and its representatives regarding the business, financial condition, results of operations and prospects of CenterState.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Charter or CenterState or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Charter and CenterState that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Charter or CenterState or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Charter or CenterState. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Charter or CenterState, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Charter or CenterState. We have assumed, with your consent, that the respective allowances for loan losses for both Charter and CenterState are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Charter for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Charter on a calendar year basis. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share and dividends per share estimates for CenterState for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of CenterState. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of CenterState. With respect to the foregoing information, the respective senior managements of Charter and CenterState confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Charter and CenterState, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Charter or CenterState since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Charter and CenterState will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Charter, CenterState or the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Charter has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of CenterState Common Stock at any time or what the value of CenterState Common Stock will be once it is actually received by the holders of Charter Common Stock.

We have acted as Charter’s financial advisor in connection with the Merger and will receive a fee for our services, which transaction fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Charter has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, Sandler O’Neill has not provided any other investment banking services to, or received any fees from, Charter, nor did Sandler O’Neill provide any investment banking services to, or receive any fees from, CenterState in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CenterState and its affiliates. We may also actively trade the equity and debt securities of Charter, CenterState and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Charter in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Charter as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Charter Common Stock and does not address the underlying business decision of Charter to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Charter or the effect of any other transaction in which Charter might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Charter or CenterState, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Charter Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the CenterState provides for indemnification of the CenterState’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.8 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of CenterState and each person who is or was serving at the request of CenterState as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of CenterState’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by CenterState of any other indemnification rights and remedies. CenterState also is authorized to purchase insurance on behalf of any person against liability asserted whether or not CenterState would have the power to indemnify such person under the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to CenterState’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, CenterState has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	Agreement and Plan of Merger dated April 24, 2018 between Charter Financial Corporation and CenterState Bank Corporation (Incorporated by reference to Exhibit 2.1 of the CenterState Bank Corporation Quarterly Report on Form 10-Q, dated May 3, 2018). Certain schedules to the Agreement and Plan of Merger have been omitted. Such schedules are described in the Agreement and Plan of Merger. CenterState Bank Corporation hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the CenterState Bank Corporation Form S-4 Registration Statement (File No. 333-95087), dated January 20, 2000 (the “Initial Registration Statement”).

3.2	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 99.1 to the CenterState Bank Corporation Form 8-K, dated April 25, 2006).

3.3	Articles of Amendment to the Articles of Incorporation authorizing Preferred Shares (Incorporated by reference to Exhibit 3.1 to the CenterState Bank Corporation Form 8-K, dated November 24, 2008).

3.4	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 40,000,000 to 100,000,000 (Incorporated by reference to Exhibit 3.1 to the CenterState Bank Corporation Form 8-K, dated December 16, 2009).

3.5	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.6 to the CenterState Bank Corporation Form 10-K, dated March 4, 2010).

3.6	Articles of Amendment to the Articles of Incorporation changing the Company’s legal name to CenterState Bank Corporation (Incorporated by reference to Exhibit 3.7 to the CenterState Bank Corporation Form 10-K, dated February 28, 2018).

3.7	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 100,000,000 to 200,000,000 (Incorporated by reference to Exhibit 4.7 to the CenterState Bank Corporation Form S-8 Registration Statement (333-225276), dated May 30, 2018).

3.8	Amended and Restated Bylaws of CenterState Bank Corporation (Incorporated by reference to Exhibit 3.7 to the CenterState Bank Corporation Form 10-K, dated March 2, 2017).

3.9	Specimen Stock Certificate of CenterState Bank Corporation (formerly CenterState Banks, Inc.). (Incorporated by reference to Exhibit 4.8 to the CenterState Bank Corporation Form S-8 Registration Statement (333-222382), dated January 2, 2018).

5.1*	Opinion of Beth S. DeSimone, Executive Vice President and General Counsel to CenterState Bank Corporation, as to the validity of the shares being issued.

8.1*	Tax Opinion of Nelson Mullins Riley & Scarborough LLP.

8.2*	Tax Opinion of Alston & Bird LLP.

10.1	Form of Stockholder Voting Agreement, dated as of April 24, 2018, between CenterState Bank Corporation and each of the directors of Charter Financial Corporation (attached as Exhibit A to the Agreement and Plan of Merger which is attached as Appendix A to the proxy statement/prospectus included herein).

10.2	Form of Non-Competition and Non-Disclosure Agreement, dated as of April 24, 2018, between CenterState Bank Corporation and each of the directors of Charter Financial Corporation (attached as Exhibit D to the Agreement and Plan of Merger, which is Appendix A to the proxy statement/prospectus included herein).

10.3	Form of Claims Letter, dated as of April 24, 2018, between CenterState Bank Corporation and each of the directors of Charter Financial Corporation (attached as Exhibit E to the Agreement and Plan of Merger, which is Appendix A to the proxy statement/prospectus included herein).

10.4	Form of Stock Option Lock-Up Agreement, dated as of April 24, 2018, between CenterState Bank Corporation and each of the named executive officers of Charter Financial Corporation (attached as Exhibit F to the Agreement and Plan of Merger, which is Appendix A to the proxy statement/prospectus included herein)

10.5	Employment Agreement, dated as of April 24, 2018 to be effective as of the effective time of the merger, between CenterState Bank and Lee W. Washam.

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to CenterState Bank Corporation’s Form 10-K, dated February 28, 2018).

23.1*	Consent of Beth S. DeSimone (included with Exhibit 5.1 hereto).

23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 8.1 hereto).

23.3*	Consent of Alston & Bird LLP (included with Exhibit 8.2 hereto).

23.4*	Consent of Crowe Horwath LLP.

23.5*	Consent of Dixon Hughes Goodman LLP.

23.6*	Consent of Crowe Horwath LLP.

24	Power of Attorney (included on the signature page to this Registration Statement).

99.1#	Form of Proxy to be used at the Charter Special Meeting.

99.2*	Consent of Sandler O’Neill & Partners, L.P.

*	Filed electronically herewith
#	To be filed by amendment

(b)	Financial Statement Schedules

Schedules are omitted for the reason that they are not required or not applicable, or the required information is shown in the financial statements or notes thereto.

(c)	Reports, Opinions or Appraisals

Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)

Item 22. Undertakings

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Winter Haven, Florida, on June 8, 2018.

CenterState Bank Corporation

/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

/s/ Jennifer L. Idell
Jennifer L. Idell
Executive Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ernest S. Pinner and Jennifer Idell, for himself and not for one another, and each and either of them and his or her substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on June 8, 2018.

Signature	Title

/s/ Ernest S. Pinner Ernest S. Pinner	Executive Chairman of the Board

/s/ John C. Corbett John C. Corbett	Director and President and Chief Executive Officer (Principal Executive Officer)

/s/ Jennifer L. Idell Jennifer L. Idell	Senior Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)

/s/ James H. Bingham James H. Bingham	Director

/s/ Michael J. Brown, Sr. Michael J. Brown, Sr.	Director

Signature	Title

/s/ C. Dennis Carlton C. Dennis Carlton	Director

/s/ Michael F. Ciferri Michael F. Ciferri	Director

/s/ Jody Jean Dreyer Jody Jean Dreyer	Director

/s/ Griffin A. Greene Griffin A. Greene	Director

/s/ Charles W. McPherson Charles W. McPherson	Director

/s/ G. Tierso Nunez III G. Tierso Nunez III	Director

/s/ Thomas E. Oakley Thomas E. Oakley	Director

/s/ William Knox Pou, Jr. William Knox Pou, Jr.	Director

/s/ Daniel R. Richey Daniel R. Richey	Director

/s/ David G. Salyers David G. Salyers	Director

/s/ Joshua A. Snively Joshua A. Snively	Director

/s/ Mark W. Thompson Mark W. Thompson	Director